     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 1997


                                                      REGISTRATION NO. 333-20791

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                               BEA SYSTEMS, INC.

                 (Name of small business issuer in its charter)

           DELAWARE                       7372-9907                77-0394711
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                       385 MOFFETT PARK DRIVE, SUITE 105
                        SUNNYVALE, CALIFORNIA 94089-1208
                                 (408) 743-4000

(Address and telephone number of principal executive offices and principal place of business)
                                ----------------

                             WILLIAM T. COLEMAN III
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       385 MOFFETT PARK DRIVE, SUITE 105
                        SUNNYVALE, CALIFORNIA 94089-1208
                                 (408) 743-4000

           (Name, address and telephone number of agent for service)
                                ----------------

                                   COPIES TO:

      MICHAEL C. PHILLIPS, ESQ.                   BARRY E. TAYLOR, ESQ.
       KEVIN A. FAULKNER, ESQ.                   ROBERT G. O'CONNOR, ESQ.
         CORI M. ALLEN, ESQ.                      J. RANDALL LEWIS, ESQ.
       Morrison & Foerster LLP               Wilson Sonsini Goodrich & Rosati
          755 Page Mill Road                     Professional Corporation
       Palo Alto, CA 94304-1018                     650 Page Mill Road
                                                 Palo Alto, CA 94304-1050

                                ----------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                                ----------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                ----------------


                        CALCULATION OF REGISTRATION FEE



                                                                                      PROPOSED MAXIMUM
                              TITLE OF EACH CLASS OF                                      AGGREGATE              AMOUNT OF
                           SECURITIES TO BE REGISTERED                                OFFERING PRICE(1)      REGISTRATION FEE
Common Stock, $.001 par value.....................................................       $43,125,000              $13,069



(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes $12,197 paid in connection with the initial filing.

                                 --------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED MARCH 20, 1997



                                5,000,000 SHARES


       [LOGO]
                               BEA SYSTEMS, INC.
                                  COMMON STOCK

                          (PAR VALUE $0.001 PER SHARE)


                               ------------------


    All of the shares of Common Stock offered hereby are being sold by the Company. See "Underwriting". Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $6.50 and $7.50. For factors to be considered in determining the initial public offering price, see "Underwriting".



    In connection with this offering, the Underwriters have reserved approximately 535,714 shares of Common Stock for sale at the initial public offering price to persons associated with the Company, including $2,000,000 worth of Common Stock (or approximately 285,714 shares based on an estimated initial public offering price of $7.00 per share) that have been reserved for sale to Digital Equipment Corporation in connection with the acquisition by the Company of exclusive rights to certain products from Digital Equipment Corporation.


    SEE "RISK FACTORS" ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.


    Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "BEAS".


                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------


                                                                        INITIAL PUBLIC   UNDERWRITING     PROCEEDS TO
                                                                        OFFERING PRICE    DISCOUNT(1)      COMPANY(2)
                                                                       ----------------  -------------  ----------------
Per Share............................................................         $                $               $
Total(3).............................................................         $                $               $


--------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


(2) Before deducting estimated expenses of $2,100,000 payable by the Company.



(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 750,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting".


                               ------------------


    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
            , 1997 against payment therefor in immediately available funds.


GOLDMAN, SACHS & CO.

           ALEX. BROWN & SONS INCORPORATED

                           ROBERTSON, STEPHENS & COMPANY

                                                 SOUNDVIEW FINANCIAL GROUP, INC.
                                  ------------


               The date of this Prospectus is             , 1997.

    Set forth on the left hand side of the inside front cover page are three square boxes, side by side, each bearing the inscription "SERVER." Set forth on top of these squares are twelve other squares of equal size, partially overlapping each other and connected to the three other boxes by four lines emanating from each square. Three of the twelve squares bear the inscription "SERVER." Underneath the graphic is set forth the caption "BEFORE BEA."

    Set forth on the right hand side of the inside front cover is an identical graphic, with the exception of a horizontal rectangular box bearing the caption "BEA ENTERPRISE TRANSACTION FRAMEWORK" inserted between the lower three squares and the other twelve squares. The three lower squares are connected to the rectangular box by three lines, one emanating from each square. The twelve other squares are connected to the rectangular box by twelve lines, one emanating from each square. Underneath the graphic is set forth a caption which reads "AFTER BEA."

    Above the two graphics across the length of the page is set forth the caption "THE BEA ENTERPRISE MIDDLEWARE SOLUTION:." Underneath the two graphics, across the length of the page is set forth the caption "SIMPLIFYING AND PROVIDING RELIABILITY TO THE PROCESSING OF COMPLEX BUSINESS TRANSACTIONS." Below this caption is set forth the following text: "Building, deploying, managing and expanding distributed mission-critical computer software applications across large enterprises is an increasingly important business requirement for large organizations. By coordinating these applications among the many distributed clients and servers supporting enterprise applications, the BEA Enterprise Transaction Framework provides an integrated middleware platform that is scalable, reliable, and flexible."

    The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial information for the first three fiscal quarters of each fiscal year of the Company.

                               ------------------


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. SEE "UNDERWRITING".


                               ------------------


    BEA, BEA Builder, BEA Connect, BEA Jolt, BEA Manager, Enterprise Middleware Solutions, BEA MessageQ, BEA ObjectBroker and Jolt are trademarks of the Company. The Company has licensed worldwide rights to TUXEDO, which is a registered trademark of Novell, Inc. in the United States and other countries. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.

    The inside cover gatefold is divided into two equal halves by a horizontal bar containing the caption "BEA ENTERPRISE TRANSACTION FRAMEWORK." Above the bar are set forth four clusters of pictures, connected to the dividing bar by four lines, one emanating from each cluster. The cluster on the left consists of three identical pictures, partially superimposed, depicting a man working on a laptop computer. The cluster bears the captions "ELECTRONIC COMMERCE," "INTERNET BROWSER" and "BEA JOLT." A cloud superimposed by a lightning symbol intersects the line connecting the cluster to the dividing bar. To the right of this cluster is set forth a second cluster consisting of two pictures, one of which depicts a desktop computer and one of which depicts the interior of a warehouse. This cluster bears the caption "MANUFACTURING," "PC CLIENT" and "BEA TUXEDO." To the right of this cluster is set forth a third cluster consisting of a picture of two persons sitting at a desk and talking, and a caption reading "HUMAN RESOURCES," "PC CLIENT" and "BEA TUXEDO." The cluster on the right contains three identical, partially superimposed pictures representing a mainframe computer. The cluster bears the captions "MAINFRAME" and "DATABASES."

    Below the dividing bar are set forth five clusters of pictures, connected to the dividing bar by five lines, one emanating from each cluster. The cluster on the left consists of three identical, partially superimposed pictures of an automated check-out counter and a hand sliding a credit card. This cluster bears the captions "POINT OF SALE" and "PC CLIENT." To the right of this cluster is set forth a second cluster consisting of a picture of a person working on a laptop computer and the captions "THIRD PARTY SALES" and "PC CLIENT." To the right of this cluster is set forth a third cluster depicting a CD superimposed on a hundred dollar bill, an electronic ticker and a number of documents. The cluster contains the captions "FINANCE," "PC CLIENT" and "BEA TUXEDO." To the right of this cluster is set forth a cluster consisting of two pictures, one depicting a person wearing a head-set and microphone and one depicting a laptop computer. The cluster contains a caption reading "THIRD PARTY SALES" and "PC CLIENT." The cluster on the right consists of three identical, partially superimposed pictures of a computer room containing a number of servers. The cluster contains the caption "UNIX, NT SERVERS" and "DATABASES."

    Set forth in the upper left-hand corner of the gatefold is a caption reading "LARGE ORGANIZATIONS USE BEA'S MIDDLEWARE AS THE PLATFORM TO RUN THEIR MOST CRITICAL APPLICATIONS."

    In the upper right-hand corner of the gatefold is set forth the following text: "BEA's products and services are used as the software infrastructure to support and integrate a company's most important business applications. Using the BEA Enterprise Transaction Framework as the infrastructure for its applications, a company provides its business applications with transaction integrity and security, and integration with widely disparate database, client, and server technologies. This infrastructure can be used in a wide variety of distributed computing environments from legacy mainframes to internet clients. The BEA solution also provides highly scalable technology to handle thousands of users simultaneously, and integration with packaged software including those that use BEA's middleware."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) INCLUDES AS COMMON STOCK 29,406,982 SHARES OF NONVOTING CLASS B COMMON STOCK INTO WHICH CERTAIN SHARES OF PREFERRED STOCK WILL BE CONVERTED AND REFLECTS THE CONVERSION OF ALL REMAINING OUTSTANDING SHARES OF PREFERRED STOCK AND A CONVERTIBLE LOAN INTO SHARES OF COMMON STOCK EFFECTIVE UPON THE CLOSING OF THE OFFERING AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "CERTAIN TRANSACTIONS--WARBURG LINE OF CREDIT," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."


                                  THE COMPANY


    BEA Systems, Inc. ("BEA" or the "Company") designs, develops, markets and supports software used by large organizations to enable and support their most critical business processes. The Company's Enterprise Transaction Framework is an open, integrated middleware software platform for developing, deploying and managing distributed mission-critical computer software applications. The core of the BEA Enterprise Transaction Framework is BEA TUXEDO, a software engine that manages transactions and communications for enterprise-wide applications, enabling organizations to realize the benefits offered by distributed computing environments while preserving the traditional advantages of mainframe-based systems. BEA products provide a middleware software infrastructure that supports thousands of simultaneous users distributed worldwide. With the pending acquisition of exclusive rights to MessageQ and ObjectBroker from Digital Equipment Corporation ("Digital"), the Company is seeking to extend its Enterprise Transaction Framework to incorporate comprehensive message-oriented middleware for application integration and new object-oriented technologies. In addition to its software products, BEA provides its customers with complete solutions through a range of professional services offerings.



    BEA's products are marketed and sold worldwide, principally through the Company's direct sales force and also indirectly through third parties. BEA's products have been adopted in a wide variety of industries, including telecommunications, banking and finance, manufacturing, retail, technology and transportation. During the fiscal year ended January 31, 1997, BEA sold new product licenses to over 170 customers, including over 100 customers that were newly-developed by the Company. The total number of customers using products that have been acquired and developed by BEA is greater than 600 worldwide. These customers include: The AT&T Corp., Bell Communications Research, Inc., Damark International Inc., Discover Card Trust, Federal Express Corp., Fidelity Investments, Gap Inc., J.J. Kenney, McKesson Corp., Motorola Inc., Nippon Telephone & Telegraph, Northwest Airlines Corp., U.K. Employment Services, Union Bank of Switzerland, Union Pacific Railroad and Walgreens Co. In addition, independent software vendors ("ISVs"), such as PeopleSoft Inc. and Clarify, Inc., embed BEA TUXEDO into their own product offerings in order to improve the scalability, portability and interoperability of their products.


    Over the past decade, the information systems of many organizations have been evolving from traditional mainframe systems to distributed computing environments. This evolution has been driven by the benefits offered by distributed computing, including lower incremental technology costs, faster application development and deployment, increased flexibility and improved access to business information. However, the inherent technical and business limitations of distributed computing have generally precluded its use for complex, large-scale, mission-critical applications, such as airline reservations, credit card processing and customer billing and support systems, that enable and support fundamental business processes. These shortcomings include the limited scalability, reliability and interoperability of distributed computing environments. In addition, it has been difficult to integrate distributed computing technologies with existing mission-critical applications, limiting organizations' ability to leverage their substantial investments in legacy systems and existing personnel and skills.

    BEA's products and services enable companies to overcome the limitations of distributed computing for mission-critical applications. BEA's Enterprise Transaction Framework, based upon time-tested and market-proven BEA TUXEDO technology, provides a middleware solution that addresses the scalability, manageability, platform independence, interoperability, integrity, reliability and security requirements of complex, large-scale, distributed computing in the heterogeneous environments present in most major organizations. The BEA solution allows companies to leverage their substantial investments in legacy systems, significantly extending the useful lives of mainframe and programmer assets while exploiting the benefits offered by distributed computing. The incorporation of MessageQ and ObjectBroker into the Enterprise Transaction Framework will extend its capabilities to include message-oriented middleware-based and object-oriented programming methodologies.


    The Company's objective is to establish its middleware solutions as the industry standard for developing, deploying and managing distributed mission-critical applications. To this end, BEA intends to enhance its technological leadership by adding new functionality to its products; expand its global distribution facilities to complement its direct sales, services, training and support capabilities; promote the embedding of BEA TUXEDO into the product offerings of ISVs to accelerate the acceptance of its products; leverage strategic partnerships to augment the efforts of its direct sales force; and provide the software and services necessary to conduct safe, reliable transactions over the Internet.


    The Company acquired worldwide exclusive rights to TUXEDO from Novell, Inc. in February 1996, acquired Information Management Company and Independence Technologies, Inc., two leading distributors of TUXEDO, in September 1995 and November 1995, respectively, and acquired a number of other TUXEDO distribution, sales and support organizations between May 1996 and December 1996. Such acquisitions are referred to herein as the "Acquisitions." In addition, in January 1997, the Company agreed to acquire exclusive rights to MessageQ, ObjectBroker and other related products from Digital. The Company currently anticipates that this acquisition will close on or about March 26, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Company Background" and Note 13 of Notes to BEA Systems, Inc. Consolidated Financial Statements.



    The Company was incorporated in Delaware in January 1995 under the name BEA Enterprises, Inc. and changed its name to BEA Systems, Inc. in September 1995. References herein to "BEA" or the "Company" refer to BEA Systems, Inc., its subsidiaries and predecessor entities acquired in the Acquisitions. The Company's headquarters are located at 385 Moffett Park Drive, Sunnyvale, California 94089-1208, and its telephone number is (408) 743-4000.


                                  RISK FACTORS

    For a discussion of considerations relevant to an investment in the Common Stock, see "Risk Factors."


                                  THE OFFERING



Common Stock offered by the Company..........  5,000,000 shares(1)
Common Stock to be outstanding after the
 Offering....................................  53,425,363 shares(1)(2)
Use of proceeds..............................  For repayment of certain borrowings under a credit line and payment of certain
                                               obligations incurred in connection with the
                                               Acquisitions and, if consummated, the Digital
                                               acquisition, for possible future acquisitions
                                               and for working capital and general corporate
                                               purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......  BEAS


--------------

(1) Excludes 750,000 shares issuable upon exercise of the Underwriters' overallotment option.


(2) Based on the number of shares of Common Stock outstanding as of January 31, 1997, as calculated on a pro forma basis to give effect to the conversion of all shares of Preferred Stock and a convertible loan upon completion of the offering based on an assumed initial public offering price of $7.00. Excludes (i) 6,681,288 shares issuable upon exercise of options outstanding as of January 31, 1997, having a weighted average exercise price of $0.996 per share, under the Company's 1995 Flexible Stock Incentive Plan, and (ii) 6,350,000 additional shares authorized for issuance under the Company's 1997 Stock Incentive Plan and 1997 Employee Stock Purchase Plan (collectively, the "Stock Plans"). See "Management--Stock Plans" and Notes 11 and 14 of Notes to BEA Systems, Inc. Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          YEAR ENDED JANUARY 31,
                                                                                        --------------------------
                                                                                          1996(1)         1997
                                                                                        ------------  ------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenues:
    License Revenues..................................................................   $    3,569    $   46,839
    Service Revenues..................................................................        1,564        14,759
                                                                                        ------------  ------------
      Total Revenues(2)...............................................................        5,133        61,598
  Total Cost of Revenues(3)...........................................................        2,704        18,607
                                                                                        ------------  ------------
  Gross Margin........................................................................        2,429        42,991

  Operating Expenses:
    Research and Development..........................................................        3,244        18,183
    Sales and Marketing...............................................................        2,572        30,970
    General and Administrative........................................................        3,058        12,732
    Write-Off of In-Process Research and Development..................................       11,194        62,248
                                                                                        ------------  ------------
      Total Operating Expenses........................................................       20,068       124,133
                                                                                        ------------  ------------

  Income (Loss) from Operations.......................................................      (17,639)      (81,142)
  Other Income (Expense)..............................................................           48             4
  Interest Expense....................................................................          (89)       (6,727)
                                                                                        ------------  ------------
  Income (Loss) before Income Taxes...................................................      (17,680)      (87,865)
  Provision for Income Taxes..........................................................           60           800
                                                                                        ------------  ------------
  Net Income (Loss)...................................................................   $  (17,740)   $  (88,665)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Pro Forma Net Income (Loss) Per Share(4)............................................                 $    (1.73)
                                                                                                      ------------
                                                                                                      ------------
  Shares Used in Computing Pro Forma Net Income (Loss) Per Share(4)...................                     51,162
                                                                                                      ------------
                                                                                                      ------------


                                                                                             JANUARY 31, 1997
                                                                                        --------------------------
                                                                                                           AS
                                                                                           ACTUAL     ADJUSTED(5)
                                                                                        ------------  ------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and Cash Equivalents...........................................................   $    3,283    $   20,094
  Working Capital Deficit.............................................................      (32,798)       (6,937)
  Total Assets........................................................................       57,973        74,784
  Long-Term Obligations (Less Current Portion)........................................       49,540        43,951
  Stockholders' Equity (Deficit)......................................................      (76,289)      (24,059)


------------------


(1) The consolidated statement of operations data for the year ended January 31, 1996 includes results of operations from incorporation (January 20, 1995) through January 31, 1995.



(2) If the acquisitions of IMC, ITI, TUXEDO and USL France had occurred on February 1, 1995, the pro forma revenues would have been $33.6 million and $62.5 million for the years ended January 31, 1996 and 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) Includes expenses attributable to amortization of intangible assets resulting from acquisitions in the amounts of $1.0 million and $8.6 million for the years ended January 31, 1996 and 1997, respectively.



(4) See Note 1 of Notes to BEA Systems, Inc. Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net income (loss) per share.



(5) Adjusted to reflect the sale of 5,000,000 shares offered by the Company hereby, based on an assumed initial public offering price of $7.00 per share and the application of the estimated net proceeds therefrom. Includes the effect of conversion of all Preferred Stock and the convertible loan into Common Stock at the closing of the offering. See "Certain Transactions-- Warburg Line of Credit."

                                  RISK FACTORS


    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING STATEMENTS REGARDING (I) THE CLOSING OF THE DIGITAL TRANSACTION AND THE EXPECTED IMPACT OF THE DIGITAL TRANSACTION ON THE COMPANY'S OPERATING RESULTS AND FINANCIAL CONDITION; (II) THE EXPECTED INCREASES IN LICENSE AND SERVICE REVENUES IN FUTURE PERIODS; (III) THE PLANNED EXPANSION OF THE COMPANY'S SALES, MARKETING AND RESEARCH AND DEVELOPMENT ORGANIZATIONS; AND
(IV) THE SUFFICIENCY OF THE COMPANY'S CURRENT CASH BALANCES, BORROWINGS AVAILABLE UNDER ITS LINES OF CREDIT AND CASH FLOW FROM OPERATIONS TO MEET ITS WORKING CAPITAL REQUIREMENTS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM SUCH RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE RISK FACTORS SET FORTH BELOW AND FOR THE REASONS DESCRIBED ELSEWHERE IN THIS PROSPECTUS.


LIMITED OPERATING HISTORY; NO ASSURANCE OF PROFITABILITY


    The Company was incorporated in January 1995 and, accordingly, has a limited operating history upon which an evaluation of the Company and its prospects can be based. Revenues generated by the Company to date have been derived primarily from sales of BEA TUXEDO, a product to which the Company acquired worldwide rights in February 1996, and from fees for related services. Since its inception, the Company has acquired a number of businesses and other products in addition to BEA TUXEDO. Prior to the consummation of these acquisitions, the Company had no revenues and limited business activities. Accordingly, the Company is subject to the risks inherent both in the operation of a new business enterprise and the integration of a number of previously separate and independent business operations, and there can be no assurance that the Company will be able to address these risks successfully. Although the Company has experienced recent substantial revenue growth, the Company has incurred significant net losses since its inception, including losses of approximately $17.7 million and $88.7 million during the fiscal years ended January 31, 1996 and 1997, respectively. At January 31, 1997, the Company had an accumulated deficit of approximately $107.3 million. In addition, in connection with certain acquisitions, the Company recorded approximately $100.6 million as intangible assets, approximately $83.4 million of which has already been amortized and expensed and approximately $17.2 million of which is expected to be amortized and expensed in future periods through the Company's fiscal year ending January 31, 2001. The amounts of such intangible assets to be expensed in future periods, which will not be separately reported but will be included primarily in cost of sales, are expected to be $2.5 million per fiscal quarter in 1997 and are expected to average $1.4 million per fiscal quarter in 1998. If the pending acquisition of exclusive rights to certain products from Digital is consummated, as the Company anticipates, the amounts currently expected to be expensed are estimated to increase by approximately $0.4 to $0.6 million per fiscal quarter in 1997 and 1998, in addition to an estimated charge ranging from approximately $14 million to $16 million in the fiscal quarter in which the closing occurs for write-off of purchased in-process research and development. To the extent the Company makes additional acquisitions of businesses, products and technologies in the future, the Company may report additional, potentially significant, amortization expenses related thereto. To the extent future events result in the impairment of any capitalized intangible assets, amortization expenses may occur sooner than the Company expects. For the foregoing reasons, there can be no assurance that the Company will be profitable in any future period, and recent operating results should not be considered indicative of future financial performance. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company expects that it will experience significant fluctuations in future quarterly operating results as a result of many factors, including, among others: the size and timing of orders; introduction or enhancement of products by the Company or its competitors; market acceptance of middleware products; the lengthy sales and implementation cycle for the Company's products and the potential for significant delays; market acceptance of new products and product enhancements; technological changes in computer systems and environments; the structure and timing of future acquisitions of businesses, products and technologies, if any; increased competition; the ability of the Company to develop, introduce and market new products on a timely basis; changes in the Company's or its competitors' pricing policies; customer order deferrals in anticipation of future new products and product enhancements, if any; the Company's success in expanding its sales and marketing programs; mix of products and services sold; mix of distribution channels; ability to meet the service requirements of its customers; costs associated with acquisitions; loss of key personnel; fluctuations in foreign currency exchange rates; and general economic conditions. As a result of all of these factors, the Company believes that quarterly revenues and operating results are difficult to forecast and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

    Because the Company generally ships software products within a short period after receipt of an order, it will not at any given time have a material backlog of unfilled orders, and revenues in any quarter will be substantially dependent on orders booked and shipped in that quarter. In addition, the Company historically has recognized, and expects to continue to recognize, a significant portion of license revenue in the last month of each fiscal quarter. The Company anticipates that it will derive a substantial portion of its revenues from increasingly large orders, as customers deploy BEA products throughout their organizations. Any inability of the Company to generate large orders, or any delay or loss of such orders in a particular quarter, will materially adversely affect the Company's revenues and, more significantly on a percentage basis, its net income or loss in that quarter. The Company's expense levels are based, in part, on its expectations of future revenues. The Company expects to increase expense levels in each of the next several quarters, primarily to support increased sales, services and customer support efforts and research and development efforts, and to build greater infrastructure in its international offices, particularly in finance and administration functions. The Company is generally unable to reduce expenses significantly in the short term to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenues in relation to the Company's expectations or any material delay of large orders would have a material adverse effect on the Company's business, operating results and financial condition. Due to all the foregoing factors, it is likely that in some future quarters the Company's operating results will not meet the expectations of public stock market analysts and investors. As a result, the market price of the Company's Common Stock would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT CONCENTRATION; DEPENDENCE ON GROWTH OF MARKET FOR MIDDLEWARE; NOVELL
  RELATIONSHIP

    Revenues generated by the Company to date have been derived primarily from sales of BEA TUXEDO, a product to which the Company acquired worldwide rights in February 1996, and from fees for related services. These products and services are expected to continue to account for a substantial majority of the Company's revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for BEA TUXEDO, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition. The Company's success is dependent in significant part on the Company's middleware software products achieving market acceptance by large organizations with substantial legacy mainframe systems. All of the Company's business is in the market for middleware and related services, which is still an emerging market that is characterized by continuing technological developments, evolving industry standards and changing customer requirements. The Company's future financial performance will depend in large part on continued growth in the number of companies extending their mainframe-based, mission-critical applications to an enterprise-wide distributed computing environment through the use of middleware technology. There can be no assurance that the market for middleware technology and related services will continue to grow. If the middleware market fails to grow or grows more slowly than the Company currently anticipates, or if the Company experiences increased competition in this market, the Company's business, operating results and financial condition will be materially adversely affected.


    Under the terms of the Company's license agreement with Novell, Inc. ("Novell") for the BEA TUXEDO product (the "Novell Agreement"), the Company is required to make aggregate annual payments to Novell of $32 million and $33 million during the calendar years 1997 and 1998, respectively, and, to acquire perpetual rights to TUXEDO, a final payment of $12 million in January 1999. In connection with the Novell Agreement, Warburg, Pincus Ventures, L.P., the Company's principal stockholder, has guaranteed payment obligations to Novell. See Note 6 of Notes to BEA Systems, Inc. Consolidated Financial Statements. In addition, the Novell Agreement requires BEA to employ at least 47 developers devoted to BEA TUXEDO product development at December 31, 1997 and 62 such developers at December 31, 1998. There can be no assurance that the Company will employ the required minimum number of BEA TUXEDO developers. Any failure to make the required payments or any failure by the Company to achieve minimum contractual employment levels under the Novell Agreement would result in a loss of the Company's rights to BEA TUXEDO, which would have a material adverse effect on the Company's business, operating results and financial condition. See "--Substantial Future Capital Needs," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Products."


LENGTHY SALES AND IMPLEMENTATION CYCLE


    The Company's products are typically used to integrate applications that are critical to a customer's business, and the purchase of the Company's products is often part of a customer's implementation of a distributed computing environment. In such cases, the sales and implementation of the Company's middleware software products are included in a larger decision-making process within a customer's organization which can cause orders of the Company's products to be delayed or be subject to numerous factors beyond the Company's control. During the fiscal year ended January 31, 1997, license fees per customer for BEA products generally ranged from $84,000 to $2.6 million and averaged approximately $395,000. The Company expects that licenses for BEA TUXEDO will increase in size and the implementation of the Company's products will become more complex as customers use BEA TUXEDO for larger and more sophisticated installations. For these and other reasons, the sales and implementation cycle associated with the licensing of the Company's products is very lengthy and is subject to a number of significant delays over which the Company has little or no control. Following the signing of a license contract for BEA products, a customer's implementation consists of a pre-deployment and a deployment phase. Approximately 10 to 30 percent of the revenues from most customers is realized during the pre-deployment phase and is usually weighted toward professional services and training. The remaining portion of revenues is realized during the deployment stage and predominantly consists of license fees. While the sales and implementation cycle varies substantially from customer to customer, for initial sales it has ranged from 18 to 24 months from the initial contact to the completion of the deployment phase. Any significant or ongoing failure by the Company to achieve such sales or any delays in the implementation process could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Sales, Marketing and Services."


COMPETITION

    The market for middleware software and related services is highly competitive. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the middleware software marketplace. These competitors include database vendors such as Oracle Corporation ("Oracle"), IBM Corporation ("IBM") and others, which offer their own development tools for use with their proprietary databases, as well as companies offering and developing middleware software products and related services or application development tools that compete with products offered by the Company. In addition, internal development groups within prospective customers' organizations may develop software and hardware systems that may substitute for those offered by the Company. A number of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company.

    The Company's principal competitors currently are database vendors that advocate client/server networks driven by the database server and software tool vendors that offer development tools designed to enable customers to create distributed mission-critical applications. Oracle is the primary relational database vendor offering products that are intended to serve as alternatives to the Company's enterprise middleware solutions. Currently, the software development tool vendors typically emphasize the broad versatility of their toolsets and, in some cases, offer complementary middleware software that supports these tools and performs messaging and other basic middleware functions. There can be no assurance that the Company will compete successfully with database vendors and software tool vendors, or that the products offered by such vendors will not achieve greater market acceptance than the Company's products.

    Microsoft has announced that it will provide middleware functionality in future versions of its Windows NT operating system and has recently announced the release of a product that includes certain middleware functionality. The bundling of middleware functionality in Windows NT will require the Company to compete with Microsoft in the Windows NT marketplace, where Microsoft will have certain inherent advantages due to its significantly greater financial, technical, marketing and other resources, greater name recognition, its substantial installed base and the integration of its enterprise middleware functionality with Windows NT. If Microsoft successfully incorporates middleware functionality into Windows NT or separately offers middleware applications, the Company will need to differentiate its products based on functionality, interoperability with non-Microsoft platforms, performance and reliability and establish its products as more effective solutions to customers' needs. There can be no assurance that the Company will be able to successfully differentiate its products from those offered by Microsoft, or that Microsoft's entry into the middleware market will not materially adversely affect the Company's business, operating results and financial condition.


    In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's current and prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the Company. Further, competitive pressures could require the Company to reduce the price of its products and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business-- Competition."


PAST AND FUTURE ACQUISITIONS


    From its inception in January 1995 through January 31, 1997, the Company concluded the acquisition of eight companies, divisions or products. Pursuant to an agreement entered into with Digital in January 1997 (the "Digital Agreement"), the Company has agreed to acquire exclusive rights to certain software products developed by Digital. The Company expects to close this transaction on or about March 26, 1997. Although the Company anticipates that the integration of acquired companies, divisions or products will not adversely affect the Company's operating results, this integration will involve the assimilation of conflicting operations and products, which will divert the attention of the Company's management team and may have a material adverse effect on the Company's operating results in future quarters. In addition, in connection with the acquisition of certain companies, divisions or products, the Company is required to make certain future payments. Under the Novell Agreement, the Company is obligated to make aggregate annual payments to Novell of $32 million and $33 million during the calendar years 1997 and 1998 and a final payment of $12 million in January 1999 in connection with the Company's acquisition of TUXEDO. Under the Digital Agreement, the Company will be obligated following the closing of the transaction to make aggregate payments to Digital of $22 million through February 2000. Within 30 days of the consummation of this offering, the Company will be obligated to pay $5 million to Digital. On or before February 1, 1998, 1999 and 2000, BEA will be obligated to make payments to Digital of $2 million, $4 million and $11 million, respectively; however, at Digital's election, certain portions of these payments may be converted into shares of the Company's Common Stock at prices ranging from 1.5 to 2.5 times the initial public offering price. Any failure to make such payments or otherwise perform the Company's other continuing obligations relative to these acquisitions would result in the Company's loss of certain of its rights in the acquired businesses or products and would have a material adverse effect on the Company's business, operating results and financial condition. The Company intends to make additional acquisitions in the future, although there can be no assurance that suitable companies, divisions or products will be available for acquisition. Such acquisitions entail numerous risks, including an inability to successfully assimilate acquired operations and products, diversion of management's attention, difficulties and uncertainties in transitioning the business relationships from the acquired entity to the Company and loss of key employees of acquired companies. In addition, future acquisitions by the Company may result in dilutive issuances of equity securities, the incurrence of debt, large one-time expenses, and the creation of goodwill or other intangible assets that could result in significant amortization expense. These factors could have a material adverse effect on the Company's business, operating results and financial condition. See "--Product Concentration; Dependence on Growth of Market for Middleware; Novell Relationship," "--Substantial Future Capital Needs," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to BEA Systems, Inc. Consolidated Financial Statements.


MANAGEMENT OF GROWTH


    The Company currently is experiencing a period of rapid and substantial growth that has placed, and is expected to continue to place, a strain on the Company's administrative, financial and operational resources. The Company's revenues have increased from $5.1 million for the fiscal year ended January 31, 1996 to $61.6 million for the fiscal year ended January 31, 1997, and the number of Company employees has increased from 120 employees in three offices in the United States at January 31, 1996 to 459 employees in 28 offices in 15 countries at January 31, 1997. In addition, following the closing of the Digital transaction, the Company expects to add a total of approximately 90 employees and consultants who had responsibility for the development of the products to be acquired from Digital. The Company's ability to manage its staff and growth effectively will require it to continue to improve its operational, financial and management controls, reporting systems and procedures, to train, motivate and manage its employees and, as required, to install new management information and control systems. In that regard, the Company is currently installing and implementing a new management information system that is designed to integrate financial and other reporting among the Company's multiple domestic and foreign offices. In addition, the Company intends to significantly increase its administrative staff in its foreign offices, particularly in the area of finance, and to improve financial reporting and controls for the Company's international operations. There can be no assurance that the Company will be able to implement improvements to its management information and control systems in an efficient or timely manner or that, during the course of this implementation, deficiencies in existing systems and controls will not be discovered. If management of the Company is unable to manage growth effectively, the Company's business, operating results and financial condition will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



USE OF PROCEEDS TO PAY CERTAIN OUTSTANDING INDEBTEDNESS AND ACQUISITION
  OBLIGATIONS



    The net proceeds of the offering are expected to be used for repayment of amounts borrowed by the Company under its revolving credit line and for the payment of certain obligations incurred in connection with the Acquisitions. Depending upon the level of the Company's borrowings thereunder, up to $10 million will be used to repay the outstanding borrowings under the revolving credit line. As of February 28, 1997, the Company had outstanding borrowings of approximately $8.3 million under the revolving credit line. Approximately $4.6 million will be used to repay the entire amount due at the offering under an 8% note issued by the Company to the founders of an operating subsidiary acquired by the Company in September 1995. Assuming that the Digital transaction closes, the Company will be obligated to make $5 million in payments to Digital, $3 million of which will be due on June 20, 1997 and $2 million of which will be due on the earlier of June 20, 1997 or 10 days after the purchase by Digital of $2 million worth of Common Stock offered hereby. The $12.6 million balance of the net proceeds is expected to be used to make payments toward the $32 million due to Novell in calendar year 1997. See "--Substantial Future Capital Needs," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SUBSTANTIAL FUTURE CAPITAL NEEDS


    The Company will require substantial additional funds to satisfy its payment obligations to Novell related to its acquisition of TUXEDO. Under the Novell Agreement, the Company is required to make aggregate payments of $32 million and $33 million during the years ended December 31, 1997 and 1998, respectively, and, to acquire perpetual rights to TUXEDO, a final payment of $12 million in January 1999. Payment obligations have been guaranteed by the Company's principal stockholder, Warburg, Pincus Ventures L.P. ("Warburg"). See Note 6 of Notes to BEA Systems, Inc. Consolidated Financial Statements. Under the Digital Agreement, the Company will be obligated following the closing of that transaction to make aggregate payments of $22 million through February 2000. As of January 31, 1997, the Company had $3.3 million in cash, cash equivalents and short-term investments. The Company believes that the net proceeds of the offering, together with its cash, cash equivalents and short-term investments, the Warburg guaranty, available borrowings under its lines of credit and cash from operations, will be sufficient to meet its working capital requirements, including the payment obligations under the Novell Agreement, through at least January 31, 1998. Thereafter, the Company expects that it will require substantial additional capital to meet its $33 million and $12 million payment obligations to Novell in 1998 and January 1999, respectively, and its aggregate payment obligations to Digital of up to $17 million through February 1, 2000, including an $11 million payment due on or before February 1, 2000. Depending upon the Company's success in achieving continued revenue growth from sales of BEA TUXEDO and services related thereto and the extent to which Digital elects not to convert payment amounts due into shares of the Company's Common Stock, the Company may require additional equity or debt financing earlier than currently anticipated in order to fund its working capital and other requirements. There can be no assurance that additional financing will be available or, if available, that it will be on terms satisfactory to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



DEPENDENCE ON KEY PERSONNEL AND NEED TO HIRE ADDITIONAL PERSONNEL



    The Company's future performance depends to a significant degree upon the continued service of its key members of management, as well as marketing, sales, consulting and product development personnel. The loss of any of William T. Coleman III, the Company's President, Chairman and Chief Executive Officer, Edward W. Scott, Jr., the Company's Executive Vice President of Worldwide Field Operations, or Alfred S. Chuang, the Company's Chief Technical Officer and Executive Vice President of Product Development, or one or more of the Company's other key personnel, would have a material adverse effect on the Company's business, operating results and financial condition. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled management, marketing, sales, consulting and product development personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key employees or that it will be successful in attracting, assimilating and retaining them in the future. As the Company seeks to expand its worldwide support organization, hiring of qualified technical personnel in foreign countries will be difficult due to the limited number of qualified professionals. Failure to attract, assimilate and retain key personnel would have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Novell Agreement requires the Company to employ a minimum number of research and development personnel. See "--Product Concentration; Dependence on Growth of Market for Middleware; Novell Relationship" and "Business--Employees."



EXPANDING DISTRIBUTION CHANNELS AND RELIANCE ON THIRD PARTIES



    To date, the Company has sold its products principally through its direct sales force, as well as through indirect sales channels, such as independent software vendors ("ISVs"), hardware OEMs, systems integrators, independent consultants and distributors. Of the Company's revenues in the fiscal year ended January 31, 1997, approximately $52.2 million resulted from sales by the Company's direct sales force, and approximately $9.4 million resulted from sales through indirect channels. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in expanding its direct sales force and in further establishing and maintaining relationships with distributors, OEMs and ISVs. In particular, a significant element of the Company's strategy is to embed its technology in products offered by the Company's ISV customers. The Company intends to seek distribution arrangements with other ISVs to embed the Company's technology in their products and expects that these arrangements will account for a significant portion of the Company's revenues in future periods.



    Although the Company is currently investing, and plans to continue to invest, significant resources to expand its direct sales force and to develop relationships with distributors and ISVs, the Company has at times experienced and continues to experience difficulty in recruiting qualified sales personnel and in establishing necessary third-party relationships. There can be no assurance that the Company will be able to successfully expand its direct sales force or other distribution channels, secure license agreements with additional ISVs on commercially reasonable terms or at all, or otherwise further develop its relationships with distributors and ISVs, or that any such expansion or additional license agreements would result in an increase in revenues. Although the Company believes that its investments in the expansion of its direct sales force and in the establishment of other distribution channels through third parties ultimately will improve the Company's operating results, to the extent that such investments are made and revenues do not correspondingly increase, the Company's business, operating results and financial condition will be materially and adversely affected. See "Business--Sales, Marketing and Services."



INTERNATIONAL OPERATIONS



    International revenues accounted for 11% and 40% of total revenues in the fiscal years ended January 31, 1996 and 1997, respectively. Revenues from France and the United Kingdom accounted for 13% and 10%, respectively, of the Company's total revenues in the fiscal year ended January 31, 1997. The Company believes that its success depends upon continued expansion of its international operations. As of January 31, 1997, the Company had sales and service offices in Brisbane, CapeTown, Espoo (Finland), Hong Kong, Johannesburg, London, Melbourne, Munich, Paris, Sao Paulo, Seoul, Stockholm, Sydney, Toronto, Yokohama, Zaventem (Belgium) and Zurich. At January 31, 1997, the Company also had 13 resellers in 11 locations outside the United States. The Company's international business involves a number of risks, including lack of acceptance of localized products; cultural differences in the conduct of business; longer accounts receivable payment cycles; greater difficulty in accounts receivable collection; seasonality due to the slow-down in European business activity during the summer months; unexpected changes in regulatory requirements; royalties and withholding taxes that restrict the repatriation of earnings; tariffs and other trade barriers; difficulty hiring qualified personnel; economic and political conditions in each country; management of an enterprise spread over various countries; and the burden of complying with a wide variety of foreign laws. In addition, the Company has acquired or otherwise established 13 foreign offices since inception and is seeking to integrate each of these offices into the Company's overall administrative and financial reporting structure, which is anticipated to result in the hiring of additional personnel in many of these international offices. The Company's international sales are generated primarily through its international sales subsidiaries, and most are currently denominated in local currency, creating a risk of foreign currency translation gains and losses. To the extent profit is generated or losses are incurred in foreign countries, the Company's effective income tax rate may be materially and adversely affected. In future periods, the Company may determine to increase the percentage of international sales of its products at prices denominated in U.S. dollars. In such event, fluctuations in currency exchange rates may render the price of the Company's products unaffordable or uncompetitive. Such an event could have a material adverse effect on the Company's business, financial condition and results of operations. In some markets, localization of the Company's products is essential to achieve market penetration. The Company may incur substantial costs and experience delays in localizing its products, and there can be no assurance that any localized product will generate significant revenues. There can be no assurance that any of the factors described herein will not have a material adverse effect on the Company's future international sales and, consequently, its business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Sales, Marketing and Services" and Note 12 of Notes to BEA Systems, Inc. Consolidated Financial Statements.


TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS AND PRODUCT ENHANCEMENTS

    The market for the Company's products is highly fragmented, competitive with alternative computing architectures, and characterized by continuing technological development, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render the Company's existing products obsolete and unmarketable. As a result, the Company's success depends upon its ability to enhance existing products, respond to changing customer requirements, and develop and introduce in a timely manner new products that keep pace with technological developments and emerging industry standards. Customer requirements include, but are not limited to, operability across distributed and changing heterogeneous hardware platforms, operating systems, relational databases and networks. For example, although BEA TUXEDO interoperates with applications on over 40 operating platforms, as certain of the Company's customers start to utilize emerging platforms, it will be necessary for the Company to further enhance its products to interoperate with applications on these emerging platforms. There can be no assurance that the Company's products will adequately address the changing needs of the marketplace or that the Company will be successful in developing and marketing enhancements to its existing products or new products incorporating new technology on a timely basis. Failure to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, will materially and adversely affect the Company's business, operating results and financial condition.

    The Company's BEA Jolt product is designed to enable the extension of enterprise-wide, mission-critical applications to Internet and intranet environments. Although BEA Jolt has not accounted for a significant portion of the Company's revenues to date, the Company intends to release enhanced versions of BEA Jolt with greater functionality during the fiscal year ended January 31, 1998, and the Company's objective is to increase license revenues from the BEA Jolt product, both in absolute dollars and as a percentage of the Company's revenues in future periods, although there can be no assurance of such increase. The success of BEA Jolt depends upon, among other things, the future growth of the Internet for commercial transactions. There can be no assurance that communication or commerce over the Internet will become widespread, or that the Internet will prove to be a viable commercial marketplace. If BEA Jolt fails to adequately address customer concerns regarding the use of the Internet for commerce, or if the Internet otherwise does not prove to be a viable commercial marketplace, the success of the BEA Jolt product will be materially and adversely affected. In addition, the current version of BEA Jolt operates through Java-based applets, and the Company anticipates that future versions of BEA Jolt will similarly operate through Java. Accordingly, the success of BEA Jolt depends upon the continued widespread demand for Java-enabled World Wide Web browsers. See "Business--Products and --Research and Development."

SOFTWARE DEFECTS

    Software products as complex as those offered by the Company frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing, the Company's recently introduced products or any products may contain defects or software errors and, as a result, the Company may experience delayed or lost revenues during the period required to correct any defects or errors. Any such defects or errors could result in adverse customer reactions, negative publicity regarding the Company and its products, harm to the Company's reputation, or loss of or delay in market acceptance, or could require expensive product changes, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Products and --Research and Development."

PRODUCT LIABILITY

    The Company markets its products to customers for developing, building, deploying and managing distributed mission-critical computer software applications. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any product liability claims to date, the sale and support of its products by the Company may entail the risk of such claims, which could be substantial in light of the use of such products in mission-critical applications. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT


    The Company's success depends upon its proprietary technology. The Company relies on a combination of copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights. The Company presently has three issued patents and two pending patent applications, as well as an exclusive license to one patent and one pending patent application. Following the closing of the Digital transaction, the Company will have an exclusive license to one additional U.S. patent and two additional U.S. patent applications. No assurance can be given that competitors will not successfully challenge the validity or scope of the Company's patents and that such patents will provide a competitive advantage to the Company. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and corporate partners, and license agreements with respect to its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In particular, the Company has, in the past, provided certain hardware OEMs with access to its source code, and any unauthorized publication or proliferation of this source code could materially adversely affect the Company's business, operating results and financial condition. Policing unauthorized use of the Company's products is difficult and, although the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the Company's protection of its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around any patents issued to the Company or other intellectual property rights of the Company.


    The Company is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to such claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in the industry segment overlaps. Any such claims, with or without merit, could result in costly litigation that could absorb significant management time, which could have a material adverse effect on the Company's business, operating results and financial condition. Such claims might require the Company to enter into royalty or license agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Intellectual Property."

NO PRIOR PUBLIC MARKET; DETERMINATION OF PUBLIC OFFERING PRICE; POSSIBLE
  VOLATILITY OF STOCK PRICE


    Prior to the offering, there has been no public market for shares of the Common Stock, and there can be no assurance that an active public trading market will develop following completion of the offering or, if developed, that such market will be sustained. The initial public offering price of the shares of Common Stock will be determined by negotiation between the Company and representatives of the Underwriters and will not necessarily reflect the market price of the Common Stock following this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.



    The market price for the Common Stock following the offering will be affected by a number of factors, including the announcement of new products or product enhancements by the Company or its competitors, quarterly variations in the Company's or its competitors' results of operations, changes in earnings estimates or recommendations by securities analysts, developments in the Company's industry, general market conditions and other factors, including factors unrelated to the operating performance of the Company or its competitors. In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Such factors and fluctuations, as well as general economic, political and market conditions, such as recessions, may materially adversely affect the market price of the Company's Common Stock.



POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON MARKET PRICE OF THE
  COMMON STOCK



    Sales of a substantial number of shares of Common Stock after the offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the offering, the Company will have 53,640,944 shares of Common Stock including 29,406,982 shares of Common Stock issuable upon conversion of the Class B Common Stock outstanding based on shares outstanding as of February 28, 1997. Of these shares, the 5,000,000 shares sold in the offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the Regulations promulgated thereunder.



    The remaining 48,640,944 outstanding shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. None of these shares will be eligible for sale in the public market at the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"). Beginning 180 days after the date of this Prospectus, approximately 47,440,366 additional shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of agreements not to sell such shares entered into with Goldman, Sachs & Co. or the Company. Beginning 180 days after the date of this Prospectus, 2,010,514 additional shares subject to vested options as of the date of this Prospectus will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into with Goldman, Sachs & Co. or the Company. In addition, 428,571 additional shares (assuming the consummation of the Digital agreement and an initial offering price of $7.00 per share) subject to outstanding warrants will be available for sale 180 days after the date of this prospectus. The remainder of the shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, subject in each case to the restrictions on such sales by affiliates of the Company. Any shares subject to lock-up agreements may be earlier released at any time without notice by Goldman, Sachs & Co.

    As soon as practicable after the Effective Date, the Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the 1995 Flexible Stock Incentive Plan, the 1997 Stock Incentive Plan and the 1997 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act unless subject to lock-up agreements. Such registration statement will become effective immediately upon filing.



    Prior to the offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "Shares Eligible for Future Sale."



ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW



    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Board of Directors has the authority to issue undesignated Preferred Stock and, subject to certain limitations, to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the antitakeover provisions of
Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock--Preferred Stock and --Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."


CONTROL BY MANAGEMENT AND CURRENT STOCKHOLDERS


    After the offering, the Company's officers and directors, and their affiliates, in the aggregate, will have voting control over approximately 74.0% of the Company's voting Common Stock. In particular, Warburg will have voting control over approximately 49.0% of the Company's voting Common Stock and will beneficially own approximately 77.0% of the Company's Common Stock (which includes the non-voting Class B Common Stock to be owned by Warburg after the offering). As a result, these stockholders will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The voting power of Warburg and the Company's officers and directors under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock."


DILUTION


    The initial public offering price will be substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will experience immediate and substantial dilution in net tangible book value of $7.77 per share. The Company has issued options at prices significantly below the public offering price. To the extent outstanding options to purchase shares of Common Stock are exercised, there will be further dilution in net tangible book value. See "Dilution."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the shares of Common Stock being offered hereby are estimated to be approximately $30,450,000 ($35,332,500 if the Underwriters' over-allotment options are exercised in full).



    The net proceeds of the offering are expected to be used for repayment of amounts borrowed by the Company under its revolving credit line and for the payment of certain obligations incurred in connection with the Acquisitions. Depending upon the level of the Company's borrowings thereunder, up to $10 million will be used to repay the outstanding borrowings under the revolving credit line. As of February 28, 1997, the Company had outstanding borrowings of approximately $8.3 million under the revolving credit line. Approximately $4.6 million will be used to repay the entire amount due at the offering under an 8%
note issued by the Company to the founders of an operating subsidiary acquired by the Company in September 1995. Assuming that the Digital transaction closes, $5 million will be used to make payments to Digital, $3 million of which will be due on June 20, 1997 and $2 million of which will be due on the earlier of June 20, 1997 or 10 days after the purchase by Digital of $2 million worth of Common Stock offered hereby. The $12.6 million balance of the net proceeds is expected to be used to make payments toward the $32 million due to Novell in calendar year 1997. Any remaining proceeds will be added to working capital and used for general corporate purposes. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies. Pending such uses, the net proceeds of the offering will be invested in investment grade, interest-bearing instruments.



    The Company believes the net proceeds of the offering together with its current cash balances, borrowings available under its lines of credit and cash flow from operations will be sufficient to meet its working capital requirements, including the payment obligations related to the Acquisitions through at least January 31, 1998. Thereafter, the Company expects that it will require substantial additional capital to meet its $33 million and $12 million payment obligations to Novell in 1998 and January 1999, respectively, and its aggregate payment obligations to Digital of up to $17 million through February 2000, including an $11 million payment due on or before February 1, 2000. See "Risk Factors--Past and Future Acquisitions, --Use of Proceeds to Pay Certain Outstanding Indebtedness and Acquisition Obligations and --Substantial Future Capital Needs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


                                DIVIDEND POLICY


    The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support the development of its business and does not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results and current and anticipated cash needs. In addition, an existing revolving line of credit agreement prohibits the Company from paying cash dividends without the lender's consent. See Note 6 of Notes to BEA Systems, Inc. Consolidated Financial Statements.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company (i) as of January 31, 1997, (ii) on a pro forma basis to give effect to the conversion into Common Stock or Class B Common Stock upon completion of the offering of all outstanding Preferred Stock and a convertible loan in the principal amount of $1,000,000 at January 31, 1997, based on an assumed initial public offering price of $7.00 and the filings of the Company's Amended and Restated Certificate of Incorporation to authorize 35,000,000 shares of Class B Common Stock and to adjust the authorized shares of Preferred Stock prior to the Closing of the offering and (iii) as further adjusted to give effect to the sale by the Company of 5,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.00 per share and the receipt of estimated net proceeds therefrom. This table should be read in conjunction with the BEA Systems, Inc. Consolidated Financial Statements and notes thereto and "Selected Consolidated Financial Data" included elsewhere in this Prospectus.



                                                                                     JANUARY 31, 1997
                                                                         -----------------------------------------
                                                                           ACTUAL       PRO FORMA     AS ADJUSTED
                                                                         -----------  -------------  -------------
                                                                                      (IN THOUSANDS)
Notes Payable and Capital Lease Obligations(1).........................  $    49,540  $      48,540  $      43,951
Series B Redeemable Convertible Preferred Stock, $0.001 par value;
  20,000,000 shares authorized, 19,847,800 shares issued and outstanding, actual; none authorized, issued and outstanding, pro
  forma and as adjusted................................................       20,780             --             --
Stockholders' Equity:
  Preferred Stock, $.001 par value; none authorized, issued and outstanding, actual; 5,000,000 authorized, none issued and
    outstanding, pro forma and as adjusted.............................           --             --             --
  Series A Preferred Stock, $.001 par value; 20,000,000 shares authorized, 17,166,000 shares issued and outstanding, actual; none
    authorized, issued and outstanding, pro forma and as adjusted......           17             --             --
  Common Stock, $.001 par value; 80,000,000 shares authorized,
    10,747,787 shares issued and outstanding, actual; 80,000,000 shares authorized, 19,018,381 shares issued and outstanding pro forma;
    80,000,000 shares authorized, 24,018,381 shares issued and
    outstanding, as adjusted(2)........................................           11             19             24
  Class B Common Stock: $.001 par value; none authorized and outstanding actual; 31,000,000 authorized, 29,406,982 issued and
    outstanding pro forma and as adjusted(3)...........................           --             29             29
Additional Paid-in Capital.............................................       32,335         54,095         84,540
Notes Receivable from Stockholders.....................................         (544)          (544)          (544)
Cumulative Translation Adjustment......................................           74             74             74
Deferred Compensation related to Stock Options.........................         (845)          (845)          (845)
Accumulated Deficit....................................................     (107,337)      (107,337)      (107,337)
                                                                         -----------  -------------  -------------
  Total Stockholders' Equity (Deficit).................................      (76,289)       (54,509)       (24,059)
                                                                         -----------  -------------  -------------
    Total Capitalization...............................................  $    (5,969) $      (5,969) $      19,892
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------


--------------

(1) Gives effect to the conversion of the Warburg convertible loan into 153,610 shares of Common Stock or Class B Common Stock (pro forma), and the repayment of $4,589,000 of notes payable (plus accrued interest) to the founders of IMC with the proceeds of the offering (as adjusted). See "Certain Transactions--Warburg Line of credit."



(2) Excludes (i) 6,681,288 shares issuable upon exercise of options outstanding as of January 31, 1997 having a weighted average exercise price of $0.996 per share under the Company's 1995 Flexible Stock Incentive Plan and (ii) 6,350,000 additional shares authorized for issuance under the Stock Plans. See "Management--Stock Plans and --Executive Compensation" and Note 11 of Notes to BEA Systems, Inc. Consolidated Financial Statements.



(3) See "Description of Capital Stock" for a description of the terms of the Class B Common Stock.

                                    DILUTION


    At January 31, 1997, the Company's pro forma net tangible book value was $(71,735,000) or approximately $(1.48) per share. Pro forma net tangible book value per share represents the amount of the Company's total assets less net intangible assets (less total liabilities) divided by 48,425,363 shares of Common Stock (all computed on a pro forma basis to give effect to the conversion upon completion of the offering of all shares of Preferred Stock and the convertible loan based on an assumed initial public offering price of $7.00 per share) outstanding at January 31, 1997, and assumes the conversion of all Class B Common Stock into Common Stock. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the sale by the Company of 5,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.00 per share, and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of January 31, 1997 would have been $(41,285,000) or $(0.77) per share. This represents an immediate increase in net tangible book value of $0.71 per share to existing stockholders and an immediate dilution in net tangible book value of $7.77 per share to the purchasers of Common Stock in the offering, as illustrated in the following table:



Assumed initial public offering price per share..........                $    7.00
  Pro forma net tangible book value per share as of
    January 31, 1997.....................................   $   (1.48)
  Increase attributable to new investors.................         .71
                                                           -----------
Pro forma net tangible book value per share after the
 offering................................................                $   (0.77)
                                                                        -----------
Dilution per share to new investors......................                $    7.77
                                                                        -----------
                                                                        -----------



    The following table sets forth, on a pro forma basis as of January 31, 1997, the differences between the existing stockholders and the purchasers of shares in the offering (at an assumed initial public offering price of $7.00 per share and before deducting the estimated underwriting discount and offering expenses) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:



                                          SHARES PURCHASED           TOTAL CONSIDERATION
                                     --------------------------  ---------------------------   AVERAGE PRICE
                                        NUMBER        PERCENT        AMOUNT        PERCENT       PER SHARE
                                     -------------  -----------  --------------  -----------  ---------------
Existing stockholders..............     48,425,363        90.6%  $   52,238,000        59.9%     $    1.08
New investors(1)...................      5,000,000         9.4%      35,000,000        40.1%          7.00
                                     -------------       -----   --------------       -----
  Total............................     53,425,363       100.0%  $   87,238,000       100.0%
                                     -------------       -----   --------------       -----
                                     -------------       -----   --------------       -----


--------------


(1) The above computations assume no exercise of options after January 31, 1997. Excludes (i) 6,681,288 shares issuable upon exercise of options outstanding as of January 31, 1997 having a weighted average exercise price of $0.996 per share under the Company's 1995 Flexible Stock Incentive Plan and (ii) 6,350,000 additional shares authorized for issuance under the Stock Plans. To the extent that outstanding options are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Stock Plans and --Executive Compensation" and Note 11 of Notes to BEA Systems, Inc. Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data of the Company should be read in conjunction with the consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The consolidated statements of operations data of the Company for the years ended January 31, 1996 and 1997 and the consolidated balance sheet data of the Company at January 31, 1996 and 1997 are derived from, and qualified by reference to, the BEA Systems, Inc. Consolidated Financial Statements, which have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus.



                                                                                          YEAR ENDED JANUARY 31,
                                                                                        --------------------------
                                                                                          1996(1)         1997
                                                                                        ------------  ------------
                                                                                        (IN THOUSANDS, EXCEPT PER
                                                                                               SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
    License Revenues..................................................................   $    3,569    $   46,839
    Service Revenues..................................................................        1,564        14,759
                                                                                        ------------  ------------
      Total Revenues(2)...............................................................        5,133        61,598
  Total Cost of Revenues(3)...........................................................        2,704        18,607
                                                                                        ------------  ------------
  Gross Margin........................................................................        2,429        42,991

  Operating Expenses:
    Research and Development..........................................................        3,244        18,183
    Sales and Marketing...............................................................        2,572        30,970
    General and Administrative........................................................        3,058        12,732
    Write-Off of In-Process Research and Development..................................       11,194        62,248
                                                                                        ------------  ------------
      Total Operating Expenses........................................................       20,068       124,133
                                                                                        ------------  ------------

  Income (Loss) from Operations.......................................................      (17,639)      (81,142)
  Other Income (Expense)..............................................................           48             4
  Interest Expense....................................................................          (89)       (6,727)
                                                                                        ------------  ------------
  Income (Loss) before Income Taxes...................................................      (17,680)      (87,865)
  Provision for Income Taxes..........................................................           60           800
                                                                                        ------------  ------------
  Net Income (Loss)...................................................................   $  (17,740)   $  (88,665)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Pro Forma Net Income (Loss) Per Share(4)............................................                 $    (1.73)
                                                                                                      ------------
                                                                                                      ------------
  Shares Used in Computing Pro Forma Net Income (Loss) Per Share(4)...................                     51,162
                                                                                                      ------------
                                                                                                      ------------

CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
  Cash and Cash Equivalents...........................................................   $    4,549    $    3,283
  Working Capital (Deficit)...........................................................        2,510       (32,798)
  Total Assets........................................................................       18,953        57,973
  Long-Term Obligations (Less Current Portion)........................................        4,287        49,540
  Stockholders' Equity (Deficit)......................................................        2,038       (76,289)


------------------


(1) The consolidated statement of operations data for the year ended January 31, 1996 includes results of operations from incorporation (January 20, 1995) through January 31, 1995.



(2) If the acquisitions of IMC, ITI, TUXEDO and USL France had occurred on February 1, 1995, the pro forma revenues would have been $33.6 million and $62.5 million for the years ended January 31, 1996 and 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) Includes expenses attributable to amortization of intangible assets resulting from acquisitions in the amounts of $1.0 million and $8.6 million, for the years ended January 31, 1996 and 1997, respectively.



(4) See Note 1 of Notes to BEA Systems, Inc. Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net income (loss) per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING STATEMENTS REGARDING (I) THE CLOSING OF THE DIGITAL TRANSACTION AND THE EXPECTED IMPACT OF THE DIGITAL TRANSACTION ON THE COMPANY'S OPERATING RESULTS AND FINANCIAL CONDITION; (II) THE EXPECTED INCREASES IN LICENSE AND SERVICE REVENUES IN FUTURE PERIODS; (III) THE PLANNED EXPANSION OF THE COMPANY'S SALES, MARKETING AND RESEARCH AND DEVELOPMENT ORGANIZATIONS; AND (IV) THE SUFFICIENCY OF THE COMPANY'S CURRENT CASH BALANCES, BORROWINGS AVAILABLE UNDER ITS LINES OF CREDIT AND CASH FLOW FROM OPERATIONS TO MEET ITS WORKING CAPITAL REQUIREMENTS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE FACTORS, INCLUDING BUT NOT LIMITED TO THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


COMPANY BACKGROUND

    The Company was founded in January 1995 to address the growing need of large organizations to extend mission-critical applications beyond legacy mainframe systems to distributed computing environments. To address this problem, the Company evaluated the growing market for middleware solutions in an effort to identify a robust, scalable software product that would enable interoperable, seamless processing of applications between the mainframe and distributed environments within an organization. The Company identified the TUXEDO product, all rights to which were owned by Novell, as a middleware infrastructure solution capable of meeting this need and serving as a standard for extending the functionality of mainframes to distributed computing environments. To implement its strategy, the Company first acquired two leading United States resellers of TUXEDO and then acquired a worldwide exclusive license to TUXEDO from Novell. Through these and a number of subsequent acquisitions, the Company has built a worldwide organization that now owns or controls substantially all of the development, distribution and marketing rights to TUXEDO as well as several other products that comprise the BEA Enterprise Transaction Framework.


    From January 1995 to September 1995, the Company pursued the acquisition of two leading resellers of Novell's TUXEDO product, which culminated in the acquisition of Information Management Company ("IMC") in September 1995 and Independence Technologies, Inc. ("ITI") in November 1995. Both IMC and ITI were authorized resellers of Novell's TUXEDO product line and had established sales and support organizations that enabled BEA to provide direct sales and support throughout all of North America. In September 1995, the Company also acquired the TP Blue product from VI Systems, Inc. TP Blue complements BEA TUXEDO in that it enables the integration of legacy mainframe applications into distributed computing environments.


    In February 1996, BEA acquired exclusive worldwide rights to TUXEDO from Novell. Novell had originally obtained TUXEDO through its acquisition in 1993 of UNIX Systems Laboratories from AT&T, which originally developed TUXEDO in its Bell Labs division. Under the terms of the Novell Agreement, the Company obtained worldwide exclusive rights to TUXEDO in exchange for a series of fixed payments totaling $90 million over the original three-year term of the agreement and was granted an option, exercisable in January 1999, to acquire perpetual rights to the TUXEDO product line. Under the terms of the Novell Agreement, Novell retains the right to market TUXEDO in combination with its Netware product. The Company is obligated to make payments of $32 million and $33 million in calendar years 1997 and 1998, respectively, and will be required to pay an additional $12 million on exercise of its January 1999 option. For financial reporting purposes, the purchase price allocation to assets acquired in the acquisition of TUXEDO has been determined based on the assumed exercise by the Company of its option in January 1999 to acquire the perpetual worldwide rights to TUXEDO. As part of the Company's original licensing of TUXEDO, Novell transferred to the Company approximately 53 employees engaged in the development, marketing and support of the TUXEDO product line, as well as all of Novell's rights and obligations under its agreements with worldwide distributors and resellers for TUXEDO. At January 31, 1997, the Company had a development staff of 105, which included the original four architects, as well as many of the original developers, of TUXEDO. See "Risk Factors--Product Concentration; Dependence on Growth of Market for Middleware; Novell Relationship."


    As part of its strategy to rapidly build an international sales and support organization, BEA further acquired, between May 1996 and December 1996, a number of sales and support organizations located in France, South Africa, Finland and Australia. See "Risk Factors--Limited Operating History; No Assurance of Profitability and --Past and Future Acquisitions."


    On January 31, 1997, the Company entered into an agreement with Digital to acquire exclusive worldwide rights to MessageQ, ObjectBroker and other related products from Digital for an aggregate consideration of $22 million. The Company currently anticipates that the Digital transaction will close on or about March 26, 1997. Of the aggregate consideration for the products, $5 million will be payable in cash ($3 million of which will be due on June 20, 1997 and $2 million of which will be due on June 20, 1997 or 10 days after the sale of the Common Stock offered hereby), and $17 million will be payable by delivery of a $17 million non-interest bearing convertible promissory note. The promissory note provides for installments of $2 million, $4 million and $11 million payable on or before February 1, 1998, 1999 and 2000, respectively, and may be converted into shares of the Company's Common Stock at the option of Digital at a conversion price of 1.5 times, 1.8 times and 2.5 times the initial public offering price, respectively; provided, however, that only $5 million of such $11 million is convertible. In addition, the Company has granted Digital warrants to purchase $3 million worth of Common Stock at a price equal to the initial public offering price exercisable for the period beginning 180 days after the date of this offering and expiring one year thereafter. As part of the Digital transaction, the Company expects to add a total of approximately 90 employees and contractors who were primarily responsible for development of the acquired products at Digital and who will become BEA employees or contractors following the closing. The closing of the Digital transaction is subject to certain conditions, and no assurance can be made that such transaction will be consummated and that the various Digital products will be acquired by the Company.


OVERVIEW


    The Company's total revenues consist of license revenues and service revenues. License revenues are derived primarily from sales of BEA TUXEDO and accounted for 76% of total revenues in the fiscal year ended January 31, 1997. Service revenues are derived primarily from a full range of services complementing the Company's products, including software maintenance and support, training and consulting projects, and accounted for 24% of total revenues in the fiscal year ended January 31, 1997. Sales of BEA TUXEDO and related services are expected to continue to account for a substantial majority of the Company's revenues for the forseeable future. See "Risk Factors--Product Concentration; Dependence on Growth of Market for Middleware; Novell Relationship."


    Because the Company generally ships software products within a short period after receipt of an order, it will not at any given time have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. In addition, the Company historically has recognized, and expects to continue to recognize, a significant portion of license revenues in the last month of each fiscal quarter. The Company anticipates that it will derive a substantial portion of its revenues from increasingly large orders, as customers deploy BEA products throughout their organizations. Any inability of the Company to generate large orders, or any delay or loss of large orders in a particular quarter, will materially adversely affect the Company's revenues and, more significantly on a percentage basis, its net income or loss in that quarter. See "Risk Factors--Potential Fluctuations in Quarterly Operating Results."

    Historically, the Company's revenues have been generated primarily through its direct sales force. The Company has also developed strategic relationships with a number of organizations, including hardware manufacturers, packaged application software developers, systems integrators and independent consultants, independent software tool vendors and distributors. For their sales and marketing efforts, these organizations are typically granted a discount from the Company's standard list price or are paid a commission on sales. Revenues and operating margins may fluctuate in any period due to the mix of license revenues derived from sales for which a discount is granted or for which commissions are paid. See "Risk Factors--Expanding Distribution Channel and Reliance on Third Parties."

    The Company recognizes license revenues in accordance with American Institute of Certified Public Accountants Statement of Position 91-1, SOFTWARE REVENUE RECOGNITION. Revenues from software license agreements are recognized at the time of product shipment, provided there are no vendor obligations remaining to be fulfilled and collectibility is probable. Typically, the Company's software licenses do not include significant ongoing vendor obligations. Therefore, the Company generally recognizes all revenues from software licenses in the period in which the product is shipped.


    Service revenues from customer maintenance fees for ongoing customer support and product updates are recognized ratably over the maintenance term, which is typically twelve months. Payments for maintenance fees are generally received in advance and recognized ratably. Service revenues from training and consulting are recognized when the services are performed. Revenues from development agreements are recognized upon achievement of contractual milestones or on a percentage of completion basis.


CONSOLIDATED RESULTS OF OPERATIONS


    The following table sets forth, as a percentage of total revenues, historical and pro forma consolidated statements of operations for the periods indicated:



                                     YEAR ENDED    YEAR ENDED
                                     JANUARY 31,   JANUARY 31,
                                        1996          1997
                                     -----------   -----------
Revenues:
  License Revenues.................       70%          76%
  Service Revenues.................       30           24
                                         ---          ---
    Total Revenues.................      100          100
Total Cost of Revenues(1)..........       53           30
                                         ---          ---
Gross Margin.......................       47           70
Operating Expenses:
  Research and Development.........       63           30
  Sales and Marketing..............       50           50
  General and Administrative.......       60           21
  Write-Off of In-Process Research
    and Development................      218          101
                                         ---          ---
    Total Operating Expenses.......      391          202
                                         ---          ---
Income (Loss) from Operations......     (344)        (132)
Other Income (Expense).............        1           --
Interest Expense...................       (2)         (11)
                                         ---          ---
Income (Loss) before Income
  Taxes............................     (345)        (143)
Provision for Income Taxes.........        1            1
                                         ---          ---
Net Income (Loss)..................     (346)%       (144)%
                                         ---          ---
                                         ---          ---


--------------


(1) Includes amortization of intangibles of 20% and 14% of total revenues, respectively, as a result of the Acquisitions.

HISTORICAL CONSOLIDATED RESULTS OF OPERATIONS


FISCAL YEARS ENDED JANUARY 31, 1996 AND 1997


  REVENUES


    The Company's revenues are derived primarily from fees for software licenses and to a lesser extent from services. The Company's revenues were $5.1 million and $61.6 million for the fiscal years ended January 31, 1996 and 1997, respectively.



    If the acquisitions of IMC, ITI, TUXEDO and USL Finance, S.A. ("USL France"), which represent the significant acquisitions made by the Company, had occurred on February 1, 1995, the Company's pro forma revenues would be approximately $33.6 million and $62.5 million for the fiscal years ended January 31, 1996 and 1997, respectively. Such pro forma revenues are derived by combining the historical revenues of IMC, ITI, TUXEDO and USL France and eliminating any revenues on transactions between the entities prior to their acquisition by the Company. Pro forma revenues for the fiscal year ended January 31, 1996 give effect to historical TUXEDO revenues generated by Novell totaling approximately $20.4 million. As the Company acquired TUXEDO from Novell at the beginning of its fiscal year 1997, no corresponding revenue of Novell related to TUXEDO is included in fiscal 1997 pro forma revenue. The increase in pro forma revenue was due primarily to increased market acceptance of BEA TUXEDO after its acquisition by the Company, as well as to the increase in consulting, training and maintenance fees associated with the increased license revenues.



    International revenues, which the Company defines as revenues from sales to customers outside the United States, accounted for 11% and 40% of total revenues in the fiscal years ended January 31, 1996 and 1997, respectively. Pro forma international revenues accounted for 34% and 41% of total revenues in the fiscal years ended January 31, 1996 and 1997, respectively. Pro forma international revenues for the year ended January 31, 1996 include approximately $9.2 million of international historical TUXEDO revenues generated by Novell, which comprised 45% of TUXEDO revenues generated by Novell. Approximately 73% of international historical TUXEDO revenues generated by Novell related to the European marketplace. See "Risk Factors--International Operations."



    LICENSE REVENUES. License revenues were $3.6 million and $46.8 million for the fiscal years ended January 31, 1996 and 1997, respectively, representing 70% and 76% of total revenues in the respective periods. The increase in dollar amount was primarily due to the Company's inclusion of the results of operations of IMC and ITI for a full year, acquisitions in the fiscal year ended January 31, 1997 of TUXEDO, USL France and Client Server Technologies OY ("CST"), and market acceptance of BEA TUXEDO and related products.



    SERVICE REVENUES. Service revenues were $1.6 million and $14.8 million for the fiscal years ended January 31, 1996 and 1997, respectively, representing 30% and 24% of total revenues in the respective periods. The increase in dollar amount was primarily due to the Company's inclusion of IMC and ITI for a full year of operations, and its subsequent acquisitions, as well as to the increase in consulting, training and maintenance fees associated with the increased sales of the Company's software licenses. The Company expects that service revenues will increase as a percentage of total revenues in future periods, as the Company continues to leverage its existing customer base by providing additional services to assist customers in enhancing their uses of the Company's products.


  COST OF REVENUES

    Cost of revenues is comprised of cost of licenses and cost of services.


    COST OF LICENSES. Cost of licenses consists primarily of amortization of intangible assets related to acquisitions and license fees and royalties paid to third party software providers as well as product media, product duplication and shipping. Cost of licenses totaled $1.9 million and $10.3 million for the fiscal years ended January 31, 1996 and 1997, respectively, representing 54% and 22% of license revenues, respectively. The increase in absolute dollars was due primarily to the Company's acquisitions and the amortization of intangibles related to those acquisitions. The decrease as a percentage of revenues was due primarily to the substantial increase in license revenues during the period. Amortization of intangible assets resulted from the acquisition of IMC and ITI in the fiscal year ended January 31, 1996, as well as to the acquisitions of TUXEDO, USL France and CST in the fiscal year ended January 31, 1997. Amortization of intangible assets totaled $1.0 million and $8.6 million in the fiscal years ended January 31, 1996 and 1997, respectively. In the future, amortization of intangible assets acquired through January 31, 1997 are expected to total $9.9 million for the fiscal year ended January 31, 1998, $5.2 million for the fiscal year ended January 31, 1999 and $1.4 million for the remaining balance of intangible assets through the fiscal year ended January 31, 2002. In addition, the pending acquisition of MessageQ and ObjectBroker from DEC is estimated to add approximately $1.6 million to $2.4 million per year in amortization of intangible assets in the fiscal years ending January 31, 1998 and 1999. To the extent future events result in the impairment of any capitalized intangible assets, amortization expenses may occur sooner than the Company expects. See "Risk Factors--Limited Operating History; No Assurance of Profitability."



    COST OF SERVICES. Cost of services consists primarily of personnel-related costs incurred in providing consulting services, training and maintenance to customers. Cost of services were $775,000 and $8.3 million for the fiscal years ended January 31, 1996 and 1997, respectively, representing 50% and 56% of total service revenues for each period, respectively. The increase in absolute dollars was due primarily to the Company's acquisitions and increased operating activity resulting, in part, from such acquisitions. The increase in costs as a percentage of related service revenues for the fiscal year ended January 31, 1997 over the same period in 1996 is the result of the hiring of additional consulting and support personnel in response to an anticipated increase in the number of customers. The Company has also invested substantial resources in a worldwide 7x24x365 Customer Support organization to provide a high level of maintenance service to the Company's customers. The Company expects service margins to improve to the extent service revenues continue to increase.


  OPERATING EXPENSES


    SALES AND MARKETING. Sales and marketing expenses include salaries, commissions, advertising, direct mail, seminars, public relations, trade shows, travel and other related selling and marketing expenses. Sales and marketing expenses were $2.6 million and $31.0 million for the fiscal years ended January 31, 1996 and 1997, respectively, representing 50% of total revenues for each period. The increase in absolute dollars was due primarily to the Company's acquisitions, expansion of the Company's direct sales force and an increase in marketing personnel and activities. The Company believes that the dollar amount of sales and marketing expenses will continue to increase as the Company expands its sales and marketing organization.



    RESEARCH AND DEVELOPMENT. Research and development expenses include engineering personnel and related expenses as well as consulting costs associated with new product development and enhancement of existing products. In accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs. Research and development expenses were $3.2 million and $18.2 million for the fiscal years ended January 31, 1996 and 1997, respectively, representing 63% and 30% of total revenues in each period, respectively. The increase in dollar amount was attributed to an increase in personnel and related expenses, including a significant increase in such expenses resulting from the acquisition of TUXEDO. The decrease in research and development expenses as a percentage of total revenues was primarily due to the substantial increase in revenues. The Company expects that the dollar amount of research and development expenses will continue to increase as the Company continues to commit substantial resources to product development and engineering in future periods.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses include personnel costs for administration, finance, human resources, information technology and general management, as well as amortization of goodwill related to the purchase of IMC. General and administrative expenses were $3.1 million and $12.7 million for the fiscal years ended January 31, 1996 and 1997, respectively, representing 60% and 21% of total revenues for each period, respectively. The increase in dollar amount was attributed to the expansion of the Company's general and administrative staff and associated expenses necessary to manage and support the Company's growth. Amortization of goodwill will total $187,000 per year through September 30, 2000. To the extent future events result in the impairment of goodwill, amortization expenses may occur sooner than the Company expects. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to the substantial increase in revenues. The Company expects that the dollar amount of general and administrative expenses will continue to increase in the future as the Company expands its staffing and incurs higher costs associated with being a public company.



    WRITE-OFF OF IN-PROCESS RESEARCH AND DEVELOPMENT. Write-off of in-process research and development is related to the Acquisitions and totaled $11.2 million for the fiscal year ended January 31, 1996, consisting of IMC ($5.2 million), VI Systems ($860,000) and ITI ($5.1 million). The total of $62.2 million for the fiscal year ended January 31, 1997 included the acquisitions of TUXEDO ($60.9 million) and CST ($1.3 million). See Note 2 of Notes to BEA Systems, Inc. Consolidated Financial Statements.



    If the pending transaction with Digital is completed, the Company will incur an estimated charge ranging from approximately $14 million to $16 million in the fiscal quarter in which the closing occurs for write-off of purchased in-process research and development.


  PROVISION FOR INCOME TAXES


    The Company has experienced operating losses to date and incurred income tax expense of $60,000 and $800,000 for the fiscal years ended January 31, 1996 and 1997, respectively. The income tax expense is comprised primarily of foreign income tax withholding.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



    The following tables set forth certain unaudited quarterly financial data for the five most recent quarters and the percentage of total revenues represented by each line item. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein. In view of the Acquisitions and other factors, the Company believes that quarterly total revenues and operating results should not be relied upon as indications of future performance or results for the fiscal year ending January 31, 1998 or any other future period.



                                                                            QUARTER ENDED
                                                       -------------------------------------------------------
                                                       JAN. 31,    APR. 30,   JUL. 31,    OCT. 31,   JAN. 31,
                                                         1996        1996       1996        1996      1997(1)
                                                       ---------  ----------  ---------  ----------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License Revenues...................................  $   3,071  $    5,484  $   9,678  $   11,693  $  19,984
  Service Revenues...................................      1,309       1,367      3,804       4,323      5,265
                                                       ---------  ----------  ---------  ----------  ---------
    Total Revenues...................................      4,380       6,851     13,482      16,016     25,249
Total Cost of Revenues...............................      2,217       2,494      4,243       5,761      6,109
                                                       ---------  ----------  ---------  ----------  ---------
Gross Margin.........................................      2,163       4,357      9,239      10,255     19,140
Operating Expenses:
  Research and Development...........................      2,713       3,097      4,673       4,868      5,545
  Sales and Marketing................................      1,598       3,912      6,450       9,049     11,559
  General and Administrative.........................      2,122       2,579      2,778       3,519      3,856
  Write-off of In-Process Research and Development...      5,274      60,948      1,300          --         --
                                                       ---------  ----------  ---------  ----------  ---------
    Total Operating Expenses.........................     11,707      70,536     15,201      17,436     20,960
                                                       ---------  ----------  ---------  ----------  ---------
Income (Loss) from Operations........................     (9,544)    (66,179)    (5,962)     (7,181)    (1,820)
Other Income (Expense)...............................         42        (117)         1         209        (89)
Interest Expense.....................................        (68)     (1,117)    (1,765)     (2,059)    (1,786)
                                                       ---------  ----------  ---------  ----------  ---------
Income (Loss) before Income Taxes....................     (9,570)    (67,413)    (7,726)     (9,031)    (3,695)
Provision for Income Taxes...........................         60          38        116         146        500
                                                       ---------  ----------  ---------  ----------  ---------
Net Income (Loss)....................................  $  (9,630) $  (67,451) $  (7,842) $   (9,177) $  (4,195)
                                                       ---------  ----------  ---------  ----------  ---------
                                                       ---------  ----------  ---------  ----------  ---------
Pro Forma Net Income (Loss) Per Share................  $   (0.19) $    (1.35) $   (0.16) $    (0.18) $   (0.08)
                                                       ---------  ----------  ---------  ----------  ---------
                                                       ---------  ----------  ---------  ----------  ---------
Shares Used In Computing Pro Forma Net Income (Loss)
  Per Share..........................................     49,941      50,013     50,376      52,062     52,197
                                                       ---------  ----------  ---------  ----------  ---------
                                                       ---------  ----------  ---------  ----------  ---------


--------------


(1) Includes expenses attributable to amortization of intangible assets resulting from acquisitions in the amount of $2.5 million.

                                                         QUARTER ENDED
                                     -----------------------------------------------------
                                     JAN. 31,   APR. 30,    JUL. 31,   OCT. 31,   JAN. 31,
                                       1996       1996        1996       1996       1997
                                     --------   ---------   --------   --------   --------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License Revenues.................     70%         80%        72%        73%        79%
  Service Revenues.................     30          20         28         27         21
                                       ---      ---------     ---        ---        ---
    Total Revenues.................    100         100        100        100        100
Total Cost of Revenues.............     51          36         31         36         24
                                       ---      ---------     ---        ---        ---
Gross Margin.......................     49          64         69         64         76
Operating Expenses:
  Research and Development.........     62          45         35         31         22
  Sales and Marketing..............     37          57         48         56         46
  General and Administrative.......     48          38         20         22         15
  Write-off of In-Process Research
    and Development................    120         890         10         --         --
                                       ---      ---------     ---        ---        ---
    Total Operating Expenses.......    267        1030        113        109         83
                                       ---      ---------     ---        ---        ---
Income (Loss) from Operations......   (218)       (966)       (44)       (45)        (7)

Other Income (Expense).............      1          (2)        --          1         (1)
Interest Expense...................     (2)        (16)       (13)       (12)        (7)
                                       ---      ---------     ---        ---        ---
Income (Loss) before Income
  Taxes............................   (219)       (984)       (57)       (56)       (15)
Provision for Income Taxes.........      1           1          1          1          2
                                       ---      ---------     ---        ---        ---
Net Income (Loss)..................   (220)%      (985)%      (58)%      (57)%      (17)%
                                       ---      ---------     ---        ---        ---
                                       ---      ---------     ---        ---        ---



    Total revenues have increased each quarter over the past five quarters from $4.4 million in the quarter ended January 31, 1996 to $25.2 million in the quarter ended January 31, 1997. These increases were primarily attributable to the acquisition of BEA TUXEDO in February 1996 and other acquisitions during the period, increasing market acceptance of BEA TUXEDO and related services, the expansion of the Company's direct and indirect sales organizations and growth in order sizes for the Company's products.



    Cost of revenues includes the amortization of intangible assets related to the acquisitions of IMC, ITI, TUXEDO, USL France and CST. The amounts included in the five quarters beginning with the quarter ended January 31, 1996 and ending with the quarter ended January 31, 1997 were $809,000 (18% of revenues); $1.6 million (23% of revenues); $2.2 million (16% of revenues); $2.3 million (14% of revenues); and $2.5 million (10% of revenues) for the respective periods.



    Gross margin increased from 49% in the quarter ended January 31, 1996 to 76% in the quarter ended January 31, 1997. This increase resulted primarily from the increase in total revenues during the period as compared to the relatively fixed level of amortization charges included in cost of revenues during this period.



    Total operating expenses have varied substantially both in absolute dollars and as a percentage of total revenues during the period, due primarily to large write-offs of in-process research and development. These write-offs occurred in the quarters ended January 31, 1996, April 30, 1996, and July 31, 1996. Excluding write-offs for in-process research and development, the dollar amounts of operating expenses have increased in each successive quarter during the period. However, such expenses decreased as a percentage of total revenues during the three quarters ended July 31, 1996. During the quarter ended October 31, 1996, total operating expenses (excluding write-offs of in-process research and development) decreased to 109% of total revenues from 113% of total revenues. General and administrative expenses include $47,000 per quarter in all quarters for the amortization of goodwill expense associated with the acquisition of IMC. While the Company expects operating expenses to increase in absolute dollars over the next several quarters, to the extent that revenues increase, management believes that operating expenses as a percentage of revenues will decline.


    The Company expects that it will experience significant fluctuations in future quarterly operating results as a result of many factors, including, among others: the size and timing of orders; introduction or enhancement of products by the Company or its competitors; market acceptance of middleware products; the lengthy sales and implementation cycle for the Company's products and the potential for significant delays; market acceptance of new products and product enhancements; technological changes in computer systems and environments; the structure and timing of future acquisitions of businesses, products and technologies, if any; increased competition; the ability of the Company to develop, introduce and market new products on a timely basis; changes in the Company's or its competitors' pricing policies; customer order deferrals in anticipation of future new products and product enhancements, if any; the Company's success in expanding its sales and marketing programs; mix of products and services sold; mix of distribution channels; ability to meet the service requirements of its customers; costs associated with acquisitions; loss of key personnel; fluctuations in foreign currency exchange rates; and general economic conditions. As a result of all of these factors, the Company believes that quarterly revenues and operating results are difficult to forecast and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.


LIQUIDITY AND CAPITAL RESOURCES



    Since inception, the Company has financed its operations, and acquisitions of subsidiaries and the distribution rights to TUXEDO, primarily through the private sale of equity securities of approximately $51 million, notes payable of approximately $83 million, financing of approximately $1 million under its equipment lease line, borrowings on a revolving credit arrangement, and an unsecured credit arrangement with the Company's majority stockholder.



    Under the terms of the revolving credit arrangement, the Company has the ability to borrow up to $10 million and borrowing availability is based on the aggregate of (i) a percentage of certain accounts receivable and (ii) $4.0 million. At January 31, 1997, the Company had borrowed $9.0 million and had an additional borrowing availability of $1.0 million. The credit arrangement is collateralized by the assets of the Company and also contains certain covenants. As of January 31, 1997, the Company was in compliance with the covenants. The credit arrangement bears interest at the LIBOR rate plus 5.125% (10.49% in aggregate at January 31, 1997) and is scheduled to expire in April 1997. However, the lender has verbally agreed to automatically renew the arrangement for one year and allow the Company to borrow up to $10 million regardless of the eligible trade receivable balance.



    Under the terms of the unsecured credit arrangement with the Company's majority stockholder, the Company has the ability to borrow up to $10 million. At January 31, 1997, the Company had borrowed $1.0 million and had an additional borrowing availability of $9.0 million. Borrowings under the arrangement are convertible, at the option of the lender, into shares of Common Stock at a price equal to the net proceeds per share received by the Company upon the successful completion of an initial public offering. The credit arrangement bears interest at 11%. Outstanding borrowings and accrued interest are due upon the earlier of the successful completion of an initial public offering or July 22, 1998.



    During the fiscal year ended January 31, 1996, the Company purchased businesses and technologies for, in aggregate, $16.1 million in cash, a note payable for $2.7 million and assumed $5.4 million of other liabilities. For the fiscal year ended January 31, 1997, the Company purchased businesses and technologies for, in aggregate, $5.5 million in cash, a note payable for $916,000 and the assumption of $6.8 million in liabilities. Also during the fiscal year ended January 31, 1997, the Company acquired from Novell exclusive rights to TUXEDO for a note payable of $77.3 million, $200,000 in cash and $702,000 in assumed liabilities.



    In connection with the acquisition of IMC, the Company issued the $2.7 million note as partial consideration in the acquisition. The note was later increased as a result of a subsequent bonus payment of $1.4 million due to revenue levels achieved by IMC subsequent to acquisition. The note accrues interest at 8%, with the principal and all accrued interest payable on the earlier of October 2000 or the successful completion of a public offering of the Company's equity securities. See "Use of Proceeds."



    The note issued for the exclusive license of TUXEDO calls for payments aggregating $89.6 million. Interest was imputed at 8%, which resulted in the recorded liability of $77.3 million. The note is secured by the rights to the licensed software. The payments owed to Novell can be discounted by 8% if paid prior to 30 days before the established due date. However, management does not currently anticipate any early payments.



    The note payable issued for the purchase of Bay Technologies calls for payments aggregating $1.0 million. Interest was imputed at 8%, which resulted in the recorded liability of $916,000.



    In the fiscal years ending January 31, 1996 and 1997, respectively, the Company used approximately $67,000 and $4.7 million, respectively, of cash to purchase property and equipment, primarily for leasehold improvements, computers and furniture and other office equipment. The Company also acquired equipment with a cost of approximately $1.0 million under a capital lease line of credit in fiscal 1997. At January 31, 1997, the Company had available borrowings of $1.0 million under the capital lease line of credit. The Company had no other material investing activities. As of January 31, 1997, the Company did not have any material commitments for capital expenditures. Under the Digital Agreement, the Company will be obligated following the closing of the transaction to make aggregate payments to Digital of $22 million through February 2000. The Company will be obligated to pay $5 million to Digital, $3 million of which will be due on June 20, 1997 and $2 million of which will be due on the earlier of June 20, 1997 or 10 days after the purchase by Digital of $2 million worth of Common Stock offered hereby. On or before February 1, 1998, 1999 and 2000, BEA will be obligated to make payments to Digital of $2 million, $4 million and $11 million, respectively; however, at Digital's election, certain portions of these payments may be converted into shares of the Company's Common Stock at prices ranging from 1.5 to 2.5 times the initial public offering price.



    At January 31, 1997, the Company had $3.3 million in cash and cash equivalents and a working capital deficit of $32.8 million.



    Due to the relatively large dollar size of individual sales and the fact that a substantial portion of the Company's accounts receivable from license revenues have been generated within the last weeks of each quarter, the Company has experienced significant fluctuations in its average days sales outstanding. The Company believes that such fluctuations will continue in the future and will continue to affect its liquidity, working capital and financial condition.



    The Company believes that the net proceeds from the offering, together with its current cash balances, cash available under its lines of credit and cash from operations will be sufficient to meet its working capital requirements through January 31, 1998. Although operating activities may provide cash in certain periods, to the extent that the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash. Consequently, any such growth may require the Company to obtain additional equity or debt financing. There can be no assurance that additional financing will be available or, if available, that it will be on terms satisfactory to the Company. See "Risk Factors--Substantial Future Capital Needs."

SELECTED UNAUDITED PRO FORMA OPERATING RESULTS



    The selected unaudited pro forma condensed consolidated financial information for the Company set forth below gives effect to the acquisition of USL France. The historical and unaudited pro forma financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of the Company and USL France and should be read in conjunction with the respective consolidated financial statements and the notes thereto. The unaudited pro forma condensed consolidated statements of operations data for the year ended January 31, 1997 gives effect to the acquisition as if it had occurred on February 1, 1996. The unaudited pro forma condensed consolidated financial information set forth below reflects certain adjustments, including, among others, adjustments (i) to eliminate revenues and expenses which occurred between the entities prior to the acquisition by the Company and (ii) to reflect the amortization of purchased intangible assets as though the business had been combined for the full period. The information set forth below should be read in conjunction with the other information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and USL France. The unaudited pro forma condensed consolidated financial information set forth below does not purport to represent what the consolidated results of operations or financial condition of the Company would have been if it had acquired USL France on such date or to project the future consolidated results of operations or financial condition of the Company. See "Risk Factors--Past and Future Acquisitions."

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
                      FOR THE YEAR ENDED JANUARY 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                       USL FRANCE
                                                                        FOR THE                       PRO FORMA
                                                        BEA FOR THE   PERIOD FROM      PRO FORMA     FOR THE YEAR
                                                         YEAR ENDED   FEBRUARY 1,      BUSINESS         ENDED
                                                        JANUARY 31,   1996 TO MAY     COMBINATION    JANUARY 31,
                                                            1997        5, 1996       ADJUSTMENTS        1997
                                                        ------------  ------------  ---------------  ------------
Total Revenues........................................   $   61,598    $    1,183   $     (260)(a)    $   62,521
Total Cost of Revenues................................       18,607           886           (7)(a)(b)      19,486
                                                        ------------  ------------  ---------------  ------------
Gross Margin..........................................       42,991           297         (253)           43,035
Operating Expenses:
  Research and Development............................       18,183            --                         18,183
  Sales and Marketing.................................       30,970           341                         31,311
  General and Administrative..........................       12,732            42                         12,774
  Write-off of In-Process Research and Development....       62,248                                       62,248
                                                        ------------  ------------  ---------------  ------------
    Total Operating Expenses..........................      124,133           383           --           124,516
                                                        ------------  ------------  ---------------  ------------
Income (Loss) from Operations.........................      (81,142)          (86)        (253)          (81,481)
Interest Expense......................................       (6,727)          (10)          --            (6,737)
Other Income (Expense)................................            4            32           --                36
                                                        ------------  ------------  ---------------  ------------
Income (Loss) before Income Taxes.....................      (87,865)          (64)        (253)          (88,182)
Provision for Income Taxes............................          800            58                            858
                                                        ------------  ------------  ---------------  ------------
Net Income (Loss).....................................   $  (88,665)   $     (122)  $     (253)       $  (89,040)
                                                        ------------  ------------  ---------------  ------------
                                                        ------------  ------------  ---------------  ------------
Pro Forma Net Income (Loss) Per Share(c)..............                                                $    (1.74)
                                                                                                     ------------
                                                                                                     ------------
Pro Forma Weighted Average Number of Common Shares
  Outstanding(c)......................................                                                    51,162
                                                                                                     ------------
                                                                                                     ------------


--------------


    PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED JANUARY 31, 1997, ARE AS FOLLOWS:



(a) Reflects the elimination of revenues and related cost of revenue on transactions between the entities prior to acquisition by the Company.



(b) Reflects the amortization of acquired distribution rights as though USL France had been included for the full period. Additional amortization totals $253,000 and represents approximately three months of amortization of acquired distribution rights of $2,672,000 which are being amortized over a period of thirty months. Amortization subsequent to May 5, 1996 is included in the historical results of the Company.



(c) Pro forma net income (loss) per share is computed by dividing pro forma net income (loss) by the pro forma weighted average number of shares used elsewhere in this Prospectus.

                                    BUSINESS

INTRODUCTION


    BEA Systems, Inc. ("BEA" or the "Company") designs, develops, markets and supports software used by large organizations to enable and support their most critical business processes. The Company's Enterprise Transaction Framework is an open, integrated middleware software platform for developing, deploying and managing distributed mission-critical computer software applications. The core of the BEA Enterprise Transaction Framework is BEA TUXEDO, a software engine that manages transactions and communications for enterprise-wide applications, enabling organizations to realize the benefits offered by distributed computing environments while preserving the traditional advantages of mainframe-based systems. BEA products provide a middleware software infrastructure that supports thousands of simultaneous users distributed worldwide. With the pending acquisition of exclusive rights to Digital MessageQ (to be renamed BEA MessageQ) and Digital ObjectBroker (to be renamed BEA ObjectBroker), the Company is seeking to extend its Enterprise Transaction Framework to incorporate comprehensive message-oriented middleware for application integration and new object-oriented technologies. In addition to its software products, BEA provides its customers with complete solutions through a range of professional services offerings.



    BEA's products are marketed and sold worldwide, principally through the Company's direct sales force and also indirectly through third parties. BEA's products have been adopted in a wide variety of industries, including banking and finance, manufacturing, retail, technology, telecommunications and transportation. During the fiscal year ended January 31, 1997, BEA sold new product licenses to over 170 customers, including over 100 customers that were not inherited through acquisitions. The total number of customers using products that have been acquired and developed by BEA is greater than 600 worldwide. These customers include: The AT&T Corp., Bell Communications Research, Inc., Damark International Inc., Discover Card Trust, Federal Express Corp., Fidelity Investments, Gap Inc., J.J. Kenney, MBNA, McKesson Corp., Motorola Inc., Nippon Telephone & Telegraph, Northwest Airlines Corp., U.K. Employment Services, Union Bank of Switzerland, Union Pacific Railroad and Walgreens Co. In addition, ISVs such as PeopleSoft Inc. and Clarify, Inc. embed BEA TUXEDO into their own product offerings in order to improve the scalability, portability and interoperability of their products.


INDUSTRY BACKGROUND

    Over the past decade, the information systems of many large organizations have been evolving from traditional mainframe-based systems to distributed computing environments. This evolution has been driven by the benefits offered by distributed computing, including lower incremental technology costs; faster application development and deployment; increased flexibility; and improved access to business information. Despite these benefits, large-scale mission-critical applications that enable and support fundamental business processes, such as airline reservations, credit card processing and customer billing and support systems, have largely remained in mainframe environments. For several decades, the high levels of reliability, scalability, security, manageability and control required for these complex, transaction-intensive systems within thousands of organizations have been provided by mainframe middleware software such as IBM's Customer Information and Control Systems ("CICS"). Today, according to estimates by The Standish Group, there are more than 50,000 CICS licenses and over two billion lines of CICS code in use for mission-critical applications worldwide. These mainframe environments, however, suffer from several shortcomings, including inflexibility, lengthy development and maintenance cycles and limited, character-based user interfaces. Increasingly, these shortcomings are forcing many organizations to seek out technologies that will enable them to overcome the limitations of distributed computing for mission-critical applications while providing the robust computing infrastructure previously unavailable outside the mainframe environment.

  THE LIMITATIONS OF DISTRIBUTED COMPUTING FOR LARGE-SCALE MISSION-CRITICAL
    APPLICATIONS

    While some mission-critical applications have been successfully migrated to distributed computing environments, the inherent technical and business limitations of distributed computing have generally precluded its use for the complex, large-scale, transaction-intensive applications that are critical to the ongoing operations of many organizations. These limitations include the following:

    LIMITED SCALABILITY, RELIABILITY AND INTEROPERABILITY. Distributed computing applications are generally limited in scalability to the capacity of database and application servers. Adding servers requires significant rewriting of application logic because existing applications are written in such a manner that each component must know the specific location within the system of all other components. In addition, in distributed computing environments, a significant portion of an application's business logic typically resides on the client (a desktop PC or workstation), while the database resides on one or more servers. Large amounts of data must travel over the network, limiting network performance, while application changes or updates must be deployed and monitored at each client, making effective network administration and management difficult. As a result of these factors, the addition of more clients and servers may actually lead to a decrease in system performance. Also, additional servers exponentially increase the difficulty of managing multiple resources and dynamically balancing processing loads across the network as a result of several factors, including: the risk of interruption to critical business processes due to the inability to make online changes to applications, the complexities that arise in ensuring that any changes are reflected across the network in a comprehensive and consistent manner and the need to reoptimize system performance in light of these changes.

    Mission-critical applications must maintain the highest levels of reliability and data and transaction integrity, all of which are very difficult to achieve in distributed computing environments. These requirements mandate comprehensive monitoring and control of all system components in order to verify the correct completion of each processing step. In addition, most of these environments are heterogeneous, requiring applications to interoperate across a variety of hardware and software platforms. The lack of scalability, reliability and interoperability has greatly limited the use of distributed computing for large-scale, mission-critical applications.

    DIFFICULTY IN LEVERAGING INVESTMENTS IN LEGACY TECHNOLOGY. Many organizations have significant, long-standing investments in their mainframe-based systems and the mission-critical applications running on these systems. According to IDC, approximately $250 billion has been spent to date on mainframe system hardware purchases. Distributed computing technologies have provided minimal integration or interoperability with existing mission-critical applications on the mainframe; therefore, achieving the benefits of distributed computing has generally required organizations to build entirely new applications. This typically means abandoning previous investments in legacy applications and increases the risk of costly business interruptions when organizations attempt to migrate mission-critical applications from the mainframe.

    DIFFICULTY IN LEVERAGING EXISTING PERSONNEL AND SKILLS. Over time, organizations have invested extensively in mainframe-based programmers and technology. The Standish Group estimates that there are currently one million COBOL programmers worldwide. These programmers are well-versed in the business logic, programming languages and development methodologies necessary to build mainframe-based mission-critical applications. The successful implementation of distributed computing, however, requires additional expertise in various other skill sets and emerging technologies. Organizations that seek to implement distributed computing for mission-critical applications are thus faced with the choice of either retraining existing programmers or replacing them with new programmers possessing the requisite skills, but who must still be trained in the organization's business processes. These alternatives are extremely costly, have no guarantee of success and raise the risk of potential disruptions to critical business processes.

  MIDDLEWARE AS THE MEANS TO IMPLEMENT DISTRIBUTED MISSION-CRITICAL APPLICATIONS

    In order to overcome the technical and business limitations of distributed computing for large-scale, mission-critical applications, organizations are turning to a new architecture that incorporates middleware--a software infrastructure that is designed to connect clients, applications and databases. A sufficiently robust middleware product would enable developers to create large-scale, mission-critical applications that can be deployed and interoperate across multiple heterogeneous platforms, databases and operating systems while providing the flexibility to select those platforms that best suit a particular application environment. Such a software infrastructure would provide the traditional benefits of mainframe-based computing--scalability, reliability, security, manageability and control--while taking advantage of the opportunities offered by distributed computing.

  MARKET OPPORTUNITY

    The Company believes that robust middleware software, and the training and professional services capabilities required to support it, are crucial to enabling organizations to extend their mission-critical applications to take advantage of the benefits offered by distributed computing. The Standish Group estimates that U.S. companies spent over $60 billion in 1996 to modernize their mainframe-based applications to include distributed client/server and Internet technologies and that this annual spending rate will double by the year 2000. The Company believes that the potential benefits to organizations of distributed computing for mission-critical applications are significant. In order to be successful, however, distributed computing environments must provide many of the desirable capabilities of current mainframe-based systems and must preserve and leverage existing investments in technology and programmers.

THE BEA SOLUTION


    BEA's products and services enable companies to overcome the limitations of distributed computing for mission-critical applications. BEA's Enterprise Transaction Framework, based upon time-tested and market-proven BEA TUXEDO technology, provides a middleware solution that addresses the scalability, manageability, platform independence, interoperability, integrity, reliability and security requirements of complex, large-scale, distributed computing in the heterogeneous environments present in most major organizations. The BEA solution allows companies to leverage their substantial investments in legacy systems, significantly extending the useful lives of mainframe and programmer assets while fully exploiting the benefits offered by distributed computing. The incorporation of BEA MessageQ and BEA ObjectBroker into the Enterprise Transaction Framework will extend its capabilities to include message-oriented, middleware-based and object-oriented programming methodologies.


    The BEA solution provides the following benefits:

  PROVIDES A TESTED, PROVEN INFRASTRUCTURE FOR DISTRIBUTED MISSION-CRITICAL
    APPLICATIONS

    BEA TUXEDO, the foundation of the BEA Enterprise Transaction Framework, is a time-tested and market-proven infrastructure for distributed mission-critical applications. By providing a robust, scalable, cost-effective infrastructure--formerly available only on mainframe computers--BEA enables mission-critical applications to run in distributed computing environments. BEA TUXEDO overcomes the limitations on scalability that characterize distributed computing environments by providing a messaging and dynamic load balancing infrastructure that determines the location and syntax of any component without requiring them to be programmed within an application. This separation of business logic from location and syntax enables an arbitrary number of servers to be added to the network with processing loads being balanced dynamically, thereby providing mainframe-like scalability and flexibility. This separation also enables applications written using BEA TUXEDO to reflect more closely underlying business processes, thereby increasing an organization's flexibility with respect to the design, development, implementation and adaptability of its mission-critical applications.

    BEA TUXEDO's application, transaction and fault management systems combine to ensure data and transaction integrity, enabling distributed computing environments to achieve mainframe-like reliability and security. By using BEA's products and services, organizations do not have to build their own custom infrastructure solutions, a costly and time-consuming process that is often beyond their technical capabilities and resources. Instead, organizations can focus on developing and deploying their mission-critical applications, with the assurance that BEA TUXEDO will ensure their scalability, reliability, interoperability and security. The pending acquisition of MessageQ and ObjectBroker is intended to extend the capabilities of the Enterprise Transaction Framework. MessageQ is optimized for integrating disparate distributed applications across a broad range of hardware platforms and operating systems, providing a fast and reliable queuing and publish-and-subscribe system for brokering messages and enabling customers to communicate among existing applications through one standard enterprise middleware infrastructure. BEA ObjectBroker allows customers to deploy mission-critical object-based applications. The planned integration of BEA TUXEDO and BEA ObjectBroker will enable objects to interoperate with BEA TUXEDO services, providing a migration path to object technology.


  PRESERVES THE VALUE OF INVESTMENTS IN LEGACY SYSTEMS AND SKILLS

    BEA products and services preserve an organization's investment in mainframe technology and programmers while allowing customers to take advantage of the capabilities of distributed computing. Customers do not need to change or replace reliable, robust mission-critical applications in which they have made significant investments; rather, BEA's products and services enable them to extend and evolve these applications to take advantage of the benefits of distributed computing. BEA's solutions allow mainframe software to be extended to distributed computing platforms with minimal change, protecting the investment in mainframe-based systems while permitting an orderly transition to a distributed computing environment. Because BEA's products allow the mainframe to be treated as just another node on the network, programmers can continue to develop, deploy and maintain mainframe-based applications as before. This allows current programmers who are well-versed in the business processes and logic of the organization to work more efficiently without needing to be trained in the skills necessary to maintain a reliable distributed computing environment. Additionally, BEA's products enable customers to adopt and integrate new technologies--such as the Internet and object-oriented development technologies--as they emerge.

  ENABLES INTEROPERABILITY ACROSS A BROAD RANGE OF PLATFORMS


    BEA TUXEDO runs on virtually all major commercial platforms, providing interoperability across heterogeneous computing environments. This allows organizations to develop mission-critical applications that are independent of specific hardware, software and networking technologies. This interoperability enables organizations to avoid the cost, delay and technical risks associated with rewriting of applications to be compatible with new technologies and computer systems. By providing an open application programming interface for BEA TUXEDO, programmers may write applications only to that interface and can then rely on BEA TUXEDO to execute their applications across multiple platforms. MessageQ, to which the Company has agreed to acquire exclusive rights from Digital, runs on all major UNIX platforms, Windows NT, Windows 95, Windows 3.1, Open VMS, Macintosh, OS/2, MS-DOS and selected IBM environments via LU 6.2. ObjectBroker, which the Company is also acquiring from Digital, also runs on all major UNIX platforms, as well as Windows NT, Windows 95, Windows 3.1 and Open VMS. Currently, BEA TUXEDO supports over 40 operating platforms, including the market-leading UNIX platforms, Windows NT and IBM MVS. BEA TUXEDO also supports all XA-compliant relational databases available as of January 31, 1997, including products from IBM Corporation, Informix Software, Inc., Microsoft Corporation, Oracle Corporation and Sybase Inc. BEA TUXEDO also works with over 40 development, testing and management tools.

  REDUCES TIME AND COST OF APPLICATION DEVELOPMENT AND DEPLOYMENT

    Application development using the BEA Enterprise Transaction Framework allows programmers to design the business logic in their applications independent of system deployment issues. Once the business logic has been programmed, the BEA Enterprise Transaction Framework provides the translations and interface conversions necessary to run the application in a distributed computing environment. This reduces the time and cost of developing and deploying applications because programmers need focus only on the business logic, while the BEA Enterprise Transaction Framework ensures that these changes are incorporated automatically in a comprehensive and consistent manner. Because of this segregation, BEA's products enable an entire worldwide system to be tuned and administered, servers to be added and deleted and the network configuration to be altered, without changing the business application.

  EXTENDS MISSION-CRITICAL APPLICATIONS TO THE INTERNET AND INTRANETS

    BEA Jolt enables the extension of enterprise-wide mission-critical applications to the Internet and intranets without reprogramming. BEA Jolt translates between Java applets and BEA TUXEDO, ensuring that transaction integrity is maintained despite unreliable connections and the Internet's inherent inability to retain the current state of a transaction. By enabling Internet and intranet applications to meet the stringent scalability, reliability and availability requirements for mission-critical applications, many of the challenges of electronic commerce can be overcome. See "Risk Factors--Technological Change; Dependence on New Products and Product Enhancements."

THE BEA STRATEGY

    The Company's strategy is to leverage its current leadership position in distributed transaction processing in order to establish its middleware solutions as the industry standard for developing, deploying and managing large-scale mission-critical applications for distributed environments.

    The key elements of the Company's strategy are:

  ENHANCE BEA'S TECHNOLOGY LEADERSHIP


    The BEA Enterprise Transaction Framework is based upon BEA TUXEDO, a market-tested and proven technology initially developed at AT&T Bell Labs in 1984. The Company, which acquired the rights to TUXEDO in February 1996, intends to continue to invest in the enhancement of its core BEA TUXEDO technology. BEA expects to add new functionality to all components of the BEA Enterprise Transaction Framework. Over the course of the next 12 months and subject to completion of the Digital transaction, planned releases of BEA products will complete the integration of BEA TUXEDO with BEA MessageQ and BEA ObjectBroker, improve electronic commerce capabilities and increase the number of platforms supported to more than 50.


  EXPAND BEA'S GLOBAL SOLUTIONS CHANNEL


    Due to the strategic nature of the Company's products, customers require BEA to provide complete global services and support. As of January 31, 1997, the Company had 28 offices in 15 countries worldwide and intends to continue to expand its global distribution facilities to provide the direct sales, services, training and support necessary to enable customers to develop, deploy and manage distributed mission-critical applications. In addition, the Company will continue to develop third-party relationships to augment its sales, services, training and support capabilities.


  PROMOTE THE EMBEDDING OF BEA TUXEDO IN ISV APPLICATIONS

    BEA will continue to work with ISVs to embed BEA TUXEDO into their product offerings. By licensing its products in this manner, the Company aims to accelerate the acceptance of BEA's products and establish these products as the de facto standard middleware solution. ISVs can benefit significantly from embedding BEA software into their product offerings, enabling them to scale the number of clients supported, eliminate most hardware porting concerns and provide interoperability with other applications based on the BEA Enterprise Transaction Framework. ISVs that have already embedded BEA software into their products include Clarify Inc., Cycare Systems, Inc., Filoli Information Systems and PeopleSoft Inc.

  LEVERAGE STRATEGIC PARTNERSHIPS

    The sale of middleware solutions for distributed mission-critical applications requires significant expertise and time spent with potential customers. By leveraging its strategic partnerships with hardware OEMs, ISVs, systems integrators and consultants, the Company is able to extend the reach of its direct sales force. The Company intends to strengthen existing relationships with key industry players, such as Andersen Consulting, Hewlett-Packard Corporation and Sun Microsystems, as well as develop new relationships, in order to increase market awareness and demand and shorten the sales cycle for BEA's products.

  FACILITATE THE EMERGENCE OF ELECTRONIC COMMERCE OVER THE INTERNET

    The Company intends to provide the software and services necessary to enable businesses to conduct safe, reliable commercial transactions over the Internet while making use of their existing mission-critical applications. In order to provide robust commerce over the Internet, an application must be able to accommodate unreliable connections, massive scalability requirements and an inherent inability to retain the current state of a transaction. With BEA Jolt and the BEA Enterprise Transaction Framework, the Company provides both the middleware infrastructure and Java-based technology to meet these technical challenges and to enable an organization to extend its mission-critical applications to the Internet and intranets without reprogramming. See "Risk Factors--Technological Changes; Dependence on New Products and Product Enhancements."

MARKETS AND CUSTOMERS


    The total number of licensees using BEA TUXEDO and related products is greater than 1,200 worldwide. For the fiscal year ended January 31, 1997, BEA sold new product licenses to over 170 customers, including over 100 customers that were newly-developed by the Company. The Company's target end-user customers are organizations with sophisticated, high-end information systems with numerous, often geographically dispersed users and diverse, heterogeneous computing environments. Customers are generally mainframe-reliant or have large-scale client/server implementations that handle very high volumes of business transactions. The Company's customers use BEA products as a middleware platform for developing, deploying and managing mission-critical applications key to the customer's business.

    The following is a representative list of the organizations that accounted for at least $100,000 in revenues to the Company during the fiscal year ended January 31, 1997:



TELECOMMUNICATIONS           BANKING AND FINANCE          GOVERNMENT
---------------------------  ---------------------------  ---------------------------
Alltel Corp.                 Banco del Atlantico          Finnish Ministry of Labor
Ameritech Corp.              Cybercash, Inc.              Finnish Post
AT&T Corp.                   First Datacard               Greek Ministry of Finance
AT&T Wireless                MBNA                         Swedish Police
Bell Atlantic Corp.          Societe Generale             Swedish Tax Office
Bell Communications          Swiss Life                   Swedish Labor Union
 Research, Inc.              RBC Dominion                 United Utilities
Cincinnati Bell Information  Union Bancaire Privee        United States Postal
 Systems, Inc.               Union Bank of Switzerland     Service
Deutsche Telecom             DISTRIBUTION AND             RETAIL
France Telecom               TRANSPORTATION               Broadway & Seymour Inc.
Lucent Technologies Inc.     Federal Express Corp.        Shopright Checkers
MCI Communications Corp.     McKesson Corp.               Walgreens Co.
Motorola Inc.                Northwest Airlines Corp.
Nynex Cablecommunication     Renault
 Group Inc.                  Union Pacific Railroad
Nippon Telephone and
 Telegraph
Pacific Bell
Southern New England
 Telecommunications
 Corporation
Telecom Finland


    In addition to direct sales to end-user customers, BEA works with systems and software integrators that incorporate BEA products for resale. The Company also sells BEA TUXEDO to software and computer hardware providers to embed into their application software or software toolsets. These customers include the following organizations:


                                                             SYSTEMS INTEGRATORS/
       HARDWARE OEMS                    ISVS                      CONSULTANTS
---------------------------  ---------------------------  ---------------------------
Bull Group                   CableData                    Andersen Consulting
Data General Corporation     Clarify Inc.                 Cambridge Technology
Digital Equipment Corp.      Cylink Corporation           Partners
Fujitsu                      Filoli Information Systems   Computer Science
Hewlett-Packard              Minnesota Mining and         Corporation
Hyundai                       Manufacturing Co.           Electronic Data Systems
ICL plc                      Nomad Software               Corporation
Lucky Goldstar               PeopleSoft Inc.              Perot Systems
NEC                          Sybase Inc.                  Steria (France)
Samsung                                                   Tangent Computer, Inc.
Sequent Computer Systems
 Inc.
Siemens-Nixdorf GmbH
Sun Microsystems
Tandem Computers Inc.
Unisys Corp.

    See "Risk Factors--Expanding Distribution Channels and Reliance on Third Parties"

    The following examples illustrate how some organizations are using BEA products as a middleware framework to provide the infrastructure for enabling mission-critical distributed transaction processing applications.

  AT&T

    AT&T's Consumer Customer Care system for bill inquiry and order entry supports 7,500 services and 1,500 sales/customer contact positions 24 hours a day, seven days a week and is key to AT&T's overall customer satisfaction efforts. When AT&T decided to reengineer these applications to make use of distributed systems, BEA TUXEDO was selected as the middleware solution to provide reliable communications among the Customer Care system's many applications. The decision to use BEA TUXEDO was based on the product's asynchronous messaging technology and data-dependent routing capabilities, and its ability to support multiple processors in a flexible configuration. In the AT&T implementation of BEA TUXEDO, each processor is viewed as an independent domain. By providing independent application services that can be used by all domains, BEA TUXEDO isolates the impact of single processor failures, which has enabled high availability applications to be supported without redundant hardware. Overall, through this reengineering effort, AT&T is lowering unit costs and improving customer and employee satisfaction in support of bill inquiry and order entry functions.

  BANCO DEL ATLANTICO

    Banco del Atlantico ("B.A."), the fifth largest bank in Mexico, needed an information system that would allow it to leverage its legacy Unisys platform with its newly acquired Hewlett-Packard distributed systems. B.A. had over 4,000 personal computers and more than 100 local area networks running on heterogeneous platforms at its branch banks and headquarters in Mexico City. B.A. chose to invest in a middleware solution to increase total reliability and security, allow for more consistent performance, and solve key connectivity issues relating to integrating legacy and distributed systems. B.A. initially evaluated BEA TUXEDO and several other products and chose BEA TUXEDO because of its reliability and ability to provide seamless integration among all of B.A.'s platforms. BEA TUXEDO provides a common layer in the B.A. infrastructure to direct the complex interactions between applications and systems. Currently, all of B.A.'s telephone banking applications and customer information database applications are supported by BEA TUXEDO.

  DAMARK

    After years of growth, Damark, a major catalog direct marketing company, reached an earnings plateau in early 1994, despite increased sales. Damark was experiencing increasing paper and postage costs, which represent significant elements of its direct marketing efforts to 10 million prospective customers. The challenge faced by its IT department was to find the most efficient, cost-effective way to receive and fill customer orders, which at times reach fifteen thousand per day. The IT department evaluated middleware solutions that were capable of handling peak order volume and scaling to incorporate multiple call centers around the United States. Damark's specific requirements included guaranteed message delivery for both asynchronous or synchronous communications, a single development interface for all components, operational manageability and off-the-shelf, proven technology. Through a solution that combined BEA TUXEDO and Oracle relational databases. Through a solution that combined BEA TUXEDO and Oracle relational databases, Damark was able to connect its toll-free call representatives directly to the prospective customer's information database, thereby significantly improving overall representative efficiency. In addition, Damark uses BEA TUXEDO to minimize system downtime, as users are transferred within 30 seconds from a failed node to another node capable of handling the requested transaction.

  PEOPLESOFT


    PeopleSoft, a leading provider of enterprise software supporting human resources, financial and manufacturing applications on open systems, needed a software framework to strengthen its ability to implement applications across multiple sites and computing environments. PeopleSoft investigated multiple technologies, including a number of middleware products. PeopleSoft decided to base PeopleSoft Release 6 and future applications on BEA technology, selecting BEA TUXEDO because of its request/reply and publish/subscribe messaging capabilities, and its strengths in handling high-volume transaction processing with high availability and reliability. By using BEA TUXEDO as its middleware infrastructure, PeopleSoft is able to deliver multi-tier global applications. PeopleSoft is making use of the multiple communication capabilities within the BEA TUXEDO framework based on the need of applications to process transactions in either a real-time or asynchronous mode. In addition, end users can use BEA TUXEDO to enable custom applications to interoperate with the packaged PeopleSoft applications. PeopleSoft 6, the first PeopleSoft release using BEA TUXEDO, began shipping to customers in December 1996.

  UNITED KINGDOM EMPLOYMENT SERVICE


    In 1996, the United Kingdom Employment Service ("E.S.") determined that it needed a new software application to support its labor market activities. E.S.'s existing systems were reaching the end of their product life cycles and did not have the flexibility to incorporate new technology to enhance functionality. E.S. selected BEA TUXEDO as the middleware framework for the Labour Market System ("LMS"), an application designed to replace all existing applications. LMS now links all 1,067 job centers in Great Britain, using CA-Ingres relational databases running on Sequent platforms as the core of the system. LMS has become one of the world's largest distributed systems. Thirty thousand people throughout E.S. have been trained to use the system, which processes over five million transactions per day. The integrated system enables immediate searches and displays of suitable vacancies and opportunities for job seekers, thereby improving the services that E.S. is able to offer its clients.


PRODUCTS


    The BEA Enterprise Transaction Framework is an integrated middleware software platform for building, deploying and managing distributed mission-critical applications. The BEA Enterprise Transaction Framework provides the scalability, manageability, platform independence, interoperability, integrity, reliability and security requirements of complex, large-scale, transaction-intensive mission-critical applications in a distributed computing environment. The core of the BEA Enterprise Transaction Framework is BEA TUXEDO, a market-proven and time-tested technology first developed at AT&T Bell Labs in 1984. The Company took over development, sales and support of TUXEDO from Novell in February 1996 and has subsequently shipped BEA TUXEDO Release 6.2, BEA Connect SNA Version 1.1, BEA Connect TCP Version 1.1, and BEA Jolt Version 1.0. On January 31, 1997, the Company agreed to acquire exclusive rights to MessageQ, ObjectBroker and other related products from Digital.

                    THE BEA ENTERPRISE TRANSACTION FRAMEWORK

    Set forth on page   is a horizontal rectangular box bearing the caption "BEA
TUXEDO KERNEL." Set forth on top of this box are four square boxes each with a caption reading, from left to right, "BEA BUILDER," "BEA CONNECT," "BEA TP BLUE" and "BEA JOLT." Set forth to the left of the five aforementioned boxes is a vertical rectangular box of equal height as the combined other boxes, with a caption reading "BEA MANAGER."

  BEA TUXEDO

    BEA TUXEDO is a robust engine for developing, deploying and managing mission-critical applications in distributed computing environments. BEA TUXEDO provides distributed transaction processing and application messaging capabilities, as well as the full complement of services necessary to build and run mission-critical applications. It enables developers to create applications that interoperate across multiple hardware platforms, databases and operating systems.

    BEA TUXEDO provides mainframe-like performance for distributed mission-critical applications. It allows these applications to accommodate thousands of worldwide users, high-transaction throughput, multiple concurrent database access and large volumes of data, while maintaining short response times, high data integrity and security and 7x24x365 system availability. At the same time, BEA TUXEDO enables developers and systems managers to take advantage of the benefits offered by distributed computing environments, such as lower incremental technology costs, increased flexibility, faster application development and deployment and improved access to business information.


  BEA MESSAGEQ



    BEA MessageQ enables messages to be sent from one application to another through an advanced queued message bus. Queued messaging allows applications to communicate without interruption, either synchronously or asynchronously, through queues or publish-and-subscribe mechanisms. BEA MessageQ ensures that messages on incoming and outgoing queues are recognized and executed only when the receiving or sending system is ready for processing. The communicating programs can be on the same computer or on many different computers in an enterprise-wide network. The Company has agreed to acquire exclusive rights to BEA MessageQ from Digital in a transaction scheduled to close on or about March 26, 1997. Any rights of the Company to BEA MessageQ are subject to the consummation of this transaction, which remains subject to certain closing conditions.

  BEA OBJECTBROKER



    BEA ObjectBroker is a CORBA-compliant Object Request Broker ("ORB") that simplifies software integration and the development of new, object-oriented distributed solutions. BEA ObjectBroker runs on more platforms than any other ORB and, having first shipped in 1991, is the most mature existing ORB technology. Throughout its development and ongoing enhancements, BEA ObjectBroker has focused on high performance and enterprise-level robustness. BEA ObjectBroker is also subject to the pending Digital transaction, and any rights of the Company to BEA ObjectBroker are subject to completion of that transaction, which remains subject to certain closing conditions.


  BEA JOLT

    BEA Jolt extends the capabilities of BEA TUXEDO to the Internet and intranets, making mission-critical applications immediately accessible through these media without the need for any additional application programming. It enables Internet and intranet application developers to take full advantage of the benefits offered by the BEA Enterprise Transaction Framework and, the Company believes, provides the means for resolving many of the technical issues hindering the development of electronic commerce on the Internet. BEA Jolt ensures that transaction integrity is maintained, notwithstanding the Internet's inherent inability to retain the current state of any transaction or the frequently unreliable connections encountered by users. BEA Jolt employs a Java-based interface that allows programmers to execute service requests from any Java-enabled web browser without requiring any knowledge of detailed transaction semantics. BEA Jolt also ensures an application's security, since neither transactional programming nor semantics are accessible from the Internet or intranets.

  BEA TP BLUE

    BEA TP Blue provides mainframe-to-UNIX and mainframe-to-NT application portability, compatibility and connectivity for CICS-based transaction processing. With BEA TP Blue, organizations can extend the useful lives of CICS applications, either by seamlessly sharing the transaction processing load with UNIX- or NT-based hardware or by migrating applications and data from the mainframe to a UNIX- or NT-based distributed computing environment. BEA TP Blue preserves organizations' investments in CICS/COBOL programs and programmers, while enabling them to take advantage of UNIX- and NT-based technologies. Programmers can continue to develop and deploy mission-critical applications on the mainframe using CICS/COBOL and to rely upon BEA TP Blue to connect or migrate those applications to UNIX and NT whenever necessary.

  BEA CONNECT

    BEA Connect is a family of connectivity products that allows applications to extend across heterogeneous hardware and software platforms. Designed to work in concert with all other BEA products, BEA Connect assures ready, transparent access to critical information across the network with a single, standard programming interface. BEA Connect supports a variety of mainframe-based and distributed transactional technologies, including CICS and IMS, by using standard network protocols such as TCP/IP, LU6.2/SNA or OSITP. Interfaces can also be built for connectivity with specific packaged software applications, such as SAP's R/3. BEA Connect also enables customers to write mission-critical applications that access remote application services on mainframes or other hosts via industry-standard communications mechanisms.

  BEA BUILDER

    BEA Builder enables programmers to use familiar graphical development environments, such as Visual Basic, Visual C++ and PowerBuilder, in the development of BEA TUXEDO-based applications. BEA Builder incorporates application frameworks and code generators that enhance programmers' productivity, and provides pre-programmed wizards to automate the configuration and deployment of an application. By leveraging developers' familiarity with popular development environments and adding the capabilities noted above, BEA Builder reduces the training and development needed to design and deploy distributed mission-critical applications using BEA TUXEDO.

  BEA MANAGER

    The BEA Manager family of products extends the native management capabilities of BEA TUXEDO by enabling it to integrate with, and take advantage of the capabilities of, various third-party management frameworks, including Tivoli's TME 10 NetView, Sun's Solstice and Hewlett-Packard's OpenView. BEA Manager adds application level instrumentation for performance measurement and centralized message logging, which together provide increased detection and isolation capabilities for application faults. BEA Manager also provides a set of customizable intelligent agents that reduce the human involvement required to handle routine maintenance and fault correction. Finally, BEA Manager can be deployed by existing operations staff with little additional training required.


    To date, the majority of the Company's license revenues have come from the BEA TUXEDO product. The Company's other products are sold as additional components of the BEA Enterprise Transaction Framework, often at the time of the initial BEA TUXEDO license sale. The core BEA TUXEDO product is priced based on the number of concurrent run-time users and has a U.S. list price of $395 per user. The additional components of the BEA Enterprise Transaction Framework are priced and licensed separately. During the fiscal year ended January 31, 1997, license fees per customer for BEA products generally ranged from $84,000 to $2.6 million and averaged approximately $395,000. Some components of the BEA Enterprise Transaction Framework, such as BEA Jolt, are priced by server class. See "Risk Factors--Product Concentration; Dependence on Growth of Market for Middleware; Novell Relationship."


TECHNOLOGY

    TUXEDO was initially developed in 1983 within AT&T Bell Labs and released in 1984. Release 1.0 enabled an application to be partitioned into a set of cooperating client and server processes and an application programming interface ("API"). Subsequent releases built on this foundation, incorporating capabilities to support high levels of system availability, highly secured and widely distributed clients and servers, interoperability across heterogeneous platforms, a graphical user interface for administration, transactional control of heterogeneous databases, implementation of both conversational and queued communications methodologies, enhanced data integrity and security and an event broker that supports the publish and subscribe paradigm.

    The most recent version of BEA TUXEDO, Release 6.2, conforms with industry-standard interfaces and protocols. BEA TUXEDO's modular architecture is centered on the Application Transaction Manager Interface ("ATMI"), which consists of 30 simple calls and has been adopted by The Open Group as a standard X/Open API. BEA TUXEDO supports the Open Group's Distributed Computing Environment Remote Procedure Call ("DCE RPC") interface. BEA TUXEDO's performance is publicly documented in Transaction Processing Performance Council ("TPC") benchmarks and is used by virtually all hardware and database vendors publishing audited benchmarks of their platforms.


    The BEA Enterprise Transaction Framework is a set of inter-related software technologies that enable the development, deployment and management of large-scale, mission-critical distributed applications. BEA technologies are typically used in conjunction with relational database management systems ("RDBMS"). The RDBMS provides a run-time environment for storing and retrieving data, while BEA provides the application server infrastructure for executing the business logic. In addition, the pending acquisition of exclusive rights to MessageQ and ObjectBroker is intended to extend the BEA Enterprise Transaction Framework's capabilities to include message-oriented middleware-based and object-oriented programming methodologies. BEA also provides a rich set of messaging services that enable reliable, efficient communications among components of a distributed application, as well as web-based access to the application services using Java and HTML. BEA technologies are hardware and operating system independent and are available on a wide variety of platforms, including Microsoft Windows and Windows NT, all major versions of UNIX, MVS Open Edition, Tandem NSK and AS/400.

  TRANSACTION INTEGRITY AND SECURITY

    Transaction integrity and security are fundamental requirements for building mission-critical applications, particularly in distributed computing environments where additional burdens are placed on the execution and management of these applications. BEA TUXEDO, through its transactional kernel, enables the resolution and execution of distributed application service requests. These application service requests are implementations of business processes, such as withdrawals and deposits in a banking application. BEA TUXEDO provides automated preparation and transmission of the underlying distributed application services in a real-time manner. It also provides automated propagation of transactions and security contexts, which enables distributed services to be automatically invoked without explicit sign-on to each server. BEA TUXEDO also provides automatic advertisement of available transaction services. This feature is critical when an application server becomes unavailable, as it prevents an application from waiting indefinitely for that particular service. The combination of these capabilities enables applications that incorporate BEA TUXEDO to achieve mainframe-like transaction integrity and security, while still taking advantage of the benefits offered by distributed computing environments.

  ROBUST MESSAGING--PUBLISH-AND-SUBSCRIBE MODEL

    Through the use of the recently developed publish-and-subscribe model, a new BEA product called the Event Broker allows applications to subscribe to events about which they are interested. BEA's Event Broker manages these subscriptions by maintaining a subscription list and managing event posting. The BEA Event Broker executes subscription actions in which subscriber and publisher maintain complete anonymity and independence. The Event Broker enables clients and servers to post events that have occurred and ensures that the appropriate applications are notified of the occurrence of those events. By combining BEA TUXEDO asynchronous messaging capability and the Event Broker, network traffic can be significantly reduced, as applications are only notified of relevant events. In addition, the complexity associated with incorporating new applications within a system is simplified by ensuring that existing applications are notified of updates and that subscription lists and postings are modified accordingly.

    BEA TUXEDO supports five different modes of communication. In addition to the publish-and-subscribe model, these modes include asynchronous and synchronous transactions, request/ response, peer-to-peer messaging and reliable queuing. Each of these can be carried out with or without distributed transaction semantics and any combination can be utilized within a single business application. This enables BEA TUXEDO to be utilized as a message-oriented middleware platform for developing both transactional and non-transactional distributed applications.


  MESSAGE QUEUING-ASYNCHRONOUS TRANSFER MODE



    Following the consummation of the pending acquisition of exclusive rights to the MessageQ technology from Digital, the Enterprise Transaction Framework will incorporate a high performance, reliable asynchronous queuing infrastructure. MessageQ provides a powerful, easy-to-use programming paradigm for application-to-application communication through an advanced queued message bus. Queued messaging allows applications on different platforms to communicate without interruption with the operations of any existing systems. Messages on incoming and outgoing queues are consumed and executed only when the receiving or sending system is ready for processing. BEA plans to incorporate the BEA Event Broker technology into BEA MessageQ to provide a complete publish-and-subscribe programming mechanism on top of a high performance, robust and reliable queuing platform.


  OPEN ARCHITECTURE AND PROGRAMMING API


    The APIs provided with the BEA Enterprise Transaction Framework are built on a common set of robust kernel services provided by BEA TUXEDO. These services provide a level of abstraction between the application programs and the underlying system facilities. They also enable transparent interoperability between components developed to different APIs. For example, a Java client can invoke a CICS transaction or an X/Open-compliant XATMI-based service via the same API call. This support of multiple programming styles also facilitates the migration of existing applications to distributed computing environments via the BEA Enterprise Transaction Framework. In addition, ObjectBroker, which the Company is acquiring from Digital, is an implementation of the Common Object Request Broker Architecture ("CORBA") as specified by the Object Management Group ("OMG").


    BEA products have been designed from the ground up to conform with industry-standard interfaces and protocols. These include both formal standards, such as X/Open, DCE and ISO, and de facto standards, such as SNA, the Java Virtual Machine, OLE and ActiveX. The Company's product development efforts continuously reflect the knowledge gained from working with customers to build large-scale, mission-critical distributed applications. An example of the benefits to the Company of these efforts is the XA implementation within BEA TUXEDO, which vendors such as Oracle and Microsoft have selected as the reference platform for their database integration efforts. The Company's products support all major RDBMS platforms, which, in addition to Oracle and Microsoft's SQL Server, include Informix, IBM DB2/6000, Sybase and CA/Ingres.

  SYSTEMS SERVICES

    BEA products provide a robust set of system services that enable distributed applications to be developed in a standard and consistent manner. These services include naming, application activation and deactivation, dynamic application reconfiguration and system fault management. In addition, the Company's products also provide a set of application level services. These services include intra-node and inter-node application communication management, application transaction management, client/ workstation handling, security management, application queue management and event management. By providing these system and application level services, the Company's products significantly reduce the amount of system and application level programming effort required. These services also enable applications developed within the BEA Enterprise Transaction Framework to interoperate across heterogeneous computing environments.

  MANAGEMENT INFORMATION BASE

    BEA's products enable distributed transaction system monitoring and management through a Management Information Base ("MIB"). This system monitors applications, databases, operating systems and networks; it also provides logging facilities, and event and performance management. The management information base enables systems administrators to set pre-defined rules or allows them to monitor and manages systems interactively through an easy-to-use graphical interface. In addition, BEA provides a Simple Network Management Protocol ("SNMP") agent kit to allow the use of any SNMP-based management tool, such as OpenView or TME.

  APPLICATION-TO-APPLICATION CONNECTIVITY

    Most connectivity products on the market today only provide a low-level solution, such as connecting a UNIX system running TCP/IP to a mainframe running SNA. This leaves most of the application-level connectivity programming to the IT programmers. BEA's products, however, support high-level application-to-application connectivity for a wide variety of mainframe and distributed systems, relieving programmers of the burden previously associated with systems level programming efforts. These connectivity technologies support industry-wide networking standards, such as the OSI/TP protocol for application services or the IBM LU6.2/SNA protocol. In addition, the Company provides an IBM syncpoint-enabled transactional connectivity technology for IMS-based or CICS-based applications. The Company is also currently developing an IBM-compatible Intersystems Communication ("ISC") protocol-based connectivity technology for customers who wish to develop mainframe-style applications in a fully-distributed environment. In addition, MessageQ, which is subject to the pending acquisition from Digital, employs an advanced queued message bus that enables applications on different computers to exchange data.


  INTERNET/INTRANET EXTENSIBILITY

    BEA Jolt extends BEA TUXEDO-based applications to the Internet/intranets without the need for additional application programming. BEA Jolt provides object-oriented access, from any Java-enabled browser via Java applets, to BEA TUXEDO-based applications behind an organization's firewall. Legacy mainframe environments, such as CICS, are similarly accessible using BEA Jolt and BEA Connect. BEA Jolt simplifies application design by providing object interfaces for Java, as well as turn-key access to BEA-developed Java class definitions and customized Java applets residing in the BEA Jolt repository. For ease of management, the BEA Jolt server can be administered with the same tools used to manage any resource within the BEA TUXEDO environment.

RESEARCH AND DEVELOPMENT

    The Company has made substantial investments in technology acquisition and product development. BEA TUXEDO was originally developed by AT&T Bell Labs, and had been revised by UNIX System Labs and Novell before BEA became the developer of the product in February 1996. Important product technology for the BEA Enterprise Transaction Framework was gained through many of the Company's acquisitions. The Company will continue to review possible technology acquisitions when appropriate. See "Risk Factors--Past and Future Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."


    At January 31, 1997, the Company had a development staff of 105, which included the original four architects, as well as many of the original developers, of TUXEDO. In addition, along with its pending acquistion of MessageQ, ObjectBroker and related products from Digital, the Company is to acquire the services of approximately 90 product development employees and contractors. In its fiscal years ended January 31, 1996 and 1997, the Company's product development expenses were $3.2 million and $18.2 million, respectively. The Company's product development organization is responsible for product architecture, core technology and functionality, product testing, user interface development and expanding the ability of BEA's products to operate with the leading hardware platforms, operating systems, relational database management systems ("RDBMSs"), application development and management tools and networking and communication protocols. To date, the Company has not capitalized any software development costs and does not anticipate capitalizing any software development costs. The Company expects to continue to devote substantial resources to its product development activities, including continued support of existing and emerging hardware platforms, operating systems, RDBMSs, application development and management tools, and networking and communication protocols.


    BEA shipped BEA TUXEDO Release 6.1, Vol. 2 in July 1996, BEA Connect SNA Version 1.1 in August 1996, BEA Connect TCP in November 1996, and BEA TUXEDO 6.2 in December 1996. The Company released the first customer shipment of BEA Jolt Version 1.0, the first product developed exclusively by BEA, in December 1996. The Company intends to continue to extend the functionality of BEA TUXEDO and the BEA Enterprise Transaction Framework, to commit significant resources to the ongoing development of BEA TUXEDO and to support existing and emerging technologies such as object-oriented technology.

    The market for the Company's products is highly fragmented, competitive with alternative computing architectures, and characterized by continuing technological development, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render the Company's existing products obsolete and unmarketable. As a result, the Company's success depends upon its ability to further enhance existing products, respond to changing customer requirements, and develop and introduce in a timely manner new products that keep pace with technological developments and emerging industry standards. Customer requirements include, but are not limited to, operability across distributed and changing heterogeneous hardware platforms, operating systems, relational databases and networks. For example, although BEA TUXEDO interoperates with applications on over 40 operating platforms, as certain of the Company's customers start to utilize emerging platforms, it will be necessary for the Company to further enhance its products to interoperate with applications on these emerging platforms. There can be no assurance that the Company's products will adequately address the changing needs of the marketplace or that the Company will be successful in developing and marketing enhancements to its existing products or new products incorporating new technology on a timely basis. Failure to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, will materially and adversely affect the Company's business, operating results and financial condition.

SALES, MARKETING AND SERVICES

    The Company's sales strategy is to pursue opportunities worldwide within large organizations through its direct sales, professional services and technical support organizations, complemented by indirect sales channels such as hardware OEMs, packaged application software developers, systems integrators and independent consultants, software tool vendors and distributors. The Company currently intends to add to its direct sales, support and professional services organizations in all major markets worldwide.

  DIRECT SALES ORGANIZATION


    BEA markets its software and services primarily through its direct sales organization. As of January 31, 1997, the Company's direct sales force totaled 87 sales representatives in 26 offices worldwide. At January 31, 1997, the direct sales force was supported by 26 technical sales engineers worldwide. Field sales representatives are assigned quotas and compensated for all Company revenues, both direct and indirect, resulting from their assigned territory. Leads are generally qualified by a third party and then passed through the field sales organization.


    The Company typically uses a consultative, solution-oriented sales model that entails the collaboration of technical and sales personnel to formulate proposals to address specific customer requirements. Because the Company's products are typically used to integrate applications that are critical to a customer's business, the Company focuses its initial sales efforts on senior IT department personnel who are responsible for such applications. Subsequent efforts often include other senior members of a customer's executive management team.

  PRODUCT SALES AND IMPLEMENTATION CYCLE

    The license of the Company's software products is often an enterprise-wide decision by prospective customers and requires the Company to engage in a lengthy sales cycle to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. The Company's sales process consists of several phases: lead generation, initial contact, lead qualification, needs assessment, proposal generation and contract negotiation. Following the signing of a license contract for BEA products, a customer's implementation consists of a pre-deployment and a deployment phase. Approximately 10 to 30 percent of the revenue from a typical customer is realized during the pre-deployment phase and is usually weighted toward professional services and training. The remaining portion of revenue is realized during the deployment stage and predominantly consists of license fees. While the sales and implementation cycle varies substantially from customer to customer, for initial sales it has ranged from 18 to 24 months from the initial contact to the completion of the deployment phase. In many cases, a customer begins a second development project using BEA products, often with substantially shortened development and deployment timeframes. Additional development projects by a particular customer are often implemented in progressively abbreviated timeframes. See "Risk Factors--Lengthy Sales and Implementation Cycle."

  STRATEGIC RELATIONSHIPS

    An important element of the Company's sales and marketing strategy is to expand its relationships with third parties to increase the market awareness, demand and acceptance of BEA and its products. The Company often benefits from third-party selling assistance and believes that, in a number of instances, its relationships with strategic partners have substantially shortened the Company's sales cycle. Partners have often generated and qualified sales leads, made initial customer contacts, assessed needs and recommended contact with the Company prior to BEA's introduction. Partners can provide customers with additional resources and expertise, especially in vertical markets, to help meet their system application development requirements. Types of partners include:


    HARDWARE OEMS. BEA's hardware partners often act as resellers of BEA TUXEDO, either under the BEA TUXEDO name or integrated with their own software products, or recommend BEA TUXEDO to their customers and prospects who are planning to implement high-end, mission-critical applications on their hardware platform. BEA's relationships with hardware manufacturers include Digital Equipment Corp., Fujitsu Limited, Hewlett-Packard Corporation, IBM Corporation, NEC Corporation, Pyramid Technology Corp., Sequent Computer Systems Inc., Siemens-Nixdorf Informationssysteme A.G., Sun Microsystems Inc., Unisys and Tandem Computers Inc.


    PACKAGED APPLICATION SOFTWARE DEVELOPERS. BEA licenses its software to packaged application software vendors. These vendors embed the software as a middleware infrastructure for the applications they supply, giving these applications increased distribution, scalability and portability across all platforms on which BEA TUXEDO runs. Customers can also easily integrate custom applications built using BEA TUXEDO into these existing packaged applications. Vendors that embed BEA TUXEDO software in their packaged applications include CableData, Clarify, Inc., Cycare Systems, Inc., Filoli Information Systems and PeopleSoft Inc.

    SYSTEMS INTEGRATORS AND INDEPENDENT CONSULTANTS. Systems integrators often refer their customers to BEA and may utilize BEA as a subcontractor in some situations. BEA TUXEDO has been designated by EDS as a certified framework product, and BEA seeks similar certification from other systems integrators. BEA also works cooperatively with independent consulting organizations, often being referred to prospective customers by professional services organizations with expertise in high-end transactional applications. In addition to EDS, BEA has relationships with systems integrators such as Andersen Consulting, Oracle Consulting and Perot Systems Corporation, as well as many independent consultants.


    INDEPENDENT SOFTWARE TOOL VENDORS. Partner ISVs integrate their tools with BEA TUXEDO to enable their customers to use these tools to build scalable distributed applications more easily. BEA has relationships with over 40 tool vendors, including Borland International Inc., BMC Software Inc., Compuware Corporation, Dynasty, Mercury Interactive Corporation, Microsoft Corporation, NAT Systems International, Inc., Oracle Corporation, Passport Communications, Inc. and Prolifics.

    DISTRIBUTORS. The Company uses distributors to sell its products in North America and major markets in Europe, Asia and Latin America to augment the efforts of its direct sales force. As of January 31, 1997, the Company was represented by 13 distributors.


  PROFESSIONAL SERVICES


    The Company's professional services organization provides a full range of consulting services to customers developing, deploying and managing mission-critical applications using BEA products. These services include architectural assistance, prototyping, implementation, legacy migration, porting, application integration, performance evaluation and tuning, and data conversions. Because of the complex nature of its customers' mission-critical applications, the Company believes that its professional services organization plays a key role in facilitating initial license sales and enabling customers to successfully develop, deploy and manage such applications. As of January 31, 1997, the Company employed 73 professional services consultants. Fees for professional services are generally charged on a time and materials basis and vary depending upon the nature and extent of services to be performed.


  TECHNICAL SUPPORT

    The Company believes that a high level of customer support is integral to the successful marketing and sale of BEA products. Mission-critical applications require rapid support response and problem resolution. The Company's direct sales to customers include a basic level of maintenance. Comprehensive 7x24x365 support contracts are also available, typically on an annual basis. In addition, the Company offers introductory and advanced classes and training programs at the Company's offices, customer sites and training centers worldwide. Telephone hotline support is offered worldwide at either a standard or around-the-clock level, depending on customer requirements. The Company maintains product and technology experts on call at all times worldwide and has support call centers located in Sunnyvale, California and Paris, France. The Company sponsors user group conferences in North America and Europe.

  MARKETING

    The Company's marketing efforts are directed at broadening the market for BEA TUXEDO and the BEA Enterprise Transaction Framework by increasing awareness of the benefits of using the Company's products to build mission-critical distributed applications. Marketing efforts are also aimed at supporting the Company's worldwide direct and indirect sales channels. Marketing personnel engage in a variety of activities including conducting public relations and product seminars, issuing newsletters, sending direct mailings, preparing sales collateral and other marketing materials, coordinating the Company's participation in industry trade shows, programs and forums, and establishing and maintaining close relationships with recognized industry analysts. The Company's senior executives are frequent speakers at industry forums in many of the major markets the Company serves.

COMPETITION

    The market for middleware software and related services is highly competitive. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the middleware software marketplace. These competitors include database vendors such as Oracle Corporation ("Oracle"), IBM Corporation ("IBM") and others, which offer their own development tools for use with their proprietary databases, as well as companies offering and developing middleware software products and related services or application development tools that compete with products offered by the Company. In addition, internal development groups within prospective customers' organizations may develop software and hardware systems that may substitute for those offered by the Company. A number of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company.

    The Company's principal competitors currently are database vendors that advocate client/server networks driven by the database server and software tool vendors that offer development tools designed to enable customers to create distributed mission-critical applications. Oracle is the primary relational database vendor offering products that are intended to serve as alternatives to the Company's enterprise middleware solutions. Currently, the software development tool vendors typically emphasize the broad versatility of their toolsets and, in some cases, offer complementary middleware software that supports these tools and performs messaging and other basic middleware functions. There can be no assurance that the Company will compete successfully with database vendors and software tool vendors, or that the products offered by such vendors will not achieve greater market acceptance than the Company's products.

    Microsoft has announced that it will provide middleware functionality in future versions of its Windows NT operating system and has recently announced the release of a product that includes certain middleware functionality. The bundling of middleware functionality in Windows NT will require the Company to compete with Microsoft in the Windows NT marketplace, where Microsoft will have certain inherent advantages due to its significantly greater financial, technical, marketing and other resources, greater name recognition, its substantial installed base and the integration of its enterprise middleware functionality with Windows NT. If Microsoft successfully incorporates middleware functionality into Windows NT or separately offers middleware applications, the Company will need to differentiate its products based on functionality, interoperability with non-Microsoft platforms, performance and reliability and establish its products as more effective solutions to customers' needs. There can be no assurance that the Company will be able to successfully differentiate its products from those offered by Microsoft, or that Microsoft's entry into the middleware market will not materially adversely affect the Company's business, operating results and financial condition.

    In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's current and prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the Company. Further, competitive pressures could require the Company to reduce the price of its products and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

    The Company believes that the principal competitive factors in the market for its products are the ability to scale to accommodate a large number of users, interoperability with major hardware and software platforms and legacy systems, cost, time to implementation, robustness and support services. Based on these factors, the Company believes its products compete favorably, although there can be no assurance that the Company can maintain its competitive position against current and potential competitors.

    In order to be successful in the future, the Company must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY


    The Company's success depends upon its proprietary technology. The Company relies on a combination of copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights. The Company presently has three issued patents and two pending patent applications, as well as an exclusive license to one patent and one pending patent application. In addition, as part of its pending acquisition of products from Digital, the Company will acquire an exclusive license to an additional U.S. patent and two pending U.S. patent applications. No assurance can be given that competitors will not successfully challenge the validity or scope of the Company's patents and that such patents will provide a competitive advantage to the Company. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and corporate partners, and license agreements with respect to its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In particular, the Company has, in the past, provided certain hardware OEMs with access to its source code, and any unauthorized publication or proliferation of this source code could materially adversely affect the Company's business, operating results and financial condition. Policing unauthorized use of the Company's products is difficult and, although the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the Company's protection of its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around any patents issued to the Company or other intellectual property rights of the Company.


    The Company is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to such claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in the industry segment overlaps. Any such claims, with or without merit, could result in costly litigation that could absorb significant management time, which could have a material adverse effect on the Company's business, operating results and financial condition. Such claims might require the Company to enter into royalty or license agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

EMPLOYEES


    At January 31, 1997, the Company had 459 full-time employees of whom 105 were primarily engaged in research and development, 313 in consulting, training, sales, support and marketing and 41 in administration and finance. In addition, as part of its pending acquisition of products from Digital, the Company will acquire the services of approximately 90 associated product development employees and contractors. None of the Company's employees is represented by a collective bargaining agreement and the Company has never experienced any work stoppage. The Company considers its relations with its employees to be good. The Company also employs a number of temporary and contract employees from time to time. At January 31, 1997, the Company employed approximately 58 temporary and contract employees.


    The Company's future performance depends to a significant degree upon the continued service of its key members of management, as well as key marketing, sales, consulting and product development personnel. The loss of any of William
T. Coleman III, the Company's President, Chairman and Chief

Executive Officer, Edward W. Scott, Jr., the Company's Executive Vice President of Worldwide Field Operations, or Alfred S. Chuang, the Company's Chief Technical Officer and Executive Vice President of Product Development, or one or more of the Company's other key personnel, would have a material adverse effect on the Company's business, operating results and financial condition. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled management, marketing, sales, consulting and product development personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key employees or that it will be successful in attracting, assimilating and retaining such personnel in the future. Hiring of qualified technical personnel in foreign countries will be difficult due to a more limited number of qualified professionals, as the Company seeks to expand its worldwide support organization. Failure to attract, assimilate and retain key personnel would have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Novell Agreement requires the Company to employ a minimum number of research and development personnel.

FACILITIES


    The Company's primary offices are located in approximately 38,000 and 18,000 square feet of space in Sunnyvale, California and approximately 61,000 square feet in Bernards Township, New Jersey under leases expiring in January 31, 2001, June 30, 1998 and April 31, 2006, respectively. The Company has an option to extend the lease of the premises in Sunnyvale for an additional five years after the original expiration date on substantially the same terms. The Company also leases space for its sales and support offices in Atlanta, Georgia; Boston, Massachusetts; Brisbane, Australia; CapeTown, South Africa; Dallas, Texas; Escondido, California; Espoo, Finland; Golden, Colorado; Johannesburg, South Africa; Kowloon, Hong Kong; London, England; Melbourne, Australia; Minneapolis, Minnesota; Munich, Germany; Paris, France; Reston, Virginia; San Francisco, California; Sao Paulo, Brazil; Schaumberg, Illinois; Sydney, Australia; Toronto, Canada; Yokohama, Japan, Zaventem, Belgium and Zurich, Switzerland. BEA also has offices in Seoul, Korea and Stockholm, Sweden, which are leased by other companies. The Company believes that its existing facilities are sufficient to meet its anticipated needs for the foreseeable future.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth certain information concerning the executive officers and directors of the Company as of February 28, 1997:


NAME                            AGE                                        POSITION(S)
--------------------------  -----------  --------------------------------------------------------------------------------
William T. Coleman III              49   President, Chief Executive Officer, Chairman of the Board and Director

Edward W. Scott, Jr.                58   Executive Vice President of Worldwide Field Operations, Assistant Secretary and
                                           Director

Alfred S. Chuang                    35   Chief Technical Officer, Executive Vice President of Product Development

Steve L. Brown                      43   Executive Vice President, Chief Financial Officer and Secretary

Carol Bartz(1)                      48   Director

Cary J. Davis                       30   Director

Stewart K.P. Gross(2)               37   Director

William H. Janeway(1)               53   Director

Dean Morton(2)                      64   Director

--------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    MR. COLEMAN was a founder of the Company and has been its President, Chief Executive Officer and a member of its Board of Directors since the Company's inception. Prior to founding the Company in January 1995, Mr. Coleman was employed by Sun Microsystems, Inc. from 1985 to January 1995, where his last position was Vice President and General Manager of its Sun Integration division. Mr. Coleman holds a B.S. from the Air Force Academy and an M.S. from Stanford University.

    MR. SCOTT is a founder of the Company and has been a member of its Board of Directors and its Executive Vice President of Worldwide Field Operations since the Company's inception. Prior to founding the Company in January 1995, Mr. Scott was employed by Pyramid Technology, Inc. as its Executive Vice President of Worldwide Sales and Marketing from September 1988 to April 1995 and by Sun Microsystems from October 1985 to September 1988. Mr. Scott has a B.A. and an M.A. from Michigan State University and a Bachelor's Degree from Oxford University.

    MR. CHUANG is a founder of the Company and has been its Chief Technical Officer and Executive Vice President of Product Development since the Company's inception. He served as a member of its Board of Directors from the Company's inception until September 1995. From 1986 to December 1994, Mr. Chuang worked at Sun Microsystems, Inc. in various positions, including Chief Technology Officer of Sun Integration Services and Corporate Director of Strategic Systems Development of Sun's Middleware Group. Mr. Chuang has a B.S. from the University of San Francisco and an M.S. from U.C. Davis.

    MR. BROWN joined the Company in August 1996 and is currently Executive Vice President, Chief Financial Officer and Secretary. From October 1994 to July 1996, Mr. Brown was employed by MicroUnity Systems Engineering, Inc., where his last position was Vice President, Finance. From 1978 to 1994, Mr. Brown was employed at the Hewlett-Packard Corporation in various controller and treasury positions. He holds a B.A. from San Diego State University and an M.B.A. from UCLA.

    MS. BARTZ has served as a director of the Company since November 1995. From April 1992 to present, Ms. Bartz has served as the Chairman and Chief Executive Officer of Autodesk, Inc. From 1983 to April 1992, Ms. Bartz served in various positions with Sun Microsystems, Inc., most recently as Vice President of Worldwide Field Operations. Ms. Bartz is a director of Autodesk, Inc., AirTouch Communications, Cadence Design Systems, Inc., Cisco Systems, Inc. and Network Appliance, Inc. Ms. Bartz holds a B.S. from the University of Wisconsin at Madison.

    MR. DAVIS has served as a director of the Company since November 1995. Mr. Davis is a Vice President of Warburg, Pincus Ventures, LLC, the venture capital subsidiary of E.M. Warburg, Pincus & Company, LLC, ("EMWP") where he has been employed since October 1994. From August 1992 to September 1994, Mr. Davis was employed by Dell Computer Corporation, where his last position was Manager of Worldwide Desktop Marketing. Mr. Davis holds a B.A. from Yale University and an M.B.A. from Harvard University.

    MR. GROSS has served as a director of the Company since inception. Mr. Gross is a Managing Director of EMWP and has been employed by EMWP since 1987. Prior to joining EMWP, Mr. Gross was employed at Morgan Stanley & Co. Mr. Gross is a director of Vanstar Corporation, OpenVision Technologies, Inc. and several privately-held companies. Mr. Gross has a B.A. from Harvard University and an M.B.A. from Columbia University.

    MR. JANEWAY has served as a director of the Company since inception. Mr. Janeway has been a Managing Director of EMWP since July 1988. Prior to joining EMWP, Mr. Janeway was the Vice President and Director of Corporate Finance at F. Eberstadt & Co., Inc. from 1979 to July 1988. Mr. Janeway is a director of ECSoft Group plc, Industri-Matematik Corp., Maxis, Inc., OpenVision Technologies, Inc., Vanstar Corporation, Zilog, Inc. and several privately-held companies. Mr. Janeway has a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

    MR. MORTON has served as a director of the Company since March 1996. Mr. Morton was Executive Vice President, Chief Operating Officer and a Director of the Hewlett-Packard Corporation until his retirement in October 1992, where he held various positions since 1960. Mr. Morton is a director of ALZA Corporation, Raychem Corporation, Tencor Instruments, The Clorox Company, Centigram Communications Corporation, and Kaiser Foundation Health Plan, Inc. Hospitals. He is a trustee of the State Street Research Group of Funds, The State Street Research Portfolios, Inc. and The Metropolitan Series Fund. Mr. Morton holds a B.S. from Kansas State University and an M.B.A. from Harvard University.


    Currently all directors hold office until the next annual meeting of stockholders or until their successors are duly qualified. Upon completion of the offering, the Amended and Restated Certificate of Incorporation of the Company will provide for the Board of Directors to be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other classes continuing for the remainder of their respective three-year terms. Upon the division of the Board of Directors into three classes, in the absence of cumulative voting rights, the Company's stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all the directors. See "Description of Capital Stock-- Antitakeover Effects of Provisions of the Company's Charter and Bylaws" and "Risk Factors--Control by Management and Current Stockholders."


    Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors or officers of the Company.

BOARD COMMITTEES

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors reviews the results and scope of the annual audit and other services provided by the Company's independent accountants, reviews and evaluates the Company's internal audit and control functions, and monitors transactions between the Company and its employees, officers and directors. Stewart K.P. Gross and Dean Morton serve as members of the Audit Committee.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors administers the 1997 Stock Incentive Plan, the 1997 Employee Stock Purchase Plan and the 1995 Flexible Stock Incentive Plan, and reviews and approves the compensation and benefits for the Company's executive officers. Carol Bartz and William H. Janeway serve as members of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

DIRECTOR COMPENSATION


    The Company's outside directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings but are not compensated for their services as Board members. The Company may also grant to directors options to purchase Common Stock of the Company pursuant to the terms of the 1997 Stock Incentive Plan and they are eligible to receive bonuses under the 1997 Management Bonus Plan. See "--Stock Plans--1997 Stock Incentive Plan and--1997 Management Bonus Plan."


EXECUTIVE COMPENSATION


    The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal year ended January 31, 1997 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                                                     ANNUAL COMPENSATION
                                                                         --------------------------------------------
                                                                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                     YEAR     SALARY($)   BONUS($)     COMPENSATION($)(1)
------------------------------------------------------------  ---------  ---------  -----------  --------------------
William T. Coleman III .....................................       1997    177,923(2)     33,255          --
  President, Chief Executive Officer, Chairman of the Board        1996    152,885      --                22,500
  and Director
Edward W. Scott, Jr. .......................................       1997    150,000      22,170            --
  Executive Vice President and Director                            1996     91,154      --                --
Alfred S. Chuang ...........................................       1997    150,000      22,170            --
  Executive Vice President                                         1996    109,654      --                16,500


--------------

(1) Represents contributions made by the Company to the named individual's self-employed retirement benefits plan. The named individuals became ineligible to continue participating in these plans in January 1996 when the Company qualified to adopt a 401(k) plan, and the Company does not anticipate making contributions to these plans in future periods.



(2) Mr. Coleman's salary paid in the fiscal year ended January 31, 1997 represents a yearly salary of $180,000 less unpaid time off in the amount of $2,077.


EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with William T. Coleman, Edward W. Scott, Jr. and Alfred S. Chuang (the "Employees"), dated September 28, 1995 (the "Employment Agreements").

    The Employment Agreements provide that Mr. Coleman, Mr. Scott and Mr. Chuang receive a yearly salary of $180,000, $150,000 and $150,000, respectively (to be reviewed annually), and reimbursement for certain expenses. The Employees are also entitled to participate in any pension, bonus, insurance, savings or other employee benefit plans adopted by the Company.

    The Employment Agreements continue until the earlier of (1) September 28, 1999 or (2) termination of employment (i) by the Board of Directors for cause at any time upon 10 days' written notice, or without cause upon 24 hours' written notice; (ii) by death; (iii) by the Employee for good reason or following certain corporate transactions, or at will upon two weeks' notice; or (iv) due to disability. Upon termination of employment without cause by the Company, or for good reason by the Employee, the Company will hire the Employee as a consultant until the end of the period of employment, or for a period of two years following termination. During the Consultancy Period (as defined in the Employment Agreements), the Employee is required to be available a maximum of 40 hours per week in return for which he will be entitled to receive a monthly salary, bonus and benefits equal to the amount that he received immediately prior to the termination of employment. Upon termination of employment for cause by the Company, or at will by the Employee, the Company can require the Employee to provide consulting services for a maximum of 40 hours per week until the end of the period of employment, during which period the Employee will be paid his monthly salary on a prorated basis. Upon termination by death or disability, the Employee or his estate will under certain circumstances receive the Employee's salary and certain other benefits until the end of the period of employment.

    The Employment Agreements contain a covenant not to compete which provides that during the Consultancy Period, under certain circumstances the Employee cannot compete with the Company, or accept employment with a competitor of the Company.


  1997 MANAGEMENT BONUS PLAN



    In January 1997, the Board approved the 1997 Management Bonus Plan (the "Bonus Plan") pursuant to the terms of which the Company's officers and a number of key employees, such as managers and architects, are eligible to receive bonuses of up to 100% of their current base salary, subject to length of employment and certain other conditions. The bonus level is determined on a quarterly basis based upon achievement of specified revenue and contribution performance objectives.


STOCK PLANS

  1995 FLEXIBLE STOCK INCENTIVE PLAN


    The Company's 1995 Flexible Stock Incentive Plan (the "1995 Incentive Plan") was adopted by the Board of Directors and approved by the Company's stockholders in September 1995. The 1995 Incentive Plan provides for the granting to employees of the Company and of its subsidiaries of incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees, outside directors, consultants, and independent contractors of nonstatutory stock options. In addition, the 1995 Incentive Plan provides for the sale or grant of restricted Common Stock to eligible individuals in connection with the performance of services for the Company. The Board of Directors and the stockholders have authorized a total of 9,600,000 shares of Common Stock for issuance pursuant to the 1995 Incentive Plan of which options to purchase 6,829,207 shares of Common Stock were outstanding as of February 28, 1997, and 2,152,301 shares of Common Stock remained available for grant.


    The 1995 Incentive Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"). The Committee has the power to determine the terms of the options granted, including the exercise price, number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1995 Incentive Plan are not transferable by the optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the 1995 Incentive Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted under the 1995 Incentive Plan must be at least 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the combined voting power of the Company or certain affiliated entities (a "10% Stockholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The term of incentive stock options granted under the 1995 Incentive Plan may not exceed ten years (or five years in the case of an incentive stock option granted to a 10% Stockholder). No stock option granted under the 1995 Incentive Plan shall vest at a rate of less than 20% per year over 5 years from the date the option is granted. The consideration for exercising any option must consist of cash unless the Board, in its sole discretion, permits payment by check, Company shares, a promissory note or the assignment of part of the proceeds of the shares acquired upon exercise of the options.


    With certain exceptions, the options terminate upon termination of employment, disability or death of the employee. In the event of a merger with or into another corporation, the options will terminate upon the consummation of a merger, unless assumed or substituted by a successor corporation or its parent company.



    Upon the completion of this offering, the Company will no longer make awards under the 1995 Incentive Plan.


  1997 STOCK INCENTIVE PLAN


    The Company's 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan") was adopted by the Board of Directors in March 1997 and is anticipated to be approved by the Company's stockholders prior to consummation of the offering. The purpose of the 1997 Stock Incentive Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company and its subsidiaries and to promote the success of the Company's business. The 1997 Stock Incentive Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code and the granting of nonstatutory stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares, and other equity-based rights ("Awards") to employees, directors and consultants of the Company. Initially, 5,100,000 shares of Common Stock are reserved for issuance under the plan. Commencing January 2, 1998, the number of shares of Common Stock reserved for issuance under the 1997 Stock Incentive Plan will be increased by a number equal to three and one half percent (3.5%) of the number of shares of Common Stock outstanding as of December 31 of the immediately preceding calendar year, provided that the number of shares of Common Stock available for grant of incentive stock options shall be 5,100,000 shares, and such number shall not be subject to adjustment as described above. The Board of Directors determined the number of shares to include in the 1997 Stock Incentive Plan based in part on the number of shares remaining in the 1995 Incentive Plan, which will not be granted. Where the Award agreement permits the exercise or purchase of the Award for a certain period of time following the recipient's termination of service with the Company, disability, or death, the Award will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the Award, whichever occurs first. To date, no Awards have been granted under the 1997 Stock Incentive Plan.


    With respect to Awards granted to directors or officers, the 1997 Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors constituted to permit such Awards to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, in accordance with Rule 16b-3 thereunder. With respect to Awards granted to other participants, the 1997 Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors. In each case, the Board of Directors or such committees (the "Plan Administrator") shall determine the provisions, terms and conditions of each Award, including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares of Common Stock, or other consideration) upon settlement of the Award, payment contingencies and satisfaction of any performance criteria. Incentive stock options are not transferable by the optionee other than by will or the laws of descent or distribution, and each incentive stock option is exercisable during the lifetime of the optionee only by such optionee. Other Awards shall be transferable to the extent provided in the agreement evidencing the Award. The exercise price of incentive stock options must be at least equal to the fair market value of the Common Stock on the date of grant, and the term of the option must not exceed ten years. The term of other Awards will be determined by the Plan Administrator. With respect to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the option must not exceed five years. The exercise or purchase price of other Awards will be such price as determined by the Plan Administrator. The consideration to be paid for the shares of Common Stock upon exercise or purchase of an Award will be determined by the Plan Administrator and may include cash, check, shares of Common Stock, a promissory note, or the assignment of part of the proceeds from the sale of shares acquired upon exercise or purchase of the Award.


    In the event of an acquisition of the Company through the sale of all or substantially all of its assets, a merger or other business combination in which the Company is not the surviving entity, outstanding Awards under the 1997 Stock Incentive Plan, except as otherwise provided in a specific Award Agreement, terminates unless assumed by the successor company or its parent.


    Unless terminated sooner, the 1997 Stock Incentive Plan will terminate automatically in 2007. The Board has the authority to amend, suspend or terminate the 1997 Stock Incentive Plan subject to stockholder approval of certain amendments and provided no such action may affect Awards previously granted under the 1997 Stock Incentive Plan.

  1997 EMPLOYEE STOCK PURCHASE PLAN


    The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was approved by the Board of Directors in March 1997 and is anticipated to be approved by the Company's stockholders prior to the consummation of the offering, is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code and to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 1,250,000 shares of the Company's Common Stock are reserved for issuance under the Stock Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company and its subsidiaries (including officers) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the Stock Purchase Plan. Outside directors, consultants and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such individuals in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.



    The Stock Purchase Plan designates Purchase Periods, Accrual Periods and Exercise Dates. Purchase Periods are generally overlapping periods of 24 months. A Purchase Period will initiate on the effective date of the Registration Statement applicable to the offering and additional Purchase Periods will commence each subsequent January and July. The initial Purchase Period will end on June 30, 1999. Accrual Periods are generally six months periods. The initial Accrual Period will commence on the effective date of the offering and end on June 30, 1997. Thereafter Accrual Periods will commence each January 1 and July
1. The Exercise Dates are the last days of each Accrual Period.


    On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Exercise Dates within the Purchase Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of Common Stock of the Company. The price per share at which shares of Common Stock are to be purchased under the Stock Purchase Plan during any Accrual Period is the lesser of (a) 85% of the fair market value (as defined in the Stock Purchase
Plan) of the Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Common Stock on the Exercise Date (the last day of an Accrual Period). The participant's purchase right is exercised in this manner on all four Exercise Dates arising in the Purchase Period unless, on the first day of any Accrual Period, the fair market value of the Common Stock is lower than the fair market value of the Common Stock on the first day of the Purchase Period. If so, the participant's participation in the original Purchase Period is terminated, and the participant is automatically enrolled in the new Purchase Period commencing on that day.



    Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay, commissions, overtime, bonuses, annual awards, other incentive payments, and deferred compensation. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock which any employee may purchase under the Stock Purchase Plan during an Accrual Period is 3,000 shares. Certain additional limitations on the amount of Common Stock which may be purchased during any calendar year are imposed by the Code.


    The Stock Purchase Plan will be administered by the Board of Directors or a committee designated by the Board, which will have the authority to administer the Stock Purchase Plan and to resolve all questions relating to its administration.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law, as amended. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into indemnification agreements with each of its directors and executive officers and intends to obtain a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

    In addition, the Company's Certificate of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under the Delaware General Corporation Law, as so amended. This provision in the Certificate of Incorporation does not eliminate a director's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of February 28, 1997, as adjusted to reflect the sale of shares offered hereby, by (a) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (b) each of the Company's directors, (c) each Named Executive Officer (see "Management--Executive Compensation") and (d) all current executive officers and directors as a group.



                                                             SHARES          PERCENTAGE PRIOR TO   PERCENTAGE AFTER
NAME OF BENEFICIAL OWNER(1)(2)                        BENEFICIALLY OWNED(2)     THE OFFERING      THE OFFERING(2)(3)
----------------------------------------------------  ---------------------  -------------------  -------------------
Warburg, Pincus Ventures, L.P.(4)...................         11,870,000                61.7%                49.0%
William T. Coleman III(5)...........................          2,506,828                13.0                 10.3
Alfred S. Chuang(6).................................          1,671,586                 8.7                  6.9
Edward W. Scott, Jr.(7).............................          1,593,786                 8.3                  6.7
William H. Janeway(8)...............................         11,870,000                61.7                 49.0
Stewart K.P. Gross(8)...............................         11,870,000                61.7                 49.0
Cary J. Davis(8)....................................         11,870,000                61.7                 49.0
Carol Bartz(9)......................................            148,750               *                    *
Dean Morton(10).....................................            135,208               *                    *
All executive officers and directors as a
 group(9 persons)(11)...............................         17,925,958                92.8%                73.7%


--------------

  * Less than 1% of the outstanding Common Stock.

(1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o BEA Systems, Inc., 385 Moffett Park Drive, Suite 105 Sunnyvale, California 94089-1208.


(2) Based on 24,233,906 shares of voting Common Stock outstanding prior to this offering. Does not include 29,406,982 shares of nonvoting Class B Common Stock (including 3,209,236 shares of Class B Common Stock issuable upon conversion of shares of Series B Preferred Stock assuming an initial public offering price of $7.00 per share and proceeds to the Company, after deducting the underwriting discount, of $6.51 per share, which conversion shall be provided for by the Company's Amended and Restated Certificate of Incorporation to be filed prior to the completion of the offering) owned by Warburg, which represents all outstanding Class B Common Stock. See "Description of Capital Stock." Including such shares, Warburg would hold 41,276,982 shares or 77.0% of the Company's outstanding stock after this offering.



(3) Assumes no exercise of the underwriters' over-allotment option. If the over-allotment option is exercised in full, the Company will sell an aggregate of 5,750,000 shares of Common Stock.



(4) Includes 307,220 shares issuable within 5 days after the Closing of the offering, at Warburg's option, pursuant to a convertible line of credit extended to the Company, assuming an initial public offering price of $7.00 per share and proceeds to the Company, after deducting the underwriting discount, of $6.51 per share. See "Certain Transactions--Warburg Line of Credit." The sole general partner of Warburg, Pincus Ventures, L.P. ("Warburg") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMWP"), manages Warburg. The members of EMWP are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMWP and may be deemed to control both WP and EMWP. WP has a 15% interest in the profits of Warburg as the general partner, and also owns approximately 1.5% of the limited partnership interests in Warburg.

    Messrs. Janeway and Gross, directors of the Company, are Managing Directors and members of EMWP and general partners of WP. As such, Messrs. Janeway and Gross may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Warburg and WP. See Note 7 below. The address for Warburg, Pincus Ventures, L.P. is 466 Lexington Avenue, New York, New York, 10017.



(5) Represents 2,786,744 shares held of record by the Coleman Family Trust, dated July 12, 1995, of which William T. and Claudia L. Coleman are co-trustees. Includes 62,000 shares of which the economic ownership has been transferred to certain of Mr. Coleman's relatives. Mr. Coleman retains sole voting power and investment power of these shares.



(6) Includes 90,000 shares of which the economic ownership has been transferred to certain of Mr. Chuang's relatives. Mr. Chuang retains sole voting power and investment power of these shares.



(7) Includes shares held by the following trusts, of which Mr. Scott is the sole trustee (i) 10,000 shares held by the Edward W. Scott, Jr. 1996 Irrevocable Living Trust for the Benefit of Eneida Sanchez U.D.T. and dated 9/17/96;
    (ii) 20,000 shares held by the Edward W. Scott, Jr. 1996 Irrevocable Living Trust for the Benefit of Carolina Gutierrez U.D.T. and dated 9/17/96; and
    (iii) 30,000 shares held by the Edward W. Scott, Jr. 1996 Irrevocable Living Trust for the Benefit of Reece D. Scott U.D.T. and dated 9/17/96.



(8) All of the shares indicated as owned by Mr. Janeway, Mr. Gross and Mr. Davis are owned directly by Warburg and are included because of Mr. Janeway's, Mr. Gross' and Mr. Davis' affiliation with Warburg. Mr. Janeway, Mr. Gross and Mr. Davis disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The address for Mr. Janeway, Mr. Gross and Mr. Davis is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, New York 10017.



(9) Includes 48,750 shares subject to options exercisable within 60 days after February 28, 1997. The address for Ms. Bartz is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, CA 94903.



(10) Includes 35,208 shares subject to options exercisable within 60 days after February 28, 1997. The address for Mr. Morton is c/o Hewlett-Packard Corporation, 3200 Hillview Avenue, Palo Alto, California 94304.



(11) Includes 83,958 shares subject to options exercisable within 60 days after February 28, 1997. Includes 41,276,982 shares beneficially owned by Warburg and which shares are included because of the affiliation of Mr. Janeway, Mr. Gross and Mr. Davis with Warburg. Mr. Janeway, Mr. Davis and Mr. Gross each disclaim beneficial ownership of such shares.

                              CERTAIN TRANSACTIONS


    PREFERRED STOCK ISSUANCES



    On September 28, 1995, Warburg entered into a Stock Purchase Agreement with the Company which was subsequently amended on October 31, 1995, January 10, 1996, April 16, 1996, July 1, 1996, September 3, 1996 and December 18, 1996. As
a result of purchases under such agreement, Warburg acquired an aggregate of 4,000,000 shares of Common Stock, 17,066,000 shares of Series A Preferred Stock and 19,847,800 shares of Series B Preferred Stock for an aggregate purchase price of $50,000,000. In addition, on April 24, 1996, the board approved the purchase of an aggregate of 100,000 shares of Series A Preferred Stock by two directors of the Company. Each share of Series A Preferred Stock automatically converts into two shares of Common Stock upon the closing of the offering. Each share of Series B Preferred Stock is mandatorily redeemable, at a price of $1.00 per share plus accumulated but unpaid dividends, upon the closing of the offering, unless Warburg elects to convert into Common Stock at least five days prior to the closing of the offering. If it so elects, Warburg has the right to convert the Series B Preferred Stock into Common Stock at a rate of $1.00 per share plus accumulated but unpaid dividends divided by the initial public offering price per share net of underwriting discounts. Based on an assumed initial public offering price net of underwriting discount of $6.51 per share and the dividends accumulated but unpaid to such dates, the Series B Preferred Stock would have been convertible into 3,192,864 shares of Common Stock at January 31, 1997 or into 3,209,236 shares at February 28, 1997.



    WARBURG ASSIGNMENT AGREEMENT



    On September 28, 1995, in connection with the Company's acquisition of its two main operating subsidiaries, the Company and Warburg, the Company's major stockholder, entered into an Assignment Agreement, under the terms of which Warburg assigned to the Company certain rights to acquire stock from stockholders of the subsidiaries, as well as a number of agreements related to the acquisitions, such as letters of intent and an Escrow Agreement, enabling the Company to acquire all outstanding stock of the two operating subsidiaries. See "Risk Factors--Past and Future Acquisitions" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Company Background."



    WARBURG LINE OF CREDIT



    On January 22, 1997, the Company entered into a credit agreement with Warburg pursuant to the terms of which Warburg granted the Company a subordinated line of credit of up to $10,000,000. The agreement provides for an annual interest rate of 11% and is repayable five business days after the closing of the offering or on July 22, 1998, whichever occurs first. The principal of and interest on the loan is convertible, at Warburg's option, into shares of Common Stock within five days after the closing of the offering, at the initial public offering price net of underwriting discounts. Based on the principal and interest outstanding at January 31 and February 28, 1997 and an assumed initial public offering price net of underwriting discount of $6.51 per share, borrowings under the line of credit would have been convertible into 153,610 and 307,220 shares of Common Stock, respectively.



    FOUNDERS STOCK ISSUANCES


    On February 1, 1995 and following the incorporation of the Company, the Company's three founders, William T. Coleman III, the Company's President and Chief Executive Officer and a member of its Board of Directors, Edward W. Scott, Jr., the Company's Executive Vice President for Worldwide Sales and a member of its Board of Directors and Alfred S. Chuang, the Company's Executive Vice President of Product Development and Chief Technical officer, purchased 1,200,000, 800,000 and 800,000 shares, respectively, of the Company's Common Stock at a price of $.005 per share. These shares were purchased pursuant to Restricted Stock Purchase Agreements, which provide for the repurchase of these shares under certain conditions.


    On September 28, 1995, Messrs. Coleman, Scott and Chuang purchased 1,306,828, 871,586 and 871,586 shares, respectively, of the Company's Common Stock at a price per share of $0.285 per share, payable in part in cash and in part in the form of a full recourse, five-year promissory note secured by the purchased shares pursuant to a security agreement entered into on the same date. The original principal amounts of these notes for Messrs. Coleman, Scott and Chuang were $97,446, $248,402 and $198,402, respectively. The notes bear interest at 7% per annum. These shares were purchased pursuant to Restricted Stock Purchase Agreements, which provide for the repurchase at original cost of these shares in decreasing percentages during the four year period following the date of issuance of these shares.



    REGISTRATION RIGHTS


    Certain holders of Common Stock and Warburg, as the holder of shares of Common Stock issued upon conversion of the Series A and Series B Preferred Stock, are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."


    FOUNDERS' LOANS AND EMPLOYMENT AGREEMENTS



    On December 12, 1995, Edward W. Scott, the Company's Executive Vice President of Worldwide Operations issued a promissory note in the amount of $720,000 in favor of the Company for the purpose of financing real property. The note bears interest at 7% per annum and is secured by a deed of trust covering the property acquired by Mr. Scott. Pursuant to its terms, the note is repayable upon expiration of Mr. Scott's employment agreement with the Company. See "Management--Employment Agreements."



    The Company has entered into employment agreements with certain of its directors and officers. See "Management--Employment Agreements."



    POLICY REGARDING FUTURE AFFILIATE TRANSACTIONS


    All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK


    Effective upon the closing of the offering, the Company will be authorized to issue up to 120,000,000 shares, $.001 par value, to be divided into two classes to be designated, respectively, "Common Stock" and "Preferred Stock." Of such shares authorized, 115,000,000 shares shall be designated as Common Stock, of which 35,000,000 shares shall be designated Class B Common Stock, and 5,000,000 as Preferred Stock.


COMMON STOCK


    As of February 28, 1997, there were 19,233,962 shares of Common Stock outstanding that were held of record by approximately 39 stockholders (assuming conversion of all shares of Preferred Stock and borrowings under the convertible loan arrangement outstanding as of February 28, 1997). There will be 24,233,962 shares of Common Stock outstanding (assuming no exercise of the Underwriters' overallotment options and no exercise of outstanding options) after giving effect to the sale of Common Stock offered to the public by the Company hereby.


    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Company does not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.


CLASS B COMMON STOCK



    All 29,406,982 shares of Class B Common Stock will be issued upon conversion of certain shares of Series A Preferred Stock and Series B Preferred Stock at or prior to the closing of this offering, and will be held by Warburg. The Class B Common Stock has the same rights, preferences, privileges and restrictions as the Common Stock, except that the Class B Common Stock is convertible into Common Stock, has no voting rights (except as required by Delaware law) and has no right to vote for the election of directors. The shares of Class B Common Stock will, upon any transfer of such shares by Warburg, be automatically converted into a like number of shares of Common Stock, subject to adjustment upon certain events with respect to the Common Stock. The shares of Class B Common Stock are also convertible at the option of Warburg into Common Stock, so long as such conversion results in Warburg holding equal to or less than 49% of the Company's outstanding voting securities.


PREFERRED STOCK


    Effective upon the closing of the offering and pursuant to the Company's Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock after consummation of the offering.



REGISTRATION RIGHTS



    Pursuant to an investor rights agreement (the "Rights Agreement") entered into in September 1995 between the Company and holders (the "Holders") of approximately 47,307,484 shares of the Company's Common Stock, including William
T. Coleman III, Alfred S. Chuang, Edward W. Scott, Jr., and Warburg, the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). In addition, Warburg has an option, exercisable at Warburg's option within five days after the closing of the offering, to acquire certain shares of Common Stock upon conversion of the outstanding amounts under a $10,000,000 line of credit extended to the Company which shares are also entitled to registration rights under the Rights Agreement. See "Certain Transactions--Warburg Line of Credit." If the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders, the Company is required to notify such Holders and to use its best efforts to effect the registration, and such Holders are entitled to include at the Company's expense their Registrable Securities (as such term is defined in the Rights Agreement) in such registration, subject to certain conditions and limitations. In addition, Holders may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares, and the Company is required to use its diligent reasonable efforts to effect such registration. Further, Holders may require the Company to file registration statements on Form S-3 at the Company's expense, when such form is available for use by the Company. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within six months following a registered offering of the Company's securities, including the offering made hereby. See "Certain Transactions--Registration Rights."


ANTITAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS


    Upon completion of the offering, the Certificate of Incorporation of the Company will provide for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other classes continuing for the remainder of their respective three-year terms. Stockholders will have no cumulative voting rights and the Company's stockholders representing a majority of the shares of Common Stock outstanding are able to elect all of the directors. The Company's Bylaws will also provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing; the Bylaws provide that only the Company's Chief Executive Officer, the President of the Company and the Board of Directors may call a special meeting of stockholders.


    The classification of the Board of Directors and lack of cumulative voting will make it more difficult for the Company's existing stockholders to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

    These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board of Directors and in the policies furnished by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to Section 203 or the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    In general, Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation. In general,
Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors--Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

LISTING


    Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "BEAS."


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock of the Company is Boston EquiServe. Its address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (617) 575-3120.

                        SHARES ELIGIBLE FOR FUTURE SALE



    Sales of a substantial number of shares of Common Stock after the offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the offering, the Company will have 53,640,948 shares of Common Stock (including 29,406,982 shares of Common Stock issuable upon conversion of the Class B Common Stock) outstanding based on shares outstanding as of February 28, 1997. Of these shares, the 5,000,000 shares sold in the offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the Regulations promulgated thereunder.



    The remaining 48,640,944 outstanding shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. None of these shares will be eligible for sale in the public market at the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"). Beginning 180 days after the date of this Prospectus, approximately 47,440,366 additional shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of agreements not to sell such shares entered into with Goldman, Sachs & Co. or the Company. The remainder of the shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding period, subject in each case to the restrictions on such sales by affiliates of the Company. Beginning 180 days after the date of this Prospectus, approximately 2,010,514 additional shares subject to vested options as of the date of this Prospectus will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into with Goldman, Sachs & Co. or the Company. In addition, 428,571 additional shares (assuming the consummation of the Digital agreement and an initial offering price of $7.00 per share) subject to outstanding warrants will be available for sale 180 days after the date of this prospectus. The remainder of the shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, subject in each case to the restrictions on such sales by affiliates of the Company. Any shares subject to lock-up agreements may be released at any time without notice by Goldman, Sachs & Co.



    As soon as practicable after the Effective Date, the Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the 1995 Flexible Stock Incentive Plan, the 1997 Stock Incentive Plan and the 1997 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act unless subject to lock-up agreements. Such registration statement will become effective immediately upon filing.



    Prior to the offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "Risk Factors--Potential Effect of Shares Eligible for Future Sale on Market Price of Common Stock."


                                 LEGAL MATTERS


    The validity of the Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. A partner at Morrison & Foerster LLP owns 50,000 shares of Common Stock of the Company. Certain legal matters in connection with the offerings will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS


    The consolidated balance sheets of BEA Systems, Inc. as of January 31, 1996 and January 31, 1997, and the consolidated statements of operations, redeemable, convertible preferred stock and stockholders' equity (deficit) and cash flows for the years ended January 31, 1996 and 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The balance sheets of Information Management Company as of December 31, 1994 and September 29, 1995, and the statements of operations and retained earnings (deficit) and cash flows for the year ended December 31, 1994 and for the nine months ended September 29, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The statements of operations and cash flows of Independent Technologies, Inc. for the period from January 1, 1995 to November 1, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The consolidated balance sheet of USL Finance S.A. as of May 5, 1996, and the consolidated statements of operations, shareholders' equity and cash flows for the period from November 1, 1995 to May 5, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Audit, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a web site at http://www.sec.gov that contains, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


BEA SYSTEMS, INC.
CONSOLIDATED FINANCIAL STATEMENTS--YEARS ENDED JANUARY 31, 1996 AND 1997
Report of Ernst & Young LLP, Independent Auditors....................................        F-2
  Consolidated Balance Sheets........................................................        F-3
  Consolidated Statements of Operations..............................................        F-4
  Consolidated Statements of Redeemable Convertible Preferred Stock and
    Stockholders' Equity (Deficit)...................................................        F-5
  Consolidated Statements of Cash Flows..............................................        F-6
  Notes to Consolidated Financial Statements.........................................        F-7

INFORMATION MANAGEMENT COMPANY
FINANCIAL STATEMENTS--YEAR ENDED DECEMBER 31, 1994 AND NINE MONTHS ENDED SEPTEMBER
  29, 1995
Report of Ernst & Young LLP, Independent Auditors....................................       F-25
  Balance Sheets.....................................................................       F-26
  Statements of Operations and Retained Earnings (Deficit)...........................       F-27
  Statements of Cash Flows...........................................................       F-28
  Notes to Financial Statements......................................................       F-29

INDEPENDENCE TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS AND CASH FLOWS--FOR THE PERIOD FROM JANUARY 1, 1995 TO
  NOVEMBER 1, 1995
Report of Ernst & Young LLP, Independent Auditors....................................       F-33
  Statement of Operations............................................................       F-34
  Statement of Cash Flows............................................................       F-35
  Notes to Statements of Operations and Cash Flows...................................       F-36

USL FINANCE S.A.
CONSOLIDATED FINANCIAL STATEMENTS--FOR THE PERIOD FROM NOVEMBER 1, 1995 TO
  MAY 5, 1996
Report of Ernst & Young Audit, Independent Auditors..................................       F-39
  Consolidated Balance Sheet.........................................................       F-40
  Consolidated Statement of Operations...............................................       F-41
  Consolidated Statement of Shareholders' Equity.....................................       F-42
  Consolidated Statement of Cash Flows...............................................       F-43
  Notes to Consolidated Financial Statements.........................................       F-44

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
BEA Systems, Inc.


    We have audited the accompanying consolidated balance sheets of BEA Systems, Inc. as of January 31, 1996 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BEA Systems, Inc. at January 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                               ERNST & YOUNG LLP


San Jose, California
March 10, 1997, except for Note 14,
as to which the date is March 19, 1997

                               BEA SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                         JANUARY 31,
                                                                                  -------------------------
                                                                                     1996          1997
                                                                                  -----------   -----------
                                                                                                                 PRO FORMA
                                                                                                               STOCKHOLDERS'
                                                                                                                  EQUITY
                                                                                                               (DEFICIT) AT
                                                                                                                JANUARY 31,
                                                                                                                   1997
                                                                                                               (SEE NOTE 11)
                                                                                                              ---------------
                                                                                                                (UNAUDITED)
                                                           ASSETS
Current assets:
  Cash and cash equivalents.....................................................   $  4,549      $   3,283
  Accounts receivable, net of allowance for doubtful accounts of $400 at January
    31, 1996 and $1,095 at January 31, 1997.....................................      3,725         24,778
  Prepaid expenses and other current assets.....................................        752          3,083
                                                                                  -----------   -----------
Total current assets............................................................      9,026         31,144
Property and equipment, net.....................................................        456          6,648
Acquired intangible assets, net.................................................      8,751         17,226
Note receivable from officer....................................................        720            720
Other assets....................................................................     --              2,235
                                                                                  -----------   -----------
Total assets....................................................................   $ 18,953      $  57,973
                                                                                  -----------   -----------
                                                                                  -----------   -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Borrowings under line of credit...............................................   $ --          $   9,050
  Accounts payable..............................................................        772          3,488
  Accrued payroll and related liabilities.......................................        800          6,597
  Accrued sales tax.............................................................        949          1,573
  Other accrued liabilities.....................................................      1,032          6,030
  Royalties payable.............................................................        777            327
  Deferred revenue..............................................................      2,146          8,697
  Current portion of notes payable and capital lease obligations................         40         28,180
                                                                                  -----------   -----------
Total current liabilities.......................................................      6,516         63,942
Notes payable and capital lease obligations.....................................      4,287         49,540
Commitments.....................................................................
Series B redeemable convertible preferred stock, $0.001 par value:
  Authorized shares--20,000,000
  Issued and outstanding shares--6,060,000 at January 31, 1996 and 19,847,800 at
    January 31, 1997, (none pro forma); liquidation preference of $20,780 at
    January 31, 1997............................................................      6,112         20,780       $--

Stockholders' equity (deficit):
  Series A preferred stock, $0.001 par value....................................         11             17        --
    Authorized shares--20,000,000
    Issued and outstanding shares--11,100,000 at January 31, 1996 and 17,166,000 at January 31, 1997, (none pro forma); liquidation preference of $29,182 at January 31, 1997.......................................................
  Common stock, $0.001 par value................................................          8             11             48
    Authorized shares--80,000,000
    Issued and outstanding shares--8,274,000 at January 31, 1996 and 10,747,787 at January 31, 1997, and 48,425,363 pro forma.............................
Additional paid-in capital......................................................     20,355         32,335         54,095
Notes receivable from stockholders..............................................       (544)          (544)          (544)
Deferred compensation...........................................................     --               (845)          (845)
Cumulative translation adjustment...............................................     --                 74             74
Accumulated deficit.............................................................    (17,792)      (107,337)      (107,337)
                                                                                  -----------   -----------   ---------------
Stockholders' equity (deficit)..................................................      2,038        (76,289)      $(54,509)
                                                                                  -----------   -----------   ---------------
                                                                                                              ---------------
Total liabilities and stockholders' equity (deficit)............................   $ 18,953      $  57,973
                                                                                  -----------   -----------
                                                                                  -----------   -----------


                            See accompanying notes.

                               BEA SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                          YEAR ENDED JANUARY 31,
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
Revenues:
  License.............................................................................   $    3,569    $   46,839
  Service.............................................................................        1,564        14,759
                                                                                        ------------  ------------
    Total revenues....................................................................        5,133        61,598

Cost of revenues:
  License.............................................................................        1,929        10,287
  Service.............................................................................          775         8,320
                                                                                        ------------  ------------
    Total cost of revenues............................................................        2,704        18,607
                                                                                        ------------  ------------
Gross margin..........................................................................        2,429        42,991

Operating expenses:
  Research and development............................................................        3,244        18,183
  Sales and marketing.................................................................        2,572        30,970
  General and administrative..........................................................        3,058        12,732
  Write-off of in-process research and development....................................       11,194        62,248
                                                                                        ------------  ------------
Total operating expenses..............................................................       20,068       124,133
                                                                                        ------------  ------------
Income (loss) from operations.........................................................      (17,639)      (81,142)

Interest expense......................................................................          (89)       (6,727)
Other income (expense)................................................................           48             4
                                                                                        ------------  ------------

Income (loss) before income taxes.....................................................      (17,680)      (87,865)
Provision for income taxes............................................................           60           800
                                                                                        ------------  ------------
Net income (loss).....................................................................   $  (17,740)   $  (88,665)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Pro forma net income (loss) per share.................................................                 $    (1.73)
                                                                                                      ------------
                                                                                                      ------------
Shares used in computing pro forma net income (loss) per share........................                     51,162
                                                                                                      ------------
                                                                                                      ------------


                            See accompanying notes.

                               BEA SYSTEMS, INC.
      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED JANUARY 31, 1996 AND 1997


                         (IN THOUSANDS, EXCEPT SHARES)

                                                                            STOCKHOLDERS' EQUITY (DEFICIT)
                                       SERIES B           ------------------------------------------------------------------
                                REDEEMABLE CONVERTIBLE
                                                               SERIES A
                                    PREFERRED STOCK        PREFERRED STOCK        COMMON STOCK      ADDITIONAL
                                -----------------------   ------------------   ------------------    PAID-IN     ACCUMULATED
                                  SHARES      AMOUNT        SHARES    AMOUNT     SHARES    AMOUNT    CAPITAL       DEFICIT
                                ----------  -----------   ----------  ------   ----------  ------   ----------   -----------
Issuance of common stock......     --         $--             --       $--      8,000,000   $ 8      $ 1,446      $  --
Exercise of stock options.....     --          --             --       --         100,000   --             1         --
Issuance of preferred stock...     --          --         11,100,000    11         --       --        18,859         --
Issuance of Series B
 redeemable convertible
 preferred stock..............  6,060,000       6,060         --       --          --       --         --            --
Accretion of cumulative
 dividends on Series B
 redeemable convertible
 preferred stock..............     --              52         --       --          --       --         --               (52)
Issuance of common stock for
 services.....................     --          --             --       --         174,000   --            49         --
Net loss......................     --          --             --       --          --       --         --           (17,740)
                                ----------  -----------   ----------  ------   ----------  ------   ----------   -----------
Balance at January 31, 1996...  6,060,000       6,112     11,100,000    11      8,274,000     8       20,355        (17,792)
Issuance of preferred stock...     --          --          6,066,000     6         --       --        10,306         --
Issuance of common stock......     --          --             --       --       2,000,000     2          568         --
Exercise of stock options.....     --          --             --       --         403,787     1          113         --
Issuance of Series B
 redeemable convertible
 preferred stock..............  13,787,800     13,788         --       --          --       --         --            --
Accretion of cumulative
 dividends on Series B
 redeemable convertible
 preferred stock..............     --             880         --       --          --       --         --              (880)
Issuance of common stock for
 services.....................     --          --             --       --          70,000   --            20         --
Deferred compensation related
 to grant of stock options....     --          --             --       --          --       --           973         --
Amortization of deferred
 compensation.................     --          --             --       --          --       --         --            --
Translation adjustment........     --          --             --       --          --       --         --            --
Net loss......................     --          --             --       --          --       --         --           (88,665)
                                ----------  -----------   ----------  ------   ----------  ------   ----------   -----------
Balance at January 31, 1997...  19,847,800    $20,780     17,166,000   $17     10,747,787   $11      $32,335      $(107,337)
                                ----------  -----------   ----------  ------   ----------  ------   ----------   -----------
                                ----------  -----------   ----------  ------   ----------  ------   ----------   -----------


                                             STOCKHOLDERS' EQUITY (DEFICIT)
                                ---------------------------------------------------------
                                   NOTES                                        TOTAL
                                 RECEIVABLE                   CUMMULATIVE   STOCKHOLDERS'
                                    FROM         DEFERRED     TRANSLATION      EQUITY
                                STOCKHOLDERS   COMPENSATION   ADJUSTMENT      (DEFICIT)
                                ------------   ------------   -----------   -------------
Issuance of common stock......     $(544)         $--           --$           $     910
Exercise of stock options.....     --             --            --                    1
Issuance of preferred stock...     --             --            --               18,870
Issuance of Series B
 redeemable convertible
 preferred stock..............     --             --            --              --
Accretion of cumulative
 dividends on Series B
 redeemable convertible
 preferred stock..............     --             --            --                  (52)
Issuance of common stock for
 services.....................     --             --            --                   49
Net loss......................     --             --            --              (17,740)
                                  ------         ------           ---       -------------
Balance at January 31, 1996...      (544)         --            --                2,038
Issuance of preferred stock...     --             --            --               10,312
Issuance of common stock......     --             --            --                  570
Exercise of stock options.....     --             --            --                  114
Issuance of Series B
 redeemable convertible
 preferred stock..............     --             --            --              --
Accretion of cumulative
 dividends on Series B
 redeemable convertible
 preferred stock..............     --             --            --                 (880)
Issuance of common stock for
 services.....................     --             --            --                   20
Deferred compensation related
 to grant of stock options....     --              (973)        --              --
Amortization of deferred
 compensation.................     --               128         --                  128
Translation adjustment........     --             --               74                74
Net loss......................     --             --            --              (88,665)
                                  ------         ------           ---       -------------
Balance at January 31, 1997...     $(544)         $(845)          $74         $ (76,289)
                                  ------         ------           ---       -------------
                                  ------         ------           ---       -------------


                            See accompanying notes.

                               BEA SYSTEMS, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)


                                                                                                   YEAR ENDED
                                                                                                  JANUARY 31,
                                                                                              --------------------
                                                                                                1996       1997
                                                                                              ---------  ---------
OPERATING ACTIVITIES
Net loss....................................................................................  $ (17,740) $ (88,665)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.............................................................         39      1,490
  Amortization of deferred compensation.....................................................         --        128
  Amortization of intangible assets acquired and write-off of in-process research and
    development.............................................................................     12,302     71,054
  Issuance of note for compensation.........................................................      1,429         --
  Issuance of common stock for services.....................................................         49         20
  Changes in assets and liabilities:
    Interest accrued........................................................................         89        329
    Accounts receivable.....................................................................     (1,510)   (13,968)
    Prepaid expenses and other current assets...............................................       (576)    (2,024)
    Other assets............................................................................         --     (2,231)
    Accounts payable........................................................................        772      2,598
    Accrued payroll and related liabilities.................................................         80      5,797
    Other accrued liabilities...............................................................     (4,261)    (2,743)
    Accrued sales tax.......................................................................        949        622
    Royalties payable.......................................................................        777       (450)
    Deferred revenue........................................................................      2,146      6,378
                                                                                              ---------  ---------
Net cash used in operating activities.......................................................     (5,455)   (21,665)
                                                                                              ---------  ---------
INVESTING ACTIVITIES
Acquisition of property and equipment.......................................................        (67)    (4,667)
Acquisition of businesses, net of cash acquired.............................................    (15,050)    (2,566)
Note receivable from officer................................................................       (720)        --
                                                                                              ---------  ---------
Net cash used in investing activities.......................................................    (15,837)    (7,233)
                                                                                              ---------  ---------
FINANCING ACTIVITIES
Borrowings under line of credit.............................................................         --      9,050
Repayment of principal on notes payable and capital lease obligations.......................         --     (7,540)
Proceeds from debt issuances................................................................         --      1,264
Proceeds from issuance of common and preferred stock........................................     25,841     24,784
                                                                                              ---------  ---------
Net cash provided by financing activities...................................................     25,841     27,558
                                                                                              ---------  ---------
Net increase (decrease) in cash and cash equivalents........................................      4,549     (1,340)
Cumulative translation adjustment...........................................................         --         74
Cash and cash equivalents at beginning of period............................................         --      4,549
                                                                                              ---------  ---------
Cash and cash equivalents at end of period..................................................  $   4,549  $   3,283
                                                                                              ---------  ---------
                                                                                              ---------  ---------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest....................................................  $      --  $   6,285
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Cash paid for income taxes..................................................................  $      --  $     230
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Incurrence of capital lease obligations related to acquisition of equipment.................  $      --  $   1,001
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Notes issued to acquire businesses..........................................................  $   2,730  $  78,217
                                                                                              ---------  ---------
                                                                                              ---------  ---------


                            See accompanying notes.

                               BEA SYSTEMS, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


DESCRIPTION OF BUSINESS

    BEA Systems, Inc. (the "Company" or "BEA"), a Delaware corporation, was incorporated on January 20, 1995. The Company designs, develops, markets, and supports the BEA Enterprise Transaction Framework, an integrated middleware software platform for building, deploying, and managing distributed mission-critical computer software applications. In addition to its software products, the Company provides customer solutions through a range of professional services offerings.

BASIS OF PRESENTATION


    On September 30, 1995, the Company acquired all of the shares of Information Management Company ("IMC") for approximately $10,420,000. The transaction was recorded using the purchase method of accounting. Accordingly, a new basis of accounting was established based on the purchase price. See Note 2.



    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated. Operations of businesses acquired and accounted for as purchases are consolidated as of the date of acquisition. The Company had no operating activity from inception through January 31, 1995. Accordingly, operating results for the year ending January 31, 1996 reflect the period from incorporation (January 20, 1995) to January 31, 1996.



    The Company has incurred operating losses to date, including a net loss of approximately $88.7 million for the year ended January 31, 1997. At January 31, 1997, the Company had a stockholders' deficit of approximately $76.3 million and current liabilities exceeded current assets by approximately $32.8 million. The majority shareholder of the Company has guaranteed certain payment obligations of the Company as discussed in Note 6. In addition, in January 1997, the Company received a $10,000,000 unsecured line of credit from the majority stockholder. The Company anticipates additional equity funding will be needed to finance expected operations in the fiscal year ending January 31, 1998 and for existing obligations. If such additional equity funding is not available, management believes, based on anticipated operations, that available resources combined with the majority shareholder line of credit and debt payment guaranty will provide sufficient resources to enable the Company to meet its obligations through at least January 31, 1998. If anticipated operations are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if such resources were not available.


USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    The Company sells its products to customers, typically large corporations, in a variety of industries in North America, Europe, and Asia/Pacific. The Company performs ongoing credit evaluations of its

                               BEA SYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

customers and generally does not require collateral. The Company maintains reserves for estimated credit losses and such losses have been within management's expectations.

FOREIGN CURRENCY TRANSLATION


    The functional currency of the Company's foreign subsidiaries is the local currency of the respective subsidiary. The Company translates the assets and liabilities of its foreign subsidiaries to U.S. dollars at the rates of exchange in effect at the end of the period, while revenues and expenses are translated at average rates during the period. Gains and losses from currency translation are included in stockholders' equity (deficit). Currency transaction gains or losses are recognized in current operations.


CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and highly liquid investments with insignificant interest rate risk and maturities of three months or less at the date of purchase.

PROPERTY AND EQUIPMENT


    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to five years. Assets under capital leases and leasehold improvements are amortized over the shorter of the asset life or the remaining lease term. The related amortization expense is included in depreciation expense.


INTANGIBLE ASSETS


    Intangible assets consist of developed technology, distribution rights, trademarks and tradenames and goodwill related to acquisitions accounted for by the purchase method. See Note 2. Amortization of these purchased intangibles is provided on the straight-line basis over the respective useful lives of the assets ranging from twenty-four to thirty months for developed technology and distribution rights to sixty months for trademarks and tradenames and goodwill. Acquired in-process research and development without alternative future use is expensed when acquired.


FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value amounts discussed below have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.


    The Company maintains its cash and cash equivalents principally with major banks. At January 31, 1996 and 1997, the Company had $3.8 million and $19,000, respectively, of cash and cash equivalents invested in money market mutual funds which invest in various short-term corporate debt instruments and U.S. Treasury bills. The carrying value of these investments by the Company approximate their market value, and therefore, no unrealized gains or losses exist at January 31, 1996 or 1997.

                               BEA SYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    At January 31, 1997, the carrying value of notes receivable from stockholders approximates their fair value. The fair values of notes receivable from officers and stockholders are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.


    The fair value of short-term and long-term debt is estimated based on current interest rates available to the Company for debt instruments with similar terms, the degree of risk, and remaining maturities. The carrying values of the loans approximate their respective fair values.

PRODUCT CONCENTRATION


    The Company currently derives the majority of its revenue from the licensing of products in its BEA TUXEDO product line and fees from related services. These products and services are expected to continue to account for the majority of the Company's revenue for the foreseeable future. Furthermore, under the terms of its agreement with Novell, Inc., the Company is obligated to make certain payments to Novell through January 1999 as discussed in Note 6 to acquire perpetual rights to the TUXEDO product. Failure by the Company for any reason to make these payments could terminate the Company's continuing rights to BEA TUXEDO. A reduction in demand for, or an increase in competition on these products, or a decline in sales of such products, would adversely affect operating results.


REVENUE RECOGNITION


    The Company recognizes revenues in accordance with American Institute of Certified Public Accountants Statement of Position 91-1, SOFTWARE REVENUE RECOGNITION. Revenues from software license agreements are recognized at the time of product shipment, provided there are no vendor obligations remaining to be fulfilled and collectibility is probable. Ongoing license royalties are recognized on an as-reported basis by the Company's licensees.


    Service revenues include consulting services, post-contract customer support and training. Consulting revenues and the related cost of these revenues are generally recognized on a time and materials basis; however, revenue from certain fixed price contracts are recognized on the percentage of completion basis, which involves the use of estimates. Actual results could differ from those estimates and, as a result, future profitability on such contracts may be more or less than planned. The amount of consulting contracts recognized on a percentage of completion basis has not been material to date. Post-contract customer support revenues are recognized ratably over the term of the support period (generally one year), and training and other service revenues are recognized as the related services are provided. The unrecognized portion of amounts paid in advance for licenses and services is reported as deferred revenues.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model.

                               BEA SYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expense in the period incurred.

STOCK-BASED COMPENSATION


    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123"). FAS 123 allows companies that have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting rules under APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), but with additional financial statement disclosure. The Company has continued to account for stock-based compensation arrangements under APB 25; therefore, FAS 123 did not have a material impact on its financial position, results of operations or cash flows.


NET LOSS PER SHARE

    Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from common stock options and convertible preferred stock are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares issued during the period commencing twelve months prior to the initial filing of a proposed public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method at an assumed offering price per share for stock options and the if-converted method for preferred stock). Per share information calculated on the above noted basis is as follows:


                                                                              YEAR ENDED JANUARY
                                                                                     31,
                                                                             --------------------
                                                                               1996       1997
                                                                             ---------  ---------
Net loss per share.........................................................     $(0.74)     (3.09)
                                                                             ---------  ---------
Shares used in calculating net loss per share (in thousands)...............     24,128     28,962
                                                                             ---------  ---------
                                                                             ---------  ---------



    Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC policy, to common equivalent shares from convertible preferred stock issued more than twelve months from the proposed initial public offering that will convert upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.


2. BUSINESS COMBINATIONS AND TECHNOLOGY ACQUISITIONS

ACQUISITION OF INFORMATION MANAGEMENT COMPANY


    On September 30, 1995, the Company acquired 100% of the outstanding shares of Information Management Company ("IMC"). The purchase price (including direct acquisition costs) was approximately $10,420,000 and consisted of cash and the issuance of notes payable to the founders of

                               BEA SYSTEMS, INC.

2. BUSINESS COMBINATIONS AND TECHNOLOGY ACQUISITIONS (CONTINUED)


IMC totaling approximately 2,730,000. The Company has accounted for the acquisition using the purchase method, and the results of operations of IMC are included in the Company's operations since acquisition.


    The following is a summary of the purchase price allocation (IN THOUSANDS):


Current assets and other tangible assets..........................  $   1,438
Liabilities assumed...............................................     (2,131)
Acquired in-process research and development......................      5,200
Developed technology..............................................      4,780
Trademarks and tradenames.........................................        200
Goodwill..........................................................        933
                                                                    ---------
                                                                    $  10,420
                                                                    ---------
                                                                    ---------


ACQUISITION OF INFORMATION TECHNOLOGIES, INC.


    On November 2, 1995, the Company acquired 100% of the outstanding shares of Independence Technologies, Inc. ("ITI"). The purchase price (including direct acquisition costs) was approximately $7,520,000 which was paid in cash. The Company has accounted for the acquisition using the purchase method, and the results of operations of ITI are included in the Company's operations since acquisition.


    The following is a summary of the purchase price allocation (IN THOUSANDS):


Current assets and other tangible assets..........................  $   1,681
Liabilities assumed...............................................     (3,241)
Acquired in-process research and development......................      5,134
Developed technology..............................................      3,946
                                                                    ---------
                                                                    $   7,520
                                                                    ---------
                                                                    ---------


ACQUISITION OF TUXEDO PRODUCT LINE


    On February 23, 1996, the Company entered into a license agreement with Novell, Inc. ("Novell") and acquired exclusive rights to distribute and make enhancements to Novell's TUXEDO product on UNIX, Windows NT, and all non-NetWare platforms. In addition, the Company has assumed Novell's obligations and rights under all contracts with TUXEDO partners, distributors and customers, and has exclusive rights to the TUXEDO trademark. The purchase price (including direct acquisition costs) was approximately $77,500,000 and consists primarily of a note payable to Novell with fixed payment terms. See Note 6.

                               BEA SYSTEMS, INC.

2. BUSINESS COMBINATIONS AND TECHNOLOGY ACQUISITIONS (CONTINUED)

    The following is a summary of the purchase price allocation (IN THOUSANDS):


Receivables and other tangible assets.............................  $   4,270
Liabilities assumed...............................................       (702)
Acquired in-process research and development......................     60,948
Developed technology..............................................      9,825
Trademarks and tradenames.........................................      3,159
                                                                    ---------
                                                                    $  77,500
                                                                    ---------
                                                                    ---------


ACQUISITION OF USL FINANCE, S.A., A FRENCH CORPORATION


    On May 5, 1996, the Company acquired 100% of the outstanding shares of USL Finance, S.A. ("USL"), a distributor of BEA TUXEDO in France. The purchase price (including direct acquisition costs) was approximately $3,250,000 which was paid in cash. The Company has accounted for the acquisition using the purchase method, and the results of operations of USL are included in the Company's operations since acquisition.


    The following is a summary of the purchase price allocation (IN THOUSANDS):


Current assets and other tangible assets...........................  $   6,060
Liabilities assumed................................................     (5,482)
Distribution rights................................................      2,672
                                                                     ---------
                                                                     $   3,250
                                                                     ---------
                                                                     ---------


ACQUISITION OF CLIENT SERVER TECHNOLOGIES, OY, A FINNISH CORPORATION


    On June 12, 1996, the Company acquired 100% of the outstanding shares in Client Server Technologies, OY ("CST"), a distributor of BEA TUXEDO in Finland. The purchase price (including direct acquisition costs) was approximately $2,163,000 which was paid in cash. The Company has accounted for the acquisition using the purchase method, and the results of operations of CST are included in the Company's operations since acquisition.


    The following is a summary of the purchase price allocation (IN THOUSANDS):


Current assets and other tangible assets...........................  $   1,483
Liabilities assumed................................................     (1,067)
In-process research and development................................      1,300
Distribution rights................................................        389
Trademarks and tradenames..........................................         58
                                                                     ---------
                                                                     $   2,163
                                                                     ---------
                                                                     ---------

                               BEA SYSTEMS, INC.

2. BUSINESS COMBINATIONS AND TECHNOLOGY ACQUISITIONS (CONTINUED)


ACQUISITION OF BAY TECHNOLOGIES PTY. LIMITED.



    On December 23, 1996, the Company acquired 100% of the outstanding shares in Bay Technologies Pty., Limited ("Bay"), a distributor of BEA Tuxedo in Australia. The purchase price (including direct acquisition costs) was approximately $1,006,000 and consisted primarily of a note payable of $915,800. The Company has accounted for the acquisition using the purchase method, and the results of operations of Bay Technologies are included in the Company's operations since acquisition.



    The following is a summary of the purchase price allocation (IN THOUSANDS):



Current assets and other tangible assets...........................  $     121
Liabilities assumed................................................       (293)
Distribution Rights................................................      1,178
                                                                     ---------
                                                                     $   1,006
                                                                     ---------
                                                                     ---------



OTHER



    On August 1, 1995, the Company purchased certain technology of VI Systems, Inc. for $860,000 in cash. The entire purchase price has been charged to operations as acquired in-process research and development on the date of acquisition as substantially all of the technology was to be incorporated in products under development and had no alternative future use.



PRO FORMA INFORMATION



    The following unaudited pro forma summary represents the consolidated results of operations of the Company as if the acquisitions of TUXEDO from Novell and USL had occurred at the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or the results which may occur in the future. The operating results of the acquisitions of CST and Bay have not been included in the below pro forma amounts as the effect is immaterial.



                                                                 YEAR ENDED
                                                                 JANUARY 31,
                                                                    1997
                                                                 -----------
                                                                 (UNAUDITED,
                                                                     IN
                                                                 THOUSANDS)
Pro forma net revenues.........................................   $  62,521
                                                                 -----------
                                                                 -----------
Pro forma net loss.............................................   $ (89,040)
                                                                 -----------
                                                                 -----------
Pro forma net loss per share...................................   $   (1.74)
                                                                 -----------
                                                                 -----------



    The unaudited pro forma results include the historical operations of the Company and the historical operations of the acquired businesses adjusted to reflect the amortization of the excess purchase prices and an increase in interest expense resulting from additional debt used to finance the acquisitions. The pro forma results do not include any adjustments for the Company's proposed initial public offering.

                               BEA SYSTEMS, INC.

3. ACQUIRED INTANGIBLE ASSETS


    Values assigned to acquired in-process research and development, distribution rights, developed technology, and trademarks and tradenames were generally determined by independent appraisals using discounted cash flow analysis. To determine the value of the in-process research and development, the Company considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, and associated risks which included the inherent difficulties and uncertainties in completing the project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. This analysis results in amounts assigned to in-process research and development projects that had not yet reached technological feasibility (as defined and utilized by the Company in assessing software capitalization) and does not have alternative future uses. To determine the value of the distribution rights, the Company considered, among other factors, the size of the current and potential future customer base, quality of existing relationships with customers, the expected income, and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning the business relationships from the acquired entity to the Company, and risks related to the viability of and potential changes to future target markets. To determine the value of the developed technology, the expected future cash flows of each existing technology product were discounted taking into account risks related to the characteristics and applications of each product, existing and future markets, and assessments of the life cycle stage of each product. Based on this analysis, the existing technology that had reached technological feasibility was capitalized.


                                                                             JANUARY 31,
                                                                         --------------------
                                                                           1996       1997
                                                                         ---------  ---------
                                                                            (IN THOUSANDS)
Developed technology and distribution rights...........................  $   8,726  $  22,790
Trademarks and tradenames..............................................        200      3,417
Goodwill...............................................................        933        933
                                                                         ---------  ---------
                                                                             9,859     27,140
Accumulated amortization...............................................     (1,108)    (9,914)
                                                                         ---------  ---------
Acquired intangible assets, net........................................  $   8,751  $  17,226
                                                                         ---------  ---------
                                                                         ---------  ---------

                               BEA SYSTEMS, INC.

4. PROPERTY AND EQUIPMENT



    Property and equipment consist of the following:



                                                                                 JANUARY 31,
                                                                             --------------------
                                                                               1996       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Computer equipment.........................................................  $     442  $   2,920
Software...................................................................          4      1,013
Furniture and fixtures.....................................................         11      1,576
Vehicles and other.........................................................         38         40
Leasehold improvements.....................................................     --          1,474
Equipment under capital leases.............................................     --          1,154
                                                                             ---------  ---------
                                                                                   495      8,177
Accumulated depreciation and amortization..................................        (39)    (1,529)
                                                                             ---------  ---------
                                                                             $     456  $   6,648
                                                                             ---------  ---------
                                                                             ---------  ---------



    The accumulated amortization of equipment under capital leases at January 31, 1996 and 1997, was $0 and $154, respectively.


5. OTHER ASSETS


    Included in other assets at January 31, 1997 is $1,450,000 invested in bank certificates of deposit (CDs) at interest rates ranging from 3.90% to 4.25%. The CDs' support letters of credit that are required as a security deposits under certain of the Company's facilities leases and other credit arrangements.


6. LINE OF CREDIT, NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS


LINES OF CREDIT



    At January 31, 1997, the Company had borrowed $9.0 million pursuant to a revolving line of credit with a commercial lender. The maximum credit available is $10,000,000 and borrowing availability is based on the aggregate of (i) a percentage of certain accounts receivable and (ii) $4.0 million. Additional borrowings available under the line totaled $1.0 million at January 31, 1997. Borrowings under the credit arrangement bear interest adjusted monthly at the LIBOR plus 5.125% (10.49% in aggregate at January 31, 1997) and is secured by substantially all assets of the Company. In addition, the credit agreement prohibits the Company from paying dividends without the lender's approval. The credit agreement has a maturity date of April, 1997. However, the lender has verbally agreed to automatically renew the arrangement through April, 1998 and allow the Company to borrow up to $10 million regardless of the eligible trade receivable balance. The credit arrangement was not in place at January 31, 1996.



    The Company has available capital lease lines totaling $999,000 at January 31, 1997, which availability expires June 30, 1997.

                               BEA SYSTEMS, INC.

6. LINE OF CREDIT, NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS (CONTINUED)

NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

    Notes payable and capital lease obligations consist of the following:


                                                                                        JANUARY 31,   JANUARY 31,
                                                                                            1996          1997
                                                                                        ------------  ------------
                                                                                              (IN THOUSANDS)
Subordinated notes payable to founders of IMC bearing interest at 8%. Principal and interest is payable upon the earlier of a successfully completed public offering of the Company's common stock generating net proceeds of at least $20,000,000 or
  September 2000. Accrued interest of $89 and $430 is included at January 31, 1996 and
  1997, respectively..................................................................   $    4,248    $    4,589

Note payable to Novell with interest imputed at 8%. The note is due in quarterly installments of various amounts totalling $64,550,000, which are guaranteed by the majority shareholder of the Company, with a final payment of $12,000,000 due in
  January 1999 upon the Company's exercise of an option to purchase perpetual rights
  to TUXEDO...........................................................................       --            69,900

Credit arrangement from the Company's majority stockholder. Borrowings under the arrangement are unsecured and bear interest at 11%. The maximum credit available is
  $10 million. The borrowings under the arrangement are convertible, at the option of the lender, into shares of Common Stock at the price equal to the borrowings outstanding divided by the proceeds per share (net of underwriting commissions)
  received by the Company upon the successful completion of an initial public offering. The outstanding borrowings and accrued interest are due upon the earlier
  of the successful completion of an initial public offering or July 22, 1998.........       --             1,000

Notes payable to the former shareholders of Bay Technologies Pty., Limited, with interest imputed at 8% and is payable in quarterly installments ranging from $107 to
  $123 during the next two years......................................................       --               928

Other notes payable, bearing interest ranging from 9%-12% per annum, payable in
  installments through October 31, 1997...............................................           79           299

Capital lease obligations.............................................................       --             1,004
                                                                                        ------------  ------------

                                                                                              4,327        77,720

Less amounts due within one year......................................................          (40)      (28,180)
                                                                                        ------------  ------------

Long-term debt and capital obligations due after one year.............................   $    4,287    $   49,540
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                               BEA SYSTEMS, INC.

6. LINE OF CREDIT, NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS (CONTINUED)

    Scheduled maturities of notes payable and capital lease obligations are as follows:



                                                                                    CAPITAL
                                                                         NOTES      LEASES
                                                                        PAYABLE   OBLIGATIONS
                                                                       ---------  -----------
                                                                           (IN THOUSANDS)
Fiscal year ending January 31,
1998.................................................................  $  27,880   $     422
1999.................................................................     44,199         395
2000.................................................................      4,637         413
                                                                       ---------  -----------
Total................................................................  $  76,716       1,230
                                                                       ---------
                                                                       ---------
Less amount representing interest....................................                   (226)
                                                                                  -----------
Present value of net minimum lease payments..........................                  1,004
Less current portion.................................................                   (300)
                                                                                  -----------
Noncurrent obligations under capital leases..........................              $     704
                                                                                  -----------
                                                                                  -----------



7. NOTES RECEIVABLE FROM SHAREHOLDERS



    In September 1995, the Company issued 3,050,000 shares of common stock to certain officers in exchange for, in aggregate, cash of $325,000 and notes receivable of $544,250. The notes bear interest at 7% compounded semi-annually and are due upon the earlier of September 28, 2000 or on thirty days or one year after termination of employment, depending upon the circumstances of the termination of employment.



    In December 1995, the Company loaned $720,000 to an officer and founder of the Company for the financing of real property. The note receivable, which is secured by a deed of trust on the real property, bears interest at 7% per annum and is due and payable on the earlier of January 1, 2001 or termination of the founder's employment with the Company. The note may be repaid at any time prior to the due date.



8. OPERATING LEASE COMMITMENTS



    The Company leases its facilities under operating lease arrangements. Certain of the leases provide for certain specified annual rent increases as well as options to extend the lease beyond its initial term. Approximate annual minimum operating lease commitments are as follows (in thousands):



Fiscal year ending January 31,
1998..............................................................  $   3,532
1999..............................................................      2,686
2000..............................................................      2,462
2001..............................................................      1,621
2002..............................................................      1,585
Thereafter........................................................      8,248
                                                                    ---------
Total minimum lease payments......................................  $  20,134
                                                                    ---------
                                                                    ---------



    Total rental expense charged to operations for the years ended January 31, 1996 and 1997 was approximately $184,000, and $3.3 million, respectively.

                               BEA SYSTEMS, INC.

9. INCOME TAXES


    The provisions for income taxes of $60,000 and $800,000 for the years ended January 31, 1996 and 1997, respectively, represent primarily foreign withholding taxes for which no U.S. tax benefit is currently recognizable.


    The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rate (34%) to income tax expense is as follows (in thousands):


                                                                    JANUARY 31,   JANUARY 31,
                                                                        1996          1997
                                                                    ------------  ------------
Tax credit at U.S. statutory rate.................................   $   (6,011)   $  (29,874)
Nondeductible amortization of intangibles.........................        1,770        11,842
Valuation allowance...............................................        4,241        18,304
Foreign withholding taxes, net....................................           60           528
                                                                    ------------  ------------
                                                                             60           800
                                                                    ------------  ------------
                                                                    ------------  ------------


    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows (in thousands):


                                                                          1996        1997
                                                                       ----------  ----------
Deferred tax assets:
  Net operating loss carryforwards...................................  $    1,545  $    7,279
  Deferred revenue...................................................         468          82
  Accruals and reserves..............................................         580       3,193
  Property and equipment and intangible assets.......................       2,549      17,547
                                                                       ----------  ----------
      Total deferred tax assets......................................       5,142      28,101
Valuation allowance..................................................      (5,142)    (28,101)
                                                                       ----------  ----------
Net deferred tax assets..............................................  $   --      $   --
                                                                       ----------  ----------
                                                                       ----------  ----------



    Realization of deferred tax assets is dependent on future taxable income, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets at January 31, 1996 and 1997, has been established to reflect these uncertainties. The valuation allowance increased by $22,959,000 in the year ended January 31, 1997. Approximately $728,000 of the valuation allowance at January 31, 1996 and 1997 relates to acquired net operating loss carryforwards, the benefit of which will be credited to intangible assets when realized.



    As of January 31, 1996 and 1997, the Company had net operating loss carryforwards for federal tax purposes of approximately $4,100,000 and $19,800,000, respectively, that will expire from 2010 through 2012. The Company also has state net operating loss carryforwards at January 31, 1996 and 1997 of approximately $2,300,000 and $8,900,000, respectively, expiring from 2000 through 2002. Utilization of net operating loss carryforwards may be subject to substantial limitations due to the ownership change and other limitations provided by the Internal Revenue Code and similar state provisions. These limitations may result in the expiration of net operating loss carryforwards before full utilization.

                               BEA SYSTEMS, INC.

10. SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK


    Holders of Series B Redeemable Convertible Preferred Stock (the "Series B Stock") are entitled to annual dividends, when and if declared by the Board of Directors, of $0.07 per share, payable prior and in preference to any declaration or payment of any dividend on the Series A Convertible Preferred Stock (the "Series A Stock") and the Common Stock. The right to receive such dividends are cumulative and will accrue to the extent that such dividends are not declared or paid in any year. No dividends have been declared or paid by the Company on the Series B Stock. Total accumulated dividends on the Series B Stock were approximately $932,000 at January 31, 1997.


    In the event of liquidation of the Company, holders of Series B Stock are entitled to receive a liquidation preference of $1.00 per share, plus all accumulated but unpaid dividends, prior and in preference to any payments made to holders of Series A Stock and common stock. The Series B Stock carries no voting rights.

    Each share of Series B Stock is convertible, at the option of the holder, into that number of shares of common stock obtained by dividing the amount payable to such holder in the event of liquidation by the fair value of the Company's common stock, as determined by the Board of Directors, or, in the event of a conversion in connection with an initial public offering, by the per share initial public offering price, net of underwriting commissions.

    Each holder of Series B Stock has the right, exercisable at any time following September 30, 2001, to require the Company to redeem all or a portion of such holder's Series B Stock for $1.00 per share, plus accumulated and unpaid dividends (the "Redemption Price"). However, upon the closing of an initial public offering of the Company's common stock at an offering price of not less than $5.00 per share and gross proceeds to the Company of at least $10,000,000, each share of Series B Stock will be redeemed for the Redemption Price unless converted, at the option of the holder, into shares of common stock of the Company. Additionally, the Company may, at its option, redeem at any time any or all of the outstanding shares of the Series B Stock at the Redemption Price.

11. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

    Series A Stock holders are entitled to noncumulative annual dividends, when and if declared by the Board of Directors, of $0.12 per share, payable in preference to common stock dividends, but after all cumulative dividends payable with respect to the Series B Stock have been declared and paid. No dividends have been declared or paid by the Company on the Series A Stock.

    In the event of liquidation of the Company, Series A Stock holders are entitled to receive a liquidation preference of $1.70 per share, plus all declared but unpaid dividends, after payment of the full liquidation preference has been made on the Series B Stock prior and in preference to any payments made to holders of common stock.

    Each share of Series A Stock votes equally with shares of common stock on an "if-converted" basis. Each share of Series A Stock is convertible at any time at the option of the shareholder into two shares of common stock. The conversion ratio is subject to upward adjustment upon the occurrence of certain events. Upon conversion, all declared and unpaid dividends will be paid in cash. Each share of Series A Stock automatically converts into common stock at the then-effective conversion rate in the event of an underwritten initial public offering of the Company's common stock at an offering price of not less than

                               BEA SYSTEMS, INC.

11. STOCKHOLDERS' EQUITY (CONTINUED)
$5.00 per share and gross proceeds to the Company of at least $10,000,000, or upon the written consent of two-thirds of the then outstanding Series A Stock.

COMMON STOCK REPURCHASE RIGHTS


    The Company has stock repurchase agreements with certain individuals whereby, if the stockholder ceases to be a consultant or employee of the Company, the Company has the right to repurchase the stock at the original issuance price. Such repurchase rights generally lapse over four to five years from the original date of issuance. Certain of the repurchase rights lapse upon the successful completion of an initial public offering. Common stock subject to repurchase totaled 5,889,964 shares with an aggregate repurchase price of $23,127,606 as of January 31, 1997. Series A Stock subject to repurchase at January 31, 1997 was 100,000 shares at an aggregate price of $170,000.


COMMON STOCK RESERVED FOR FUTURE ISSUANCE


    At January 31, 1997, the Company had reserved shares of common stock for future issuance as follows:



Conversion of Series A convertible preferred stock.............  34,332,000
1995 Flexible Stock Incentive Plan.............................   9,026,213



    In addition, the Company has reserved sufficient shares of common stock for the conversion of Series B redeemable convertible preferred stock and borrowings outstanding under the credit arrangement with the Company's majority stockholder.


STOCK OPTION PLAN

    The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded.

    The fair value option valuation models were developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly speculative assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


    Pro forma information regarding net income and earnings per share is required by FAS 123 which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a minimum value-pricing model with a risk free interest rate of 5.0%, no dividend yield and an estimated life of 48 months. The effect of applying the minimum value method to the stock option activity did not result in pro forma net loss and loss per share that are materially different from historical amounts reported. Therefore, such pro forma information is not separately presented herein. Future pro forma net income or loss and earnings or loss

                               BEA SYSTEMS, INC.

11. STOCKHOLDERS' EQUITY (CONTINUED)

per share may be materially different from actual amounts reported. The Company will not use the minimum value-pricing model when granting options when the Company becomes a public company.



    The Company's 1995 Flexible Stock Incentive Plan (the "Plan") provides for the grant of incentive and nonstatutory stock options, as determined by the Board of Directors. Options are generally granted at an exercise price of not less than the fair value per share of the common stock on the date of grant. The vesting and exercise provision are determined by the Board of Directors with a maximum term of ten years. Options granted under the Plan are immediately exercisable and generally vest over a four-year period with 25% vesting after one year and 2.08% each month thereafter. Unvested shares are subject to repurchase by the Company. There were 404,959 shares vested at January 31, 1997, at an average exercise price of $0.285. At January 31, 1997, 2,344,925 shares of common stock were reserved for future grants under the Plan. The Plan also provides for the sale or bonus of common stock to eligible individuals in connection with the performance of services for the Company. During the year ended January 31, 1997, the Company issued under the Plan 70,000 shares of Common Stock, respectively, as payment for services.


    Information with respect to option activity in the Plan is summarized as follows:


                                                                                                        WEIGHTED
                                                                           OPTIONS         PRICE         AVERAGE
                                                                         OUTSTANDING     PER SHARE        PRICE
                                                                         ------------  --------------  -----------
Balance at January 20, 1995............................................       --                        $  --
  Granted..............................................................    2,344,200    $.01 - $.285    $   0.273
  Exercised............................................................     (100,000)      $0.01        $   0.010
                                                                         ------------
Balance at January 31, 1996............................................    2,244,200                    $   0.285
  Granted..............................................................    4,016,550       $0.285       $   0.285
                                                                             186,750       $1.000       $   1.000
                                                                             235,500       $2.000       $   2.000
                                                                             452,525       $4.000       $   4.000
                                                                             476,925       $6.000       $   6.000
  Exercised............................................................     (403,787)      $0.285       $   0.285
  Forfeited............................................................     (527,375)      $0.655       $   0.655
                                                                         ------------
Balance at January 31, 1997............................................    6,681,288                    $   0.996
                                                                         ------------
                                                                         ------------



    The assumed weighted average remaining contractual life of options at January 31, 1997 is as follows:



         OUTSTANDING OPTIONS
-------------------------------------
                    WEIGHTED
                AVERAGE REMAINING
  PRICE            CONTRACTUAL
PER SHARE          LIFE MONTHS
----------  -------------------------
    $0.285                107
     $1.00                115
     $2.00                116
     $4.00                117
     $6.00                119



    The weighted average fair value of options granted in fiscal 1996 and 1997 was $.273 and $1.37, respectively.

                               BEA SYSTEMS, INC.

11. STOCKHOLDERS' EQUITY (CONTINUED)

    The Company has recorded deferred compensation of $973,000 for the difference between the grant price and the deemed fair value of certain of the Company's common stock options granted in the year ended January 31, 1997. This amount is being amortized over the vesting period of the individual options, generally four years. Compensation expense recognized in the year ended January 31, 1997 totaled $128,000 and at January 31, 1997, deferred compensation totaled $845,000.


UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY


    Unaudited pro forma stockholders' equity at January 31, 1997 gives effect to the conversion of all shares of Series A Stock into common stock upon the close of the Company's initial public offering as well as the conversion based on an assumed initial public offering price, of all shares of Series B Stock and amounts outstanding at January 31, 1997 under the credit arrangement with the Company's majority stockholder, as the holder has indicated intent to convert such shares and outstanding amounts under the credit arrangement upon the close of the Company's initial public offering.



INITIAL PUBLIC OFFERING



    In January 1997, the Board of Directors authorized management of the Company to file a registration statement with the SEC, offering its common stock to the public.


12. INDUSTRY AND GEOGRAPHIC SEGMENT INFORMATION


    The Company operates in one industry segment (the development and marketing of computer software and related services) and markets its products and services internationally through subsidiaries in Europe and Asia, and through independent distributors and resellers located worldwide. Export sales totaled $553,000 for the year ended January 31, 1996 and $3.2 million for the year ended January 31, 1997. Transfers between geographic areas are accounted for at estimated amounts which are generally above cost. Such transfers are eliminated in the consolidated financial statements. Identifiable assets

                               BEA SYSTEMS, INC.

12. INDUSTRY AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED) are those assets that can be directly associated with a particular geographic area. The following is a summary of operations within geographic areas.


                                                                                      YEAR ENDING
                                                                                      JANUARY 31,
                                                                                 ----------------------
                                                                                    1996        1997
                                                                                 ----------  ----------
Revenues from unaffiliated customers
  United States................................................................  $    5,133  $   40,182
  Europe.......................................................................      --          17,922
  Asia and other...............................................................      --           3,494
                                                                                 ----------  ----------
    Total revenues.............................................................  $    5,133  $   61,598
                                                                                 ----------  ----------
                                                                                 ----------  ----------
Income (loss) from operations
  United States................................................................  $  (17,740) $  (78,328)
  Europe.......................................................................      --            (874)
  Asia and other...............................................................      --          (1,940)
                                                                                 ----------  ----------
    Total income (loss) from operations........................................  $  (17,740) $  (81,142)
                                                                                 ----------  ----------
                                                                                 ----------  ----------
Identifiable assets (at end of year)
  United States................................................................  $   18,953  $   41,348
  Europe.......................................................................      --          13,041
  Asia and other...............................................................      --           3,584
                                                                                 ----------  ----------
    Total identifiable assets..................................................  $   18,953  $   57,973
                                                                                 ----------  ----------
                                                                                 ----------  ----------



13. TRANSACTION WITH DIGITAL EQUIPMENT CORPORATION ("DIGITAL")



    On January 31, 1997, the Company entered into an agreement with Digital to acquire exclusive worldwide rights to MessageQ, ObjectBroker and other related products from Digital for an aggregate consideration of $22 million. The Company currently anticipates that the Digital transaction will close on or about March 26, 1997. Of the aggregate consideration for the products, $5 million is payable in cash ($3 million of which will be due on June 20, 1997 and $2 million of which will be due on the earlier of June 20, 1997 or 10 days after the purchase by Digital of $2 million worth of Common Stock offered hereby), and $17 million is payable by delivery of a $17 million non-interest bearing convertible promissory note. The promissory note provides for installments of $2 million, $4 million and $11 million payable on or before February 1, 1998, 1999 and 2000, respectively, and may be converted into shares of the Company's Common Stock at the option of Digital at a conversion price of 1.5 times, 1.8 times and 2.5 times the initial public offering price, respectively; provided, however, that only $5 million of such $11 million is convertible. In addition, the Company has granted Digital warrants to purchase $3 million worth of Common Stock at a price equal to the initial public offering price exercisable for the period beginning 180 days after the date of this offering and expiring one year thereafter. The closing of the Digital transaction is subject to certain conditions, and no assurance can be made that such transaction will be consummated and that the various Digital products will be acquired by the Company.

                               BEA SYSTEMS, INC.

14. SUBSEQUENT EVENTS



    On March 19, 1997, the Company's Board of Directors authorized, subject to stockholder approval, 35,000,000 shares of an additional class of common stock ("Class B Common Stock"), and amended the terms of conversion of the shares of Series A and Series B Preferred Stock. Assuming conversion into Common Stock or Class B Common Stock of all outstanding shares of Series A and Series B Preferred Stock, approximately 29.4 million shares of Class B Common Stock will be issued upon conversion of certain shares of Series A Preferred Stock and all shares of Series B Preferred Stock at or prior to the closing of the Company's initial public offering. All outstanding shares of Class B Common Stock will be held by the Company's majority stockholder. The Class B Common Stock has the same rights, preferences, privileges and restrictions as the Common Stock, except that the Class B Common Stock is convertible into Common Stock, has no voting rights except as required by Delaware law and has no right to vote for the election of directors. The shares of Class B Common Stock will, upon any transfer of such shares, be automatically converted into a like number of shares of Common Stock, subject to adjustment upon certain events with respect to the Common Stock. The shares of Class B Common Stock are also convertible at the option of the holder thereof into Common Stock, so long as such conversion results in the stockholder holding equal to or less than 49% of the Company's outstanding voting securities.



    On March 19, 1997, the Company's Board of Directors adopted, subject to stockholder approval, the 1997 Stock Option Plan under which the Company is initially authorized to grant up to 5,100,000 stock options with similar terms to the 1995 Flexible Stock Incentive Plan. The Company will not grant additional stock options under the 1995 Flexible Stock Incentive Plan subsequent to the effective date of the 1997 Stock Option Plan.



    In addition, on March 19, 1997, the Company's Board of Directors adopted, subject to stockholder approval, the 1997 Employee Stock Purchase Plan under which an aggregate of 1,250,000 shares of Common Stock will be reserved.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Information Management Company

    We have audited the accompanying balance sheets of Information Management Company as of December 31, 1994 and September 29, 1995, and the related statements of operations and retained earnings (deficit) and cash flows for the year and nine months then ended, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Information Management Company at December 31, 1994 and September 29, 1995, and the results of its operations and its cash flows for the year and nine months then ended, respectively, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

MetroPark, New Jersey
January 10, 1997

                         INFORMATION MANAGEMENT COMPANY

                                 BALANCE SHEETS
                                     ASSETS

                                                                                    DECEMBER 31,   SEPTEMBER 29,
                                                                                        1994            1995
                                                                                   --------------  --------------

Current assets:
  Cash and cash equivalents......................................................   $     30,783    $    --
  Accounts receivable, less allowance for doubtful accounts of $49,000 in 1994
    and $200,000 in 1995.........................................................      1,255,269       1,334,324
  Prepaid expenses and other current assets......................................         13,419          47,414
                                                                                   --------------  --------------
Total current assets.............................................................      1,299,471       1,381,738

Property and equipment, net......................................................         54,936          56,402
                                                                                   --------------  --------------
                                                                                    $  1,354,407    $  1,438,140
                                                                                   --------------  --------------
                                                                                   --------------  --------------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Cash overdraft.................................................................   $    --         $    123,380
  Line of credit.................................................................        --              522,123
  Accounts payable...............................................................         37,223         259,071
  Accrued compensation and related payroll liabilities...........................        213,804         107,656
  Accrued royalties..............................................................        310,102         154,545
  Accrued sales taxes............................................................        350,000         600,000
  Other accrued liabilities......................................................         55,676         112,298
  Deferred revenue...............................................................        334,126         505,133
                                                                                   --------------  --------------
Total current liabilities........................................................      1,300,931       2,384,206

Commitments

Stockholders' equity (deficit):
  Common stock, no par value, 1,500 shares authorized, issued and outstanding....            200             200
  Retained earnings (deficit)....................................................         53,276        (946,266)
                                                                                   --------------  --------------
Total stockholders' equity (deficit).............................................         53,476        (946,066)
                                                                                   --------------  --------------
                                                                                    $  1,354,407    $  1,438,140
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                         INFORMATION MANAGEMENT COMPANY

            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                                                                                    NINE MONTHS
                                                                                     YEAR ENDED        ENDED
                                                                                    DECEMBER 31,   SEPTEMBER 29,
                                                                                        1994            1995
                                                                                   --------------  --------------
Revenues:
  License........................................................................   $  4,365,735    $  2,753,789
  Service........................................................................      1,069,221       1,858,759
                                                                                   --------------  --------------
Total revenues...................................................................      5,434,956       4,612,548

Cost of revenues:
  License........................................................................      1,623,565         734,233
  Service........................................................................        887,296       1,407,760
                                                                                   --------------  --------------
Total cost of revenues...........................................................      2,510,861       2,141,993
                                                                                   --------------  --------------
Gross profit.....................................................................      2,924,095       2,470,555

Operating expenses:
  Research and development.......................................................        111,504         726,615
  Sales and marketing............................................................      1,513,185       1,223,783
  General and administrative.....................................................        996,411       1,505,275
                                                                                   --------------  --------------
Total operating expenses.........................................................      2,621,100       3,455,673
                                                                                   --------------  --------------

Income (loss) from operations....................................................        302,995        (985,118)

Interest expense.................................................................         22,634          12,543
Other expense....................................................................            691           1,881
                                                                                   --------------  --------------
Net income (loss)................................................................        279,670        (999,542)

Retained earnings (deficit) at beginning of period...............................       (226,394)         53,276
                                                                                   --------------  --------------
Retained earnings (deficit) at end of period.....................................   $     53,276    $   (946,266)
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                         INFORMATION MANAGEMENT COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                                                    NINE MONTHS
                                                                                     YEAR ENDED        ENDED
                                                                                    DECEMBER 31,   SEPTEMBER 29,
                                                                                        1994            1995
                                                                                   --------------  --------------
OPERATING ACTIVITIES
Net income (loss)................................................................   $    279,670    $   (999,542)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
  Depreciation and amortization..................................................            768          44,746
  Changes in assets and liabilities:
    Accounts receivable, net.....................................................     (1,014,717)        (79,055)
    Prepaid expenses and other current assets....................................         14,325         (33,995)
    Accounts payable and accrued expenses........................................         26,927         172,322
    Deferred revenue.............................................................        250,276         171,007
    Royalties payable............................................................        310,102        (155,557)
    Sales taxes payable..........................................................        350,000         250,000
                                                                                   --------------  --------------
Net cash provided by (used in) operating activities..............................        217,351        (630,074)

INVESTING ACTIVITIES
Purchases of property and equipment..............................................        (47,362)        (46,212)
                                                                                   --------------  --------------
Net cash used in investing activities............................................        (47,362)        (46,212)
                                                                                   --------------  --------------

FINANCING ACTIVITIES
Borrowing under line of credit...................................................      1,341,627       1,646,015
Payments on line of credit.......................................................     (1,481,949)     (1,123,892)
Cash overdraft...................................................................                        123,380
                                                                                   --------------  --------------
Net cash (used in) provided by financing activities..............................       (140,322)        645,503
                                                                                   --------------  --------------

Net increase (decrease) in cash and cash equivalents.............................         29,667         (30,783)
Cash and cash equivalents at beginning of period.................................          1,116          30,783
                                                                                   --------------  --------------
Cash and cash equivalents at end of period.......................................   $     30,783    $    --
                                                                                   --------------  --------------
                                                                                   --------------  --------------

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest.........................................   $     22,634    $     12,543
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                         INFORMATION MANAGEMENT COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 29, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Information Management Company (the "Company") was incorporated in the state of Delaware in July 1990 and is located in Liberty Corner, New Jersey. The Company is engaged in providing standards-based, enterprise-wide client/server products and services.

    Effective September 30, 1995, the Company was purchased by BEA Systems, Inc. ("BEA"); (see Note 7). The accompanying financial statements have been prepared on the Company's historical cost basis, and do not reflect any adjustments resulting from the acquisition.

REVENUE RECOGNITION

    Revenues from end user software license agreements are recognized at the time of product shipment, provided there are no vendor obligations remaining to be fulfilled and collectibility is probable. License fees from resellers are also recognized as revenue when the software has been shipped, provided that no significant vendor obligations remain to be fulfilled, certain customer criteria established by the Company have been met, and the fees are payable within twelve months.

    Services revenues include consulting services, post-contract customer support, and training. Consulting revenues and the related cost of these revenues are recognized on a time and materials basis. Support revenues are recognized pro rata over the term of the service period and training or other revenues are recognized as the related services are provided. The unrecognized portion of amounts billed or paid in advance for such services is reported as deferred revenues.

CASH EQUIVALENTS

    The Company considers all highly liquid short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    The Company sells its products to customers, typically large corporations, in a variety of industries, primarily in North America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the double-declining balance method.

    The estimated useful lives used in computing depreciation are as follows:

Machinery and equipment..................................  3-5 years
Furniture and fixtures...................................    7 years
Leasehold improvements...................................   10 years
Vehicles.................................................    5 years

                         INFORMATION MANAGEMENT COMPANY

                               SEPTEMBER 29, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INCOME TAXES

    The Company has elected, with the consent of its shareholders, to be treated as an S Corporation under the Internal Revenue Code. The shareholder of an S Corporation includes the Company's income in its own income for income tax purposes. Accordingly, no federal income taxes are provided for in the accompanying financial statements. Effective January 1, 1995, the Company has also elected S Corporation status under the applicable sections of the New Jersey income tax laws.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expenses in the accompanying statements of operations.

PRODUCT CONCENTRATION

    The Company derives the majority of its revenue from the licensing of products in the TUXEDO product line, to which the Company has certain distribution rights from Novell Inc. ("Novell"), and fees from related services. These products and services are expected to continue to account for a majority of the Company's revenue for the foreseeable future. Consequently, a reduction in demand or an increase in competition for these products due to market factors or a decline in sales of such products would affect operating results adversely.

    During the year ended December 31, 1994 and the nine months ended September 29, 1995, the amount of royalties due to Novell totalled $982,500 and $687,440, respectively, and are included in cost of sales in the accompanying statements of operations.

                         INFORMATION MANAGEMENT COMPANY

                               SEPTEMBER 29, 1995

2. TRANSACTIONS WITH SIGNIFICANT CUSTOMERS

    Customers that comprise greater than 10% of the Company's total revenues in the periods presented are as follows:

                                                               YEAR ENDED      NINE MONTHS ENDED
                                                              DECEMBER 31,       SEPTEMBER 29,
                                                                  1994               1995
                                                            -----------------  -----------------
Customer A................................................            22%                10%
Customer B................................................            15%             --
Customer C................................................         --                    12%

    Revenues generated from these customers were less than 10% of total revenue in the periods where percentages are not shown.

3. PROPERTY AND EQUIPMENT

    The components of property and equipment at December 31, 1994 and September 29, 1995 are as follows:

                                                                         1994        1995
                                                                       ---------  -----------
Machinery and equipment..............................................  $  60,012  $    82,558
Furniture and fixtures...............................................     14,486       18,685
Leasehold improvements...............................................      9,112       21,578
Vehicles.............................................................      1,060        8,061
                                                                       ---------  -----------
                                                                          84,670      130,882
Less accumulated depreciation and amortization.......................     29,734       74,480
                                                                       ---------  -----------
                                                                       $  54,936  $    56,402
                                                                       ---------  -----------
                                                                       ---------  -----------

4. LINE OF CREDIT

    In March 1995, the Company entered into an accounts receivable revolving loan facility with a bank with availability up to $750,000 and renewable annually. Borrowings are limited to the borrowing base (as defined); however, the full amount of the facility was available to the Company at September 29, 1995. Advances bear interest at 1.5% above the bank's floating base rate (8% at September 29, 1995), and the Company is required to pay a fee for the unused portion equal to .5%, payable quarterly and calculated monthly. Borrowings under the facility is secured by substantially all assets of the Company and is personally guaranteed by the principal stockholders.

    Management estimates that the carrying value of the revolving loan facility approximates its fair value.

    During 1994, the Company maintained a line of credit with another bank in the amount of $350,000. This line was increased to $550,000 in January 1995 before it was replaced with the facility discussed above.

                         INFORMATION MANAGEMENT COMPANY

                               SEPTEMBER 29, 1995

5. LEASES

    The Company leases its operating facility, certain equipment and vehicles under noncancellable operating leases that expire in 1997. The leases provide for all real estate taxes and operating expenses to be paid by the Company. Under the lease of the operating facility, the Company has the option to renew for additional terms at specified rentals. Minimum future rental payments under such leases as of September 29, 1995 are as follows:

Three months ending December 31, 1995....................  $  79,851
Year ending December 31, 1996............................    308,779
Year ending December 31, 1997............................    178,396
                                                           ---------
Total minimum future rental payments.....................  $ 567,026
                                                           ---------
                                                           ---------

    Total rent expense charged to operations was $107,600 and $184,221, during the year ended December 31, 1994 and the nine months ended September 29, 1995, respectively.

6. GENERAL AND ADMINISTRATIVE EXPENSES

    During the nine months ended September 29, 1995, the Company incurred various professional fees in conjunction with negotiations for the sale of the Company to prospective buyers, including BEA (see Note 7). These fees totaled $213,000 for the period and are included in general and administrative expenses in the accompanying statement of operations.

7. SUBSEQUENT EVENT

    Effective September 30, 1995, the Company was purchased by BEA, a company which develops and markets middleware solution platforms. The purchase price, excluding liabilities assumed and direct acquisition costs, was $10,010,000 of which $7,280,000 was paid in cash at the closing and $2,730,000 is payable through the issuance of a subordinated promissory note. The interest rate on this note is 8%.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
BEA Systems, Inc.

    We have audited the accompanying statements of operations and cash flows of Independence Technologies, Inc. for the period from January 1, 1995 to November 1, 1995. These statements of operations and cash flows are the responsibility of BEA Systems, Inc.'s management. Our responsibility is to express an opinion on these statements of operations and cash flows based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations and cash flows. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statements of operations and cash flows were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form SB-2 of BEA Systems, Inc. as described in Note 1, and are not intended to be a complete presentation of the financial position and results of operations of Independence Technologies, Inc.

    In our opinion, the statements of operations and cash flows referred to above present fairly, in all material respects, the results of operations and cash flow of Independence Technologies, Inc. for the period from January 1, 1995 to November 1, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

San Jose, California
January 20, 1997

                        INDEPENDENCE TECHNOLOGIES, INC.

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 1, 1995

Revenues:
  License......................................................................  $ 3,756,574
  Service......................................................................    1,960,103
                                                                                 -----------
    Total revenues.............................................................    5,716,677
                                                                                 -----------
Cost of revenues:
  License......................................................................    1,188,482
  Service......................................................................    1,239,911
                                                                                 -----------
    Total cost of revenues.....................................................    2,428,393
                                                                                 -----------
Gross profit...................................................................    3,288,284
Operating expenses:
  Research and development.....................................................    1,493,622
  Sales and marketing..........................................................    1,777,710
  General and administrative...................................................    1,290,768
                                                                                 -----------
    Total operating expenses...................................................    4,562,100
                                                                                 -----------

Loss from operations...........................................................   (1,273,816)

  Interest income..............................................................       15,693
  Interest expense.............................................................      (31,382)
                                                                                 -----------

Loss before extraordinary item.................................................   (1,289,505)

Extraordinary item--forgiveness of debt........................................    1,035,000
                                                                                 -----------

Net loss.......................................................................  $  (254,505)
                                                                                 -----------
                                                                                 -----------

                            See accompanying notes.

                        INDEPENDENCE TECHNOLOGIES, INC.
                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 1, 1995


OPERATING ACTIVITIES
Net loss.......................................................................  $  (254,505)
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization................................................      365,417
  Gain on forgiveness of debt..................................................   (1,035,000)
  Changes in assets and liabilities:
    Accounts receivable........................................................       33,711
    Prepaid expenses and other current assets..................................       61,126
    Accounts payable...........................................................      236,063
    Accrued liabilities........................................................      714,529
                                                                                 -----------
Net cash provided by operating activities......................................      121,341
                                                                                 -----------
INVESTING ACTIVITIES
Acquisition of property and equipment..........................................      (88,963)
Advances to stockholders.......................................................       (2,621)
                                                                                 -----------
Net cash used in investing activities..........................................      (91,584)
                                                                                 -----------
FINANCING ACTIVITIES
Repayments of long-term debt...................................................      (14,433)
Payments on capital lease obligations..........................................      (13,905)
Net proceeds from issuance of common stock and warrants........................       48,312
                                                                                 -----------
Net cash provided by financing activities......................................       19,974

Net increase in cash...........................................................       49,731
Cash, beginning of period......................................................      250,508
                                                                                 -----------
Cash, end of period............................................................  $   300,239
                                                                                 -----------
                                                                                 -----------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest.......................................  $    18,216
                                                                                 -----------
                                                                                 -----------
Conversion of debt to common stock.............................................  $ 2,466,536
                                                                                 -----------
                                                                                 -----------

                            See accompanying notes.

                        INDEPENDENCE TECHNOLOGIES, INC.

                NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS

            FOR THE PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 1, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Independence Technologies, Inc. (the "Company") which was incorporated in July 1988 provides object-oriented software, programming products, and consulting services primarily for large, distributed on-line transaction processing applications based on the UNIX operating system. The Company also acts as a distributor of certain third party software products.

BASIS OF PRESENTATION

    On November 1, 1995, the Company was acquired by Information Management Company ("IMC"), a wholly owned subsidiary of BEA Systems, Inc. ("BEA") for approximately $7,266,000 in cash and the assumption of certain liabilities. The accompanying financial statements have been prepared on the Company's historical cost basis, and do not reflect any adjustments resulting from the acquisition.

    The accompanying statements of operations and cash flows were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form-SB-2 of BEA and are not intended to be a complete presentation of the financial position and results of operations of Independence Technologies, Inc.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    The Company sells its products to customers, typically large corporations, in a variety of industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

REVENUE RECOGNITION

    Revenues from end user software license agreements and license fees from third-party distributors and value-added resellers are recognized at the time of product shipment, provided there are no significant vendor obligations remaining to be fulfilled and collectibility is probable. Consulting revenues and the related costs are generally recognized on a time and materials basis; however, certain fixed price contracts are recognized on the percentage of completion basis which involves the use of estimates. Actual results could differ from those estimates and, as a result, future profitability on such contracts may be more or less than estimated. The amount of consulting contracts recognized on a percentage of completion basis has not been material to date. Support revenues are recognized prorata over the term of the service period. Training and other service revenues are recognized as the related services are performed. The unrecognized portion of amounts paid for such consulting, support, and other services is reported as deferred revenues.

                        INDEPENDENCE TECHNOLOGIES, INC.

            FOR THE PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 1, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Assets under capital leases and leasehold improvements are amortized over the shorter of the asset life or the remaining lease term. The related amortization expense is included in depreciation expense.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expenses in the accompanying statements of operations.

PRODUCT CONCENTRATION

    The Company derives a majority of its revenue from the licensing of products in the TUXEDO product line, to which the Company has certain distribution rights from Novell, Inc. and fees from related services. These products and services are expected to continue to account for a majority of the Company's revenue for the foreseeable future. Consequently, a reduction in demand or an increase in competition for these products due to market factors, or a decline in sales of such products, would affect operating results adversely.

2. EXTRAORDINARY ITEM

    On June 27, 1995, the Company entered into a settlement agreement to resolve all disputes with respect to a loan agreement with one of its creditors. In connection with this settlement agreement, the Company realized an extraordinary gain of approximately $1,035,000, representing the forgiveness of both principal and accrued interest due on the loan.

3. LEASE COMMITMENTS

    Facilities are leased under operating leases expiring at various dates through November 30, 1999. Certain leases have escalating rental payments and options for renewal for additional terms. Future minimum rental payments for the years ended and period ended December 31, are as follows:

November 2 through December 31, 1995.............................  $  27,000
1996.............................................................    164,000
1997.............................................................    171,000
1998.............................................................    176,000
1999.............................................................    162,000
                                                                   ---------
Total............................................................  $ 700,000
                                                                   ---------
                                                                   ---------

                        INDEPENDENCE TECHNOLOGIES, INC.

            FOR THE PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 1, 1995

3. LEASE COMMITMENTS (CONTINUED)
    Rent expense was $147,916 for the period from January 1, 1995 to November 1, 1995.

4. INCOME TAXES

    Due to the Company's loss position, there is no provision for income taxes for the period from January 1, 1995, to November 1, 1995.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                                                 NOVEMBER 1,
                                                                                     1995
                                                                                --------------
Deferred tax assets:
  Net operating loss carryforwards............................................  $      743,000
  Deferred revenue............................................................         554,000
  Accruals and reserves.......................................................         527,000
  Fixed assets................................................................          39,000
                                                                                --------------
    Total deferred tax assets.................................................       1,863,000
  Valuation allowance.........................................................      (1,863,000)
                                                                                --------------
Net deferred tax assets.......................................................  $            0
                                                                                --------------
                                                                                --------------

    Based upon the weight of available evidence, which includes the Company's historical operating performance, the reported cumulative net loss for the prior three years, and the uncertainties regarding future results of operations of the Company, the Company has provided a full valuation allowance against its net deferred tax assets as at this time it is more likely than not that the deferred tax assets will not be realized. The change in the valuation allowance was an increase of $7,000 for the period ended November 1, 1995.

    As of November 1, 1995, the Company had net operating loss carryforwards for federal and state tax purposes of approximately $2,100,000 and $200,000 which will expire from 1998 through 2009. Utilization of net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before full utilization.


5. OTHER



    During the period from August 1995 through October 1995 approximately $2,000,000 of convertible debentures and approximately $467,000 of accrued royalties were converted into common stock of the Company.

              REPORT OF ERNST & YOUNG AUDIT, INDEPENDENT AUDITORS

The Board of Directors

USL Finance S.A.

    We have audited the accompanying consolidated balance sheet of USL Finance S.A. as of May 5, 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from November 1, 1995 through May 5, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


    We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of USL Finance S.A. as of May 5, 1996, and the consolidated results of its operations, and its cash flows for the period from November 1, 1995 to May 5, 1996, in conformity with United States generally accepted accounting principles.


                                          ERNST & YOUNG Audit

Paris, France

December 24, 1996

                                USL FINANCE S.A.

                           CONSOLIDATED BALANCE SHEET

                                  MAY 5, 1996

                         (IN THOUSANDS OF U.S. DOLLARS)

                                     ASSETS

Current assets:
  Cash and cash equivalents........................................................  $   2,259
  Accounts receivable..............................................................      2,875
  Prepaid expenses and other current assets........................................        284
                                                                                     ---------
      Total current assets.........................................................      5,418
                                                                                     ---------
  Leasehold improvements and equipment, net........................................        642
                                                                                     ---------
  Distribution rights, net of amortization.........................................        294
                                                                                     ---------
      Total assets.................................................................  $   6,354
                                                                                     ---------
                                                                                     ---------

                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable.................................................................  $     405
  Accrued expenses.................................................................        350
  Payable to BEA Systems Inc. .....................................................      3,091
  Value-added tax payable..........................................................        277
  Deferred revenues................................................................        411
                                                                                     ---------
      Total current liabilities....................................................      4,534

Net deferred tax liabilities.......................................................          5
Deferred revenues..................................................................        750
Long-term debt.....................................................................        541
Minority interests.................................................................         76

Commitments........................................................................

Shareholders' equity:
  Common stock, FF 100 par value; 13,220 shares issued and
    outstanding....................................................................        270
  Capital in excess of par value...................................................        131
  Cumulative translation adjustment................................................        (24)
  Retained Earnings................................................................         71
                                                                                     ---------
    Total shareholders' equity.....................................................        448
                                                                                     ---------
      Total liabilities and shareholders' equity...................................  $   6,354
                                                                                     ---------
                                                                                     ---------

                            See accompanying notes.

                                USL FINANCE S.A.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      NOVEMBER 1, 1995 THROUGH MAY 5, 1996

                         (IN THOUSANDS OF U.S. DOLLARS)

Revenues:
  License..................................................................     $   2,024
  Service..................................................................           868
                                                                                  -------
Total revenues.............................................................         2,892

Cost of revenues:
  License..................................................................         1,044
  Service..................................................................           873
                                                                                  -------
Total cost of revenues.....................................................         1,917
                                                                                  -------
Gross profit...............................................................           975

Operating expenses:
  Marketing and selling....................................................           667
  General and administrative...............................................            88
  Amoritzation of distribution rights......................................            76
                                                                                  -------
    Total operating expenses...............................................           831
                                                                                  -------
Income from operations.....................................................           144

Interest income............................................................            64
Interest expense...........................................................           (20)
Minority interest..........................................................           (32)
                                                                                  -------

Income before income taxes.................................................           156
Income taxes...............................................................           (85)
                                                                                  -------
Net income.................................................................     $      71
                                                                                  -------
                                                                                  -------

                            See accompanying notes.

                                USL FINANCE S.A.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                         (IN THOUSANDS OF U.S. DOLLARS)

                                       COMMON STOCK                             CUMULATIVE                        TOTAL
                                  ----------------------   CAPITAL IN EXCESS    TRANSLATION     RETAINED      SHAREHOLDERS'
                                   SHARES      AMOUNT        OF PAR VALUE       ADJUSTMENT      EARNINGS         EQUITY
                                  ---------  -----------  -------------------  -------------  -------------  ---------------
Balance October 31, 1995........     13,220   $     270        $     131         $     (21)     $  --           $     380
  Translation adjustment........     --          --               --                    (3)        --                  (3)
  Net income....................     --          --               --                --                 71              71
                                  ---------       -----            -----               ---            ---           -----
Balance May 5, 1996.............     13,220   $     270        $     131         $     (24)     $      71       $     448
                                  ---------       -----            -----               ---            ---           -----
                                  ---------       -----            -----               ---            ---           -----

                                USL FINANCE S.A.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE PERIOD FROM NOVEMBER 1, 1995 TO MAY 5, 1996

                         (IN THOUSANDS OF U.S. DOLLARS)

OPERATING ACTIVITIES
Net income................................................................      $      71
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of leasehold improvements and
      equipment...........................................................             48
    Amortization of distribution rights...................................             76
    Interests in equity investments.......................................             20
    Deferred income taxes.................................................             18
    Increase (decrease) in cash from:
    Accounts receivable...................................................            475
    Prepaid expenses and other current assets.............................           (174)
    Accounts payable and accrued expenses.................................            522
    Deferred revenues.....................................................          1,199
    Value-added tax payable...............................................            128
                                                                                  -------
      Net cash provided by operating activities...........................          2,383

INVESTING ACTIVITIES
Purchase of leasehold improvements and equipment..........................           (479)
Proceeds from sale of equipment...........................................              6
Business acquisition, net of cash acquired................................           (541)
                                                                                  -------
Net cash used in investing activities.....................................         (1,014)
FINANCING ACTIVITIES
Increase in long-term debt................................................            559
                                                                                  -------
Net cash provided by financing activities.................................            559
Effect of changes in foreign exchange rates on cash.......................            (81)
                                                                                  -------
Net increase in cash and cash equivalents.................................          1,847
Cash and cash equivalents at beginning of period..........................            412
                                                                                  -------
Cash and cash equivalents at end of period................................      $   2,259
                                                                                  -------
                                                                                  -------

                                USL FINANCE S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                PERIOD FROM NOVEMBER 1, 1995 THROUGH MAY 5, 1996

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

    USL Finance S.A. (the "Company") was incorporated in Paris, France in August 1995 and had no operating activity until it acquired from Novell, Inc., with effect from November 3, 1995, a 90% equity ownership in USL France S.A. (USL). The main activities of USL are the marketing and support of UNIX software products as well as offering related consulting and training services. USL's primary software product is TUXEDO, a product developed by Novell, Inc. USL's products are distributed through its direct sales force as well as through an external marketing firm.

    With effect from February 23, 1996, Novell, Inc. granted to BEA Systems, Inc. (BEA) certain rights and licenses relating to TUXEDO software and USL entered into a new royalty agreement with BEA. Novell, Inc. transferred to BEA its debt due by USL and related to the royalty agreement in effect between Novell, Inc. and USL before February 23, 1996. On May 5, 1996, BEA purchased 100% of the shares of USL. The accompanying financial statements have been prepared on the Company's historical cost basis, and do not reflect any adjustments resulting from the acquisition.

  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    The Company and its subsidiary prepare their financial statements in accordance with accounting principles generally accepted in France.

    The consolidated financial statements have been restated in order to comply with accounting principles generally accepted in the United States and stated in U.S. dollars. The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates.

    The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated.

  REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 91-1 on software revenue recognition. License fees under software license agreements with end users and distributors are recognized upon shipment if no significant vendor obligations remain and collection of the resulting receivables is deemed probable. Service revenues are derived from consulting and training services and fees earned under annual or multi-year maintenance agreements for providing updates (on an "if and when available" basis) for existing software products, user documentation, and technical support. Maintenance revenue is recognized ratably over the term of such agreements. If such services are included in the initial licensing fee, the value of the services is unbundled and recognized ratably over the related service period. Revenue from consulting and training services is recognized as the services are performed.

  CONCENTRATION OF CREDIT RISK

    The Company sells its products to customers in a variety of industries in Southern Europe, Africa, and Israel. The Company performs ongoing credit evaluations of its customers and maintains

                                USL FINANCE S.A.

                PERIOD FROM NOVEMBER 1, 1995 THROUGH MAY 5, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) allowances for potential credit losses. To date, such losses have been within management's expectations.

    Three customers accounted for 12%, 11%, and 10% of revenues, respectively.

  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash on deposit or temporary cash investments with original maturities of 90 days or less. The Company considers all highly liquid investments with insignificant interest rate risk and purchased with an original maturity of three months or less to be cash equivalents.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    At May 5, 1996, the carrying values of cash and cash equivalents approximated their market value based on the short-term maturities of these instruments. The fair value of long-term debt is estimated using current interest rates available to the Company for debt instruments with similar terms, degree of risk, and maturities. The carrying value of the loans approximate their respective fair value.

  FOREIGN CURRENCY TRANSLATIONS

    The functional currency of the Company is the French Franc ("FF"). Foreign currency transactions outstanding at the balance sheet date are translated into French Francs at year-end rates of exchange. Aggregate realized and unrealized gains or losses from foreign currency transactions are included in results of operations and amounted to a gain of $10,739. The effect of translating to U.S. Dollars is recorded as a cumulative translation adjustment.

  DISTRIBUTION RIGHTS

    Distribution rights relate to the right to distribute products in certain territories. Amortization is computed using the straight-line method over 30 months.

  LEASEHOLD IMPROVEMENTS AND EQUIPMENT

    Leasehold improvements and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Purchase software                      3 years
Computer equipment                     5 years
Furniture and other equipment          10 years
Leasehold improvements                 10 years, or lease term if less

  INCOME TAXES

    In accordance with Statement of Financial Accounting Standards No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are

                                USL FINANCE S.A.

                PERIOD FROM NOVEMBER 1, 1995 THROUGH MAY 5, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) expected to reverse. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

2.  BUSINESS ACQUISITION AND DEBT


    On November 3, 1995, the Company completed a transaction with Novell, Inc. in which the Company purchased from Novell, Inc. a 90% interest in USL for a consideration of FF4,500,000 (approximately $870,000), of which FF3,000,000 was paid in cash with the balance payable in installments with interest at 5% as follows:


    - FF500,000 due on October 31, 1998 (approximately $97,000)

    - FF500,000 due on October 31, 1999 (approximately $97,000)

    - FF500,000 due on October 31, 2000 (approximately $97,000)

    The acquisition was accounted for using the purchase method of accounting in accordance with APB Opinion No. 16, "Business Combinations" ("APB16"). Under APB16, purchase price allocations were made to the assets acquired and the liabilities assumed based on their respective fair value, as follows:

Purchase price...................................................  $ 870,406
Estimated fair value of net tangibles assets acquired............    502,321
                                                                   ---------
Excess of purchase price over net tangible assets acquired.......  $ 368,085

    The excess of purchase price over net tangible assets acquired was allocated to distribution rights.

    On January 1, 1995, the Company issued FF1,300,000 (approximately $250,000) in bonds which are payable in full on November 20, 2000. Interest is payable annually at a rate of 5% beginning October 31, 1996.

3.  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents at May 5, 1996 include (in thousands):

Cash held at bank...............................................   $       7
Temporary cash investments......................................       2,252
                                                                  -----------
                                                                   $   2,259
                                                                  -----------
                                                                  -----------

                                USL FINANCE S.A.

                PERIOD FROM NOVEMBER 1, 1995 THROUGH MAY 5, 1996

4.  LEASEHOLD IMPROVEMENT AND EQUIPMENT

    Leasehold improvement and equipment at May 5, 1996 include (in thousands):

Purchased software..............................................    $      94
Computer equipment..............................................          276
Furniture and other equipment...................................          126
Leasehold improvements..........................................          280
                                                                        -----
                                                                          776
Accumulated depreciation and amortization.......................         (134)
                                                                        -----
                                                                    $     642
                                                                        -----
                                                                        -----

    Depreciation and amortization expense for the period from November 1, 1995 through May 5, 1996 was $47,904.


5.  PAYABLE TO BEA SYSTEMS, INC (BEA)



    The liability to BEA at May 5, 1996 of approximately $3,091,000 consists of royalties due under the royalty agreement in effect between the parties and royalties originally due to Novell, Inc which were acquired by BEA in February 1996. All amounts payable to BEA are due currently.



6.  SHAREHOLDERS' EQUITY


    At May 5, 1996, the issued and outstanding share capital of the Company consisted of 13,220 shares with a nominal value of $19.

    Dividends may be distributed from the statutory retained earnings, subject to the requirements of French law and the Company's by-laws. The Company has not distributed any dividends since its inception and had no distributable retained earnings at May 5, 1996.


7.  INCOME TAXES


    The provision for income taxes consists of the following (in thousands):

Current...............................................................  $      67
Deferred..............................................................         18
                                                                              ---
Provision for income taxes............................................  $      85
                                                                              ---
                                                                              ---

    A reconciliation of income taxes computed at the French statutory rate (36.67%) to the income tax benefit is as follows (in thousands):

Income taxes computed at the French statutory rate....................  $      57
Amortization of distribution rights not deductible for tax............         28
                                                                              ---
    Total.............................................................  $      85
                                                                              ---
                                                                              ---

    Deferred taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

                                USL FINANCE S.A.

                PERIOD FROM NOVEMBER 1, 1995 THROUGH MAY 5, 1996


7.  INCOME TAXES (CONTINUED)

Significant components of the Company's deferred taxes consist of the following at May 5, 1996 (in thousands):

Deferred tax assets:
  Net operating loss carryforwards......................................    $       8
  Deferred start-up costs...............................................           11
  Other.................................................................            1
                                                                                  ---
                                                                                   20
Deferred tax liabilities:
  Maintenance recognized as a purchase accounting adjustment............           25
                                                                                  ---
Net deferred tax liability..............................................    $      (5)
                                                                                  ---
                                                                                  ---


8.  EMPLOYEE RETIREMENT PLANS


    The Company contributes to government pensions for personnel in France in accordance with French law based on the salaries of the individuals. There exists no actuarial liability in connection with these plans. French law also requires payment of a lump sum retirement indemnity to employees based upon years of service and compensation at retirement. Benefits do not vest prior to retirement. The Company's obligation at May 5, 1996 was immaterial.


9.  OPERATING LEASE COMMITMENTS


    The Company leases its facilities and certain equipment under operating leases that expire through 2002. Future minimum lease payments under operating leases due for the periods from May 5, 1996 through January 31, 1997 and for fiscal years ending January 31 are as follows (in thousands):


May 5, 1996 through January 31, 1997....................................    $     156
12 month periods ending January 31, 1998................................          208
1999....................................................................          208
2000....................................................................          122
2001 and thereafter.....................................................            1
                                                                                -----
                                                                            $     695
                                                                                -----
                                                                                -----



    Rental expense for the period from November 1, 1995 through May 5, 1996 was approximately $108,000.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Goldman, Sachs & Co., Alex. Brown & Sons Incorporated, Robertson, Stephens & Company LLC, and SoundView Financial Group, Inc. are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:



                                                                                                 NUMBER OF SHARES
                                         UNDERWRITER                                             OF COMMON STOCK
----------------------------------------------------------------------------------------------  ------------------
Goldman, Sachs & Co. .........................................................................
Alex. Brown & Sons Incorporated...............................................................
Robertson, Stephens & Company LLC.............................................................
SoundView Financial Group, Inc................................................................

                                                                                                ------------------
      Total...................................................................................         5,000,000
                                                                                                ------------------
                                                                                                ------------------



    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.



    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $         per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $         per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.



    The Company has granted to the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 750,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 5,000,000 shares of Common Stock offered hereby.



    The Company has agreed, with certain limited exceptions, that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, not to offer, sell, contract to sell, or otherwise dispose of any securities of the Company that are substantially similar to the shares of Common Stock including but not limited to any securities that are convertible into, or exchangeable for, or that represent the right to receive Common Stock or any such substantially similar securities without the prior written consent of the designated representative of the Underwriters, except for the shares of Common Stock offered in connection with the offering and except that the Company may issue securities pursuant to employee stock plans and currently outstanding options.



    During and after the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include overallotment and stabilizing transactions, "passive" market making (see below) and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, and these activities, if commenced, may be discontinued at any time.



    The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.



    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.



    In connection with this offering, the Underwriters have reserved approximately 535,714 shares of Common Stock for sale at the initial public offering price to persons associated with the Company, including $2,000,000 worth of Common Stock (or approximately 285,714 shares based on an estimated initial public offering price of $7.00 per share) that has been reserved for sale to Digital in connection with the acquisition by the Company of exclusive rights to certain software products from Digital.



    The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the Underwriters on the same basis as the other shares offered hereby.



    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

BEA--DESCRIPTION OF GRAPHICS



    Set forth on the inside back cover are three concentric circles. The inner circle contains the words "BEA TUXEDO." The middle circle is divided into four equal quadrants. The upper right hand quadrant contains the caption "Objects - BEA OBJECTBROKER"; the lower right hand quadrant contains the caption "BEA JOLT Internet"; the upper left hand quadrant contains the caption "Legacy - BEA TP BLUE BEA CONNECT"; the lower left hand quadrant contains the caption "BEA MESSAGEQ - Messaging". The outer circle contains three captions: in the upper left hand corner is set forth the caption "Development - BEA BUILDER", in the upper right hand corner is set forth the caption "Management - BEA MANAGER", at the bottom is set forth the caption "CONSULTING - TRAINING - SUPPORT Services". Above the graphics is set forth the caption "THE BEA ENTERPRISE TRANSACTION FRAMEWORK". Underneath the graphics is set forth the following text:



    "The BEA Enterprise Transaction Framework is an integrated middleware software platform, based upon BEA TUXEDO, for developing, deploying, and managing distributed mission-critical applications.



    BEA TUXEDO provides distributed transaction processing and application messaging capabilities, as well as the full complement of services necessary to build and run these applications.



    BEA Jolt extends the capabilities of BEA TUXEDO to the Internet and intranets without the need for additional application programming.



    BEA TP Blue provides mainframe-to-UNIX and mainframe-to-NT applications portability, compatibility, and connectivity for CICS-based transaction processing.



    BEA Connect allows applications to access remote applications services on mainframes or other hosts.



    BEA Builder enables programmers to use common development environments to develop BEA TUXEDO-based applications.



    BEA Manager extends the native BEA TUXEDO management capabilities by allowing it to integrate with third-party management frameworks.



    BEA ObjectBroker is an environment for managing and communicating among object-oriented application components. The Company has entered into an agreement, subject to closing thereof, to acquire exclusive rights to ObjectBroker from Digital Equipment Corporation.



    BEA MessageQ provides interoperability among heterogeneous applications. The Company has entered into an agreement, subject to closing thereof, to acquire exclusive rights to BEA MessageQ from Digital Equipment Corporation.



    BEA's services provide customers with training, consulting, and technical support for their mission-critical applications."

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             -----
Prospectus Summary......................           3
Risk Factors............................           6
Use of Proceeds.........................          17
Dividend Policy.........................          17
Capitalization..........................          18
Dilution................................          19
Selected Consolidated Financial Data....          20
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.............          21
Business................................          33
Management..............................          54
Principal Stockholders..................          61
Certain Transactions....................          63
Description of Capital Stock............          65
Shares Eligible for Future Sale.........          68
Legal Matters...........................          68
Experts.................................          69
Additional Information..................          69
Index to Consolidated Financial
  Statements............................         F-1
Underwriting............................         U-1



    THROUGH AND INCLUDING       , 1997 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                5,000,000 SHARES


                               BEA SYSTEMS, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

                              --------------------

                                     [LOGO]

                              --------------------

                              GOLDMAN, SACHS & CO.

                        ALEX. BROWN & SONS INCORPORATED

                         ROBERTSON, STEPHENS & COMPANY

                        SOUNDVIEW FINANCIAL GROUP, INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Bylaws (Exhibit 3.3 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

    The Registrant's Amended and Restated Certificate of Incorporation (Exhibit
3.2 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its Stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    Prior to the effective date of the Registration Statement, the Registrant will have entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.


    The Underwriting Agreement filed as Exhibit 1.1 to this Registration statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:


                                                                                    AMOUNT*
                                                                                 -------------
Securities and Exchange Commission Filing Fee..................................  $      13,069
NASD Filing Fee................................................................          4,813
Nasdaq National Market Listing Fee.............................................         30,000
Accounting Fees and Expenses...................................................      1,300,000
Blue Sky Fees and Expenses.....................................................         25,000
Legal Fees and Expenses........................................................        300,000
Transfer Agent and Registrar Fees and Expenses.................................         15,000
Printing Expenses..............................................................        375,000
Miscellaneous Expenses.........................................................         37,118
                                                                                 -------------
    Total......................................................................  $   2,100,000
                                                                                 -------------
                                                                                 -------------


--------------

* All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


    Since the Registrant's inception in January 1995 through February 28, 1997, the Registrant has issued and sold the following unregistered securities:



    1. During the period, the Registrant granted stock options to employees, directors and consultants under its stock incentive plan covering an aggregate of 7,975,575 shares of the Registrant's Common Stock, at exercise prices ranging from $0.0100 to $6.00, with a weighted average exercise price of $1.04 per share.



    2. During the period, the Registrant issued and sold an aggregate of 618,492 shares of its Common Stock to 22 employees for cash and promissory notes in the aggregate amount of $128,820.30 upon exercise of stock options granted pursuant to the Registrant's stock incentive plan, at exercise prices ranging from $0.01 to $0.285, with a weighted average exercise price of $0.241 per share.



    3. During the period, the Registrant issued and sold an aggregate of 10,365,608 shares of its Common Stock to Warburg, Pincus Ventures, L.P. and certain employees, directors and consultants for an aggregate purchase price of $2,094,039.98. Of such shares of Common Stock, on February 1, 1995 and September 28, 1995, 2,506,828 shares of Common Stock were sold to William T. Coleman III for $378,466 payable $281,000 in cash and $97,446 by an installment note; 1,671,586 shares of Common Stock were sold to Edward W. Scott, Jr. for $252,402 payable $4,000 in cash and $248,402 by an installment note; and 1,671,586 shares of Common Stock were sold to Alfred S. Chuang for $252,402 payable $54,000 in cash and $198,402 by an installment note.



    4. During the period, the Registrant issued and sold an aggregate of 17,066,000 shares of its Series A Preferred Stock (convertible into 34,132,000 shares of Common Stock) to Warburg, Pincus Ventures, L.P. and certain directors for an aggregate purchase price of $29,182,200.



    5. During the period, the Registrant issued and sold an aggregate of 19,847,800 shares of its Series B Preferred Stock (convertible into 3,192,864 and 3,209,236 shares of Common Stock at January 31, 1997 and February 28, 1997, respectively, at an assumed initial public offering price of $7.00) to Warburg, Pincus Ventures, L.P. for an aggregate purchase price of $16,347,800.



    The sale and issuance of securities in the transactions described in paragraphs 1, 2, 3, 4 and 5 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701 or were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof.


    Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No Underwriters were employed in any of the above transactions.

ITEM 27. EXHIBITS

    The exhibits are as set forth in the Exhibit Index.

ITEM 28. UNDERTAKINGS


    The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

    (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

    (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No.1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on March 20, 1997.


                                BEA SYSTEMS, INC.

                                By:         /s/ WILLIAM T. COLEMAN III*
                                     -----------------------------------------
                                               William T. Coleman III
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                      DIRECTOR


    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                        TITLE                    DATE
------------------------------  ----------------------------  -----------------

                                President, Chief Executive
 /s/ WILLIAM T. COLEMAN III*      Officer, Chairman of the
------------------------------    Board and Director           March 20, 1997
    William T. Coleman III        (Principal Executive
                                  Officer)

                                Executive Vice President,
      /s/ STEVE L. BROWN          Chief Financial Officer
------------------------------    and Secretary (Principal     March 20, 1997
        Steve L. Brown            Financial and Accounting
                                  Officer)

  /s/ EDWARD W. SCOTT, JR.*
------------------------------  Director                       March 20, 1997
     Edward W. Scott, Jr.

   /s/ STEWART K.P. GROSS*
------------------------------  Director                       March 20, 1997
      Stewart K.P. Gross

   /s/ WILLIAM H. JANEWAY*
------------------------------  Director                       March 20, 1997
      William H. Janeway

      /s/ CARY J. DAVIS*
------------------------------  Director                       March 20, 1997
        Cary J. Davis

          SIGNATURE                        TITLE                    DATE
------------------------------  ----------------------------  -----------------

       /s/ CAROL BARTZ*
------------------------------  Director                       March 20, 1997
         Carol Bartz

       /s/ DEAN MORTON*
------------------------------  Director                       March 20, 1997
         Dean Morton

   * By: /s/ STEVE L. BROWN
------------------------------
        Steve L. Brown
       ATTORNEY-IN-FACT

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated March 10, 1997, except for Note 14, as to which the date is March 19, 1997, in Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-20791) and related Prospectus of BEA Systems, Inc. for the registration of 5,750,000 shares of its common stock.



                                                           /s/ ERNST & YOUNG LLP



San Jose, California
March 19, 1997

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 10, 1997, with respect to the financial statements of Information Management Company included in Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-20791) and related Prospectus of BEA Systems, Inc. for the registration of 5,750,000 shares of its common stock.



                                                           /s/ ERNST & YOUNG LLP



Metro Park, New Jersey
March 19, 1997

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 1997, with respect to the statements of operations and cash flows of Independence Technologies, Inc. included in Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-20791) and related Prospectus of BEA Systems, Inc. for the registration of 5,750,000 shares of its common stock.



                                                           /s/ ERNST & YOUNG LLP



San Jose, California
March 19, 1997

              CONSENT OF ERNST & YOUNG AUDIT, INDEPENDENT AUDITORS



    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 24, 1996 with respect to the financial statements of USL Finance S.A. included in Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-20791) and related Prospectus of BEA Systems, Inc. for the registration of 5,750,000 shares of its common stock.



                                                         /s/ ERNST & YOUNG Audit



Paris, France
March 19, 1997

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                     DOCUMENT
-----------  --------------------------------------------------------------------------------------------------------
      1.1    Form of Underwriting Agreement..........................................................................
   3.1 DEG.  Restated Certificate of Incorporation of the Registrant, as currently in effect.........................
      3.2    Form of Registrant's Restated Certificate of Incorporation to be adopted prior to completion of the offering..............................................................................................
   3.3 DEG.  Registrant's Bylaws, as currently in effect along with Certificate of Amendment of Bylaws, dated
               November 1995.........................................................................................
      3.4    Form of Registrant's Amended and Restated Bylaws, to be adopted upon completion of the offering.........
      3.5    Form of Registrant's Amended and Restated Certificate of Incorporation to be adopted upon completion of the offering..........................................................................................
      4.1    Reference is made to Exhibits 3.1 and 3.2, 3.3 and 3.4..................................................
      5.1    Opinion of Morrison & Foerster LLP as to the legality of the Common Stock...............................
  10.1 DEG.  Investor Rights Agreement by and among the Registrant and William T. Coleman III, Alfred S. Chuang,
               Edward W. Scott, Jr. and Warburg, Pincus Ventures, L.P., dated September 28, 1995.....................
  10.2 DEG.  Form of Indemnification Agreement between the Registrant and each of its executive officers and directors.............................................................................................
  10.3 DEG.  Employment Agreement between the Registrant and William T. Coleman III dated as of September 28, 1995...
  10.4 DEG.  Employment Agreement between the Registrant and Edward W. Scott, Jr. dated as of September 28, 1995.....
  10.5 DEG.  Employment Agreement between the Registrant and Alfred S. Chuang dated as of September 28, 1995.........
  10.6 DEG.  Form of Promissory Notes entered into between the Registrant, William T. Coleman III, Edward W. Scott,
               Jr. and Alfred S. Chuang each dated September 28, 1995................................................
  10.7 DEG.  Promissory Note secured by deed of trust entered into between the Registrant and Edward W. Scott, Jr.
               and Cheryl S. Scott, dated December 12, 1995..........................................................
     10.8+   Agreement between the Registrant and Novell, dated January 24, 1996, and Amendments thereto.............
  10.9 DEG.  Lease Agreement between the Registrant and William H. and Leila A. Cilker dated November 15, 1995 and
               First Amendment thereto...............................................................................
     10.10   Stock Purchase Agreement between the Registrant and Warburg, Pincus Ventures, L.P. dated September 28,
               1995, and Amendments thereto..........................................................................
 10.11 DEG.  Registrant's 1995 Flexible Stock Incentive Plan, including forms of agreements thereunder...............
     10.12   Registrant's 1997 Stock Incentive Plan, including forms of agreements thereunder.
     10.13   Registrant's 1997 Employee Stock Purchase Plan, including forms of agreements thereunder................
 10.14 DEG.  Subordinated Bridge Line of Credit between the Registrant and Warburg, Pincus Ventures, L.P., dated
               January 22, 1997......................................................................................
     10.15+  License Agreement between the Registrant and Digital Equipment Corporation, dated January 31, 1997 and
               First Amendment thereto...............................................................................
     10.16   1997 Management Bonus Plan..............................................................................
     11.1    Statement regarding calculation of net income (loss) per share..........................................
  21.1 DEG.  List of Significant Subsidiaries........................................................................
     23.1    Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1....................................
  23.2 DEG.  Consent of Ernst & Young LLP, Independent Auditors. Reference is made to Page II-6......................
  23.3 DEG.  Consent of Ernst & Young LLP, Independent Auditors. Reference is made to Page II-7......................
  23.4 DEG.  Consent of Ernst & Young LLP, Independent Auditors. Reference is made to Page II-8......................
  23.5 DEG.  Consent of Ernst & Young Audit, Indepentent Auditors. Reference is made to Page II-9....................
  24.1 DEG.  Powers of Attorney. Reference is made to pages II-4 and II-5............................................
  27.1 DEG.  Financial Data Schedule.................................................................................


--------------


+   Confidential treatment requested as to portions of this exhibit.



 DEG.   Previously filed.